  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1997
                                                   Registration No. 333--------
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           -----------------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                           ------------------------
                        MERCANTILE BANCORPORATION INC.
            (Exact name of registrant as specified in its charter)

           MISSOURI                         6712                    43-0951744
(State or other jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)   Classification Code Number)    Identification Number)

                                 P.O. Box 524
                       St. Louis, Missouri  63166-0524
                                (314) 425-2525
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                           ------------------------
                            JON W. BILSTROM, ESQ.
                        General Counsel and Secretary
                        Mercantile Bancorporation Inc.
                                 P.O. Box 524
                       St. Louis, Missouri  63166-0524
                                (314) 425-2525
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                           ------------------------
                                   Copy to:

         JOHN Q. ARNOLD             ROBERT M. LaROSE, ESQ.      GARLAND W. BINNS, JR., ESQ.
     Chief Financial Officer           Thompson Coburn         Horne, Hollingsworth & Parker
 Mercantile Bancorporation Inc.     One Mercantile Center       401 West Capitol, Suite 501
          P.O. Box 524            St. Louis, Missouri  63101   Little Rock, Arkansas  72203
 St. Louis, Missouri  63166-0524        (314) 552-6000                (501) 376-4731
         (314) 425-2525

                           -------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
Instruction G, check the following box.   / /
                          --------------------------

                                        CALCULATION OF REGISTRATION FEE
===================================================================================================================================
   Title of each class of             Amount to be           Proposed maximum             Proposed maximum             Amount of
securities to be registered            registered      offering price per unit<F2>  aggregate offering price<F3>   registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value<F1>   2,550,000 shares            $18.41                        $46,955,855                $14,230
===================================================================================================================================

<F1> Includes one attached Preferred Share Purchase Right per share.
<F2> The proposed maximum offering price per unit has been determined by dividing the proposed maximum aggregate offering price by the number of shares being registered.
<F3> Estimated solely for purposes of computing the Registration Fee pursuant to the provisions of Rule 457(f), and based upon the $46,955,855 aggregate book value of 632,743 shares of Common Stock, $1.00 par value, of Horizon Bancorp, Inc. as of October 31, 1997.

                         ---------------------------
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                    [LETTERHEAD OF HORIZON BANCORP, INC.]

                            ----------------, 1997
Dear Fellow Shareholder:

      The Board of Directors cordially invites you to attend a Special Meeting of Shareholders of Horizon Bancorp, Inc. ("Horizon") to be held at ----- a.m. Central Time, on -----------------, -------------------, 1998, at the offices of Horizon, 526 Main Street, Suite 204, Arkadelphia, Arkansas (the "Special Meeting"). At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated July 31, 1997 (the "Merger Agreement"), and each of the transactions contemplated thereby, pursuant to which Horizon will be merged (the "Merger") with and into Ameribanc, Inc., a Missouri corporation and wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"). Upon consummation of the Merger, each share of Horizon common stock will be converted into the right to receive 4.0301 shares of MBI common stock, all as more fully described in the accompanying Proxy Statement/Prospectus.

      I have enclosed the following items relating to the Special Meeting and the Merger:

      1.    Proxy Statement/Prospectus;

      2.    Proxy card; and

      3.    A pre-addressed return envelope to Horizon for the proxy card.

The Proxy Statement/Prospectus and related proxy materials set forth, or incorporate by reference, financial data and other important information relating to Horizon and MBI and describe the terms and conditions of the Merger. The Board of Directors requests that you carefully review these materials before completing the enclosed proxy card or attending the Special Meeting.

      THE BOARD OF DIRECTORS OF HORIZON CAREFULLY CONSIDERED AND APPROVED THE TERMS OF THE MERGER AGREEMENT AS BEING IN THE BEST INTEREST OF HORIZON AND ITS SHAREHOLDERS. THE HORIZON BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
                                                                  ---
PROPOSAL TO APPROVE THE MERGER AGREEMENT.

      APPROVAL OF THE MERGER AGREEMENT BY THE HORIZON SHAREHOLDERS IS A CONDITION TO THE CONSUMMATION OF THE MERGER. Accordingly, it is important that your shares be represented at the Special Meeting, whether or not you plan to attend the Special Meeting in person. Please complete, date and sign the enclosed proxy card and return it to Horizon in the enclosed pre-addressed envelope, which requires no postage if mailed within the United States. If you later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. You may revoke your proxy by delivering to the Secretary of Horizon a written notice of revocation or another proxy relating to the same shares bearing a later date than the proxy being revoked or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute a revocation of an earlier dated proxy.

      If you need assistance in completing your proxy card or if you have any questions about the Proxy Statement/Prospectus, please feel free to contact me at (870) 246-8070.

                                          Sincerely,

                                          Ross M. Whipple
                                          Chairman and Chief Executive Officer

                         HORIZON BANCORP, INC.
                      526 MAIN STREET, SUITE 204
                      ARKADELPHIA, ARKANSAS 71923

               NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                              TO BE HELD
                     ----------------------, 1998

TO THE SHAREHOLDERS OF HORIZON BANCORP, INC.:

      Notice is hereby given that a special meeting (the "Special Meeting") of shareholders of HORIZON BANCORP, INC., an Arkansas corporation ("Horizon"), will be held at the offices of Horizon, 526 Main Street, Suite 204, Arkadelphia, Arkansas on ---------------, 1998, at ----- a.m. Central Time, for the following purposes:

      (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated July 31, 1997 (the "Merger Agreement"), by and among Mercantile Bancorporation Inc. ("MBI"), Ameribanc, Inc., a wholly owned subsidiary of MBI ("Merger Sub"), and Horizon, pursuant to which Horizon will be merged (the "Merger") with and into Merger Sub, in a transaction that will result in the business and operations of Horizon being continued through Merger Sub, and whereby, upon consummation of the Merger, each outstanding share of Horizon common stock will be converted into the right to receive 4.0301 shares of MBI common stock, as set forth in detail in the attached Proxy Statement/Prospectus.

      (2) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

      The record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof has been fixed as of the close of business on -----------------, 1997. On the record date, Horizon had 632,743 shares of common stock issued, outstanding and entitled to vote. Such shares were held by approximately [131] holders. Each share will be entitled one vote on each matter submitted to a vote at the Special Meeting.

      THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF HORIZON COMMON STOCK IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

      WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. FAILURE TO RETURN THE ENCLOSED PROXY CARD OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

      PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. If the Merger Agreement is approved, you will be sent instructions regarding the mechanics of exchanging your existing Horizon Common Stock certificates for new certificates representing shares of MBI.

                                    BY ORDER OF THE BOARD OF DIRECTORS


Arkadelphia, Arkansas
--------------, 1997                Secretary

                  MERCANTILE BANCORPORATION INC.
                            PROSPECTUS
                         ----------------

                       HORIZON BANCORP, INC.
                          PROXY STATEMENT
                  SPECIAL MEETING OF SHAREHOLDERS
                TO BE HELD ON --------------, 1998

      This Prospectus of Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), relates to up to 2,550,000 shares of common stock, $0.01 par value (the "Common Stock"), and attached Preferred Share Purchase Rights (the "Rights"), of MBI (the Common Stock and Rights are collectively referred to herein as "MBI Common Stock"), to be issued to the shareholders of Horizon Bancorp, Inc., an Arkansas corporation ("Horizon"), upon consummation of the proposed merger (the "Merger") of Horizon with and into Ameribanc, Inc., a Missouri corporation and wholly owned subsidiary of MBI ("Merger Sub"). Upon receipt of the requisite shareholder and regulatory approvals, and the satisfaction or waiver of certain conditions precedent, the Merger will be consummated pursuant to the terms of the Agreement and Plan of Merger, dated July 31, 1997 (the "Merger Agreement"), by and among MBI, Merger Sub and Horizon. This Prospectus also serves as the Proxy Statement of Horizon for use in connection with the Special Meeting of Shareholders of Horizon (the "Special Meeting"), which will be held on ----------------, 1998, at the time and place and for the purposes stated in the Notice of Special Meeting of Shareholders accompanying this Proxy Statement/Prospectus.

      Pursuant to the Merger Agreement, MBI will issue up to an aggregate of 2,550,000 shares of MBI Common Stock. Upon consummation of the Merger, the business and operations of Horizon will be continued through Merger Sub and each share (other than shares as to which a shareholder has perfected dissenters' rights) of common stock, $1.00 par value, of Horizon ("Horizon Common Stock") will be converted into the right to receive 4.0301 shares of MBI Common Stock. The fair market value of MBI Common Stock to be received pursuant to the Merger may fluctuate and at the consummation of the Merger may be more or less than the current fair market value of such shares. See "TERMS OF THE PROPOSED MERGER - General Description of the Merger." No fractional shares of MBI Common Stock will be issued in the Merger, but cash will be paid in lieu of such fractional shares. See "TERMS OF THE PROPOSED MERGER - Fractional Shares."

      The Merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). The Merger generally is intended to achieve certain federal income tax tax-deferral benefits for Horizon shareholders with respect to shares of MBI Common Stock received in the Merger. See "SUMMARY INFORMATION - Federal Income Tax Consequences in General" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

      MBI Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "MTL." On November 21, 1997 the closing sale price for MBI Common Stock as reported on the NYSE Composite Tape was $49.625.

      This Proxy Statement/Prospectus, the Notice of Special Meeting and the form of proxy were first mailed to the shareholders of Horizon on or about -------------------, 1997.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SHARES OF MBI COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK
SUBSIDIARY OF MBI AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS
ASSOCIATION INSURANCE FUND OR ANY OTHER FEDERAL OR STATE
GOVERNMENTAL AGENCY.

      All information contained in this Proxy Statement/Prospectus with respect to MBI has been supplied by MBI and all information with respect to Horizon has been supplied by Horizon.

  The date of this Proxy Statement/Prospectus is -------------------, 1997.

                          AVAILABLE INFORMATION
                          ---------------------

      MBI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files with the Commission reports, proxy statements and other information. Such reports, proxy statements and other information filed with the Commission by MBI can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Suite 1300, Seven World Trade Center, New York, New York 10048 and Room 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains an Internet site on the World Wide Web containing reports, proxy and information statements and other information filed electronically by MBI with the Commission. The address of the World Wide Web site maintained by the Commission is http://www.sec.gov. MBI Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning MBI also are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which has been filed by MBI with the Commission. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Proxy Statement/Prospectus provide a summary of the contents of certain contracts or other documents referenced herein but are not necessarily complete and in each instance reference is made to the copy of each such contract or other document filed as an exhibit to the Registration Statement. For such further information, reference is made to the Registration Statement.


          INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
          -------------------------------------------------

      THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO MBI, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE, WITHOUT CHARGE TO ANY PERSON, INCLUDING BENEFICIAL OWNERS OF HORIZON COMMON STOCK TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO JON W. BILSTROM, GENERAL COUNSEL AND SECRETARY, MERCANTILE BANCORPORATION INC., P.O. BOX 524, ST. LOUIS, MISSOURI 63166-0524, TELEPHONE (314) 425-2525. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST SHOULD BE MADE BY ------------, 1997.

      The following documents filed with the Commission by MBI under the Exchange Act are incorporated herein by reference:

      (a) MBI's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A.

      (b) MBI's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

      (c) MBI's Current Reports on Form 8-K dated April 25, 1997 (as amended by Form 8-K/A dated May 22, 1997), May 13, 1997, July 1, 1997 and two dated September 25, 1997.

      (d) The description of MBI's Common Stock set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

      (e) The description of MBI's Preferred Share Purchase Rights set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

      Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

      All documents filed by MBI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and until the date of the Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to MBI contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a subsequent statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

      Any statements contained in this Proxy Statement/Prospectus involving matters of opinion, whether or not expressly so stated, are intended as such and not as representations of fact.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MBI OR HORIZON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF MBI COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT HERETO SHALL IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MBI OR HORIZON OR ANY OF THEIR SUBSIDIARIES OR IN THE INFORMATION SET FORTH HEREIN SUBSEQUENT TO THE DATE HEREOF.

                             TABLE OF CONTENTS
                             -----------------
                                                                                 Page
                                                                                 ----
AVAILABLE INFORMATION                                                              3

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                                  3

SUMMARY INFORMATION                                                                8
      Business of MBI                                                              8
      Business of Merger Sub                                                       9
      Business of Horizon                                                          9
      The Proposed Merger                                                          9
      Voting Agreements                                                           10
      Interests of Certain Persons in the Merger                                  11
      Special Meeting of Horizon Shareholders                                     11
      Reasons for the Merger                                                      12
      Opinion of Financial Advisor to Horizon                                     12
      Fractional Shares                                                           12
      Waiver and Amendment                                                        13
      Federal Income Tax Consequences in General                                  13
      Regulatory Approval                                                         13
      Accounting Treatment                                                        14
      Dissenters' Rights                                                          14
      Markets and Market Prices                                                   14
      Comparative Unaudited Per Share Data                                        15
      Summary Financial Data                                                      16

INFORMATION REGARDING SPECIAL MEETING                                             20
      General                                                                     20
      Date, Time and Place                                                        20
      Record Date; Vote Required                                                  20
      Voting and Revocation of Proxies                                            20
      Solicitation of Proxies                                                     21

TERMS OF THE PROPOSED MERGER                                                      22
      General Description of the Merger                                           22
      Other Agreements                                                            23
      Interests of Certain Persons in the Merger                                  23
      Background of and Reasons for the Merger; Board Recommendations             25
      Opinion of Financial Advisor to Horizon                                     27
      Conditions of the Merger                                                    30
      Representations and Warranties                                              32
      Termination, Waiver and Amendment of the Merger Agreement                   33
      Indemnification                                                             34
      Closing Date                                                                34
      Surrender of Horizon Stock Certificates and Receipt of MBI Common Stock     34
      Fractional Shares                                                           35
      Regulatory Approval                                                         35
      Business Pending the Merger                                                 36
      Accounting Treatment                                                        38

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER                             39


                                    - 5 -

RIGHTS OF DISSENTING SHAREHOLDERS OF HORIZON                                      41

PRO FORMA FINANCIAL INFORMATION                                                   42
      Comparative Unaudited Per Share Data                                        42
      Pro Forma Combined Consolidated Financial Statements (Unaudited)            43

INFORMATION REGARDING HORIZON                                                     53
      Business                                                                    53
      Distribution of Average Assets, Liabilities and Shareholders'
        Equity and Interest Rates                                                 53
      Rate/Volume Analysis                                                        56
      Investment Portfolio                                                        56
      Loan Portfolio                                                              58
      Other Interest-bearing Assets                                               60
      Summary of Loan Loss Experience                                             61
      Return on Equity and Assets                                                 63
      Management's Discussion and Analysis for the Three Year Period
        Ended December 31, 1996                                                   63
      Management's Discussion and Analysis for the Nine Months Ended
        September 30, 1997 and 1996                                               70
      Security Ownership of Certain Beneficial Owners and Management              72

INFORMATION REGARDING MBI STOCK                                                   74
      Description of MBI Common Stock and Attached Preferred Share Purchase
        Rights                                                                    74
      Restrictions on Resale of MBI Stock by Affiliates                           76
      Comparison of the Rights of Shareholders of MBI and Horizon                 76

SUPERVISION AND REGULATION                                                        80
      General                                                                     80
      Certain Transactions with Affiliates                                        80
      Payment of Dividends                                                        80
      Capital Adequacy                                                            80
      FDIC Insurance Assessments                                                  81
      Proposals to Overhaul the Savings Association Industry                      82
      Support of Subsidiary Banks                                                 82
      FIRREA and FDICIA                                                           82
      Depositor Preference Statute                                                83
      The Interstate Banking and Community Development Legislation                84

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS                                         84

LEGAL MATTERS                                                                     84

EXPERTS                                                                           84

OTHER MATTERS                                                                     85

SHAREHOLDER PROPOSALS                                                             85

CONSOLIDATED FINANCIAL STATEMENTS                                                 86


                                    - 6 -

ANNEXES

Annex A --  Opinion of Stephens Inc.                                              A-1

Annex B --  Dissenters' Rights Provisions of the Arkansas Business
              Corporation Act of 1987, as amended                                 B-1

                            SUMMARY INFORMATION
                            -------------------

      The following is a summary of the important terms of the proposed Merger and related information discussed elsewhere in this Proxy Statement/Prospectus but does not purport to be complete and is qualified in its entirety by reference to the more detailed information that appears elsewhere in this Proxy Statement/Prospectus and the documents incorporated by reference herein. Shareholders of Horizon are urged to read this Proxy Statement/Prospectus in its entirety. All MBI per share data reflect three-for-two stock splits distributed in the form of dividends on each of April 11, 1994 and October 1, 1997.

BUSINESS OF MBI

      MBI, a Missouri corporation, was organized in 1970 and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"). At September 30, 1997, MBI owned, directly or indirectly, all of the capital stock of Mercantile Bank National Association ("Mercantile Bank"), twenty-three other commercial banks and one federally chartered thrift, all of which operate from five hundred eighty-three banking offices and five hundred thirty-five Fingertip Banking automated teller machines, including fifty-five off-premises machines, located throughout Missouri, Illinois, eastern Kansas, northern and central Arkansas and Iowa. MBI's services concentrate in three major lines of business: consumer; corporate; and trust and investment advisory services. MBI also operates non-banking subsidiaries that provide related financial services, including investment management, brokerage services and asset-based lending. As of September 30, 1997, MBI had 130,289,361 shares of its Common Stock outstanding. As of September 30, 1997, MBI reported, on a consolidated basis, total assets of $30.0 billion, total deposits of $22.1 billion, total loans of $19.1 billion and shareholders' equity of $2.4 billion.

      On March 5, 1997, MBI completed the acquisition of Regional Bancshares, Inc., an Illinois corporation and a bank holding company ("Regional"). The acquisition was accounted for under the purchase method of accounting. As of March 5, 1997, Regional reported, on a consolidated basis, total assets of $172.0 million, total deposits of $136.0 million and shareholders' equity of $25.0 million.

      On April 25, 1997, MBI completed the acquisition of Mark Twain Bancshares, Inc., a Missouri corporation and bank holding company ("Mark Twain"). This acquisition was accounted for under the pooling-of-interests method of accounting. As of April 25, 1997, Mark Twain reported, on a consolidated basis, total assets of $3.2 billion, total deposits of $2.5 billion and shareholders' equity of $320.4 million.

      On July 1, 1997, MBI completed the acquisition of Roosevelt Financial Group, Inc., a Delaware corporation and savings and loan holding company ("Roosevelt"). The acquisition was accounted for under the purchase method of accounting. As of July 1, 1997, Roosevelt reported, on a consolidated basis, total assets of $7.3 billion, total deposits of $5.3 billion and stockholders' equity of $409.6 million.

      On October 29, 1997, MBI announced the execution of an agreement to acquire Homecorp, Inc., a Delaware corporation and savings and loan holding company ("Homecorp"), headquartered in Rockford, Illinois. As of September 30, 1997, Homecorp reported, on a consolidated basis, total assets of $326.9 million, total deposits of $299.1 million and stockholders' equity of $22.3 million.

      In connection with the acquisition of Mark Twain, MBI restated its consolidated financial statements as of and for the years ended December 31, 1996, 1995 and 1994 and as of and for the three months ended March 31, 1997 and 1996. MBI filed supplemental financial statements as of and for the years ended December 31, 1996, 1995 and 1994 and as of and for the three months ended March 31, 1997 and 1996 in a Current Report on Form 8-K dated May 13, 1997, which has been incorporated by reference into this Proxy Statement/Prospectus.

      MBI's principal executive offices are located at One Mercantile Center, St. Louis, Missouri 63101 and its telephone number is (314) 425-2525.

      Additional information concerning MBI is included in the documents incorporated by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

BUSINESS OF MERGER SUB

      Merger Sub, a Missouri corporation, is a wholly owned subsidiary of MBI that was organized in 1991. Merger Sub is a registered bank holding company under the BHCA. At September 30, 1997, Merger Sub owned all of the capital stock of twenty-four banks and one federally-chartered thrift, all of which together operate from five hundred eighty-three locations in Missouri, Illinois, eastern Kansas, northern and central Arkansas, and Iowa. Merger Sub, which will continue to be a subsidiary of MBI following the Merger, will be the surviving corporation upon consummation of the Merger.

BUSINESS OF HORIZON

      Horizon, an Arkansas corporation, was formed in 1982 and is a registered bank holding company under the BHCA. Horizon currently owns all of the issued and outstanding shares of capital stock of Horizon Bank, an Arkansas state-chartered bank that currently operates from its main office in Malvern, Arkansas and sixteen additional branch offices. As of September 30, 1997, 632,743 shares of Horizon Common Stock were issued and outstanding. As of September 30, 1997, Horizon reported, on a consolidated basis, total assets of $550.7 million, total deposits of $470.4 million, total loans, net of unearned discount, of $328.7 million and shareholders' equity of $46.7 million. See "INFORMATION REGARDING HORIZON."

      Horizon's principal executive offices are located at 526 Main Street, Suite 204, Arkadelphia, Arkansas and its telephone number is (870) 246-8070.

THE PROPOSED MERGER

      Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement, Horizon will be merged with and into Merger Sub. Upon consummation of the Merger, Horizon's corporate existence will terminate and Merger Sub will continue as the surviving entity. Simultaneously with the effectiveness of the Merger, each share of Horizon Common Stock will be converted into the right to receive 4.0301 shares of MBI Common Stock. Such consideration is subject to certain anti-dilution protections but is not adjustable based upon the operating results, financial condition or other factors affecting either MBI or Horizon prior to the consummation of the Merger. The fair market value of MBI Common Stock to be received pursuant to the Merger may fluctuate and at the consummation of the Merger may be more or less than the current fair market value of such shares.

      Harris Trust and Savings Bank, the transfer agent for MBI Common Stock, has been selected as the Exchange Agent (the "Exchange Agent") for purposes of effecting the conversion of Horizon Common Stock into MBI Common Stock upon consummation of the Merger. As soon as practicable after consummation of the Merger, a letter of transmittal (including instructions setting forth the procedures for exchanging certificates representing shares of Horizon Common Stock for the MBI Common Stock payable to each holder thereof pursuant to the Merger Agreement) will be sent to each record holder as of the Effective Time (as hereinafter defined). Upon surrender to the Exchange Agent of his or her certificate(s) representing shares of Horizon Common Stock, together with a duly completed and executed letter of transmittal, each such holder will receive certificates representing that whole number of shares of MBI Common Stock to which such holder is entitled under the Merger Agreement. See "TERMS OF THE PROPOSED MERGER - Surrender of Horizon Stock Certificates and Receipt of MBI Common Stock."

      The Merger Agreement provides that the consummation of the Merger is subject to certain terms and conditions, including the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Horizon Common Stock, the receipt of the requisite regulatory approvals, an opinion of KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment and an opinion of counsel for MBI regarding certain federal income tax aspects of the transaction. For a discussion of each of the conditions to the Merger, see "TERMS OF THE PROPOSED MERGER - Conditions of the Merger." The Merger will be consummated and become effective (the "Effective Time") upon the later of (i) the issuance of a certificate of merger by the Office of the Secretary of State of the State of Missouri and (ii) the filing of Articles of Merger with the Office of the Secretary of State of the State of Arkansas.

      Unless the parties otherwise agree, the date of the closing of the Merger (the "Closing Date") shall occur on such date as MBI shall notify Horizon in writing but (i) not earlier than the satisfaction of all conditions set forth in the Merger Agreement and (ii) not later than the first business day of the first full calendar month commencing at least five days after all conditions to closing as set forth in the Merger Agreement are satisfied. The Merger Agreement may be terminated at any time prior to the Closing Date by the mutual consent of the parties or, unilaterally, by either party upon the occurrence of certain events or if the Merger is not consummated by July 31, 1998. See "TERMS OF THE PROPOSED MERGER - Conditions of the Merger" and "- Termination of the Merger Agreement."

VOTING AGREEMENTS

      Concurrent with the execution of the Merger Agreement, MBI and each of the directors of Horizon executed separate Voting Agreements (the "Voting Agreements") pursuant to which each such director agreed that he or she will vote all of the shares of Horizon Common Stock then owned, controlled or subsequently acquired in favor of the approval of the Merger Agreement at the Special Meeting. In addition, until the earliest to occur of the Closing Date or the termination of the Merger Agreement, each director further agreed he or she will not vote any such shares in favor of the approval of any other competing acquisition proposal involving Horizon and a third party. Each director also agreed that he or she will not transfer shares of Horizon Common Stock unless, prior to such transfer, the transferee executes an agreement in substantially the same form as the Voting Agreement and satisfactory to MBI. As of the Record Date (as defined below), the directors of Horizon who signed Voting Agreements owned beneficially, directly and indirectly, an aggregate of 337,791 shares of Horizon Common Stock, or approximately 53.4% of the issued and outstanding shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      EMPLOYMENT AGREEMENTS. Each of Ross M. Whipple, Chairman and Chief Executive Officer of Horizon, and Steve L. DeMott, President of Horizon, has entered into an employment agreement with MBI pursuant to which they will continue to be employed by MBI or its affiliates following the consummation of the Merger. Pursuant to Mr. Whipple's employment agreement, in addition to certain other terms and conditions, Mr. Whipple will be engaged as the Chairman of MBI's Arkadelphia Community Banking unit and as a member of the Board of Directors of Mercantile Bank of Arkansas National Association for a period of three years commencing at the Effective Time. Pursuant to Mr. DeMott's employment agreement, in addition to certain other terms and conditions, commencing at the Effective Time, MBI will engage Mr. DeMott as an executive officer of Horizon or any successor thereto and as a member of the Board of Directors of the appropriate MBI community bank. See "TERMS OF THE PROPOSED MERGER - Interests of Certain Persons in the Merger - Employment Agreements."

      EMPLOYEE RETENTION BONUSES. In addition to the employment agreements with Mr. Whipple and Mr. DeMott, MBI has entered into an agreement with Horizon pursuant to which certain full-time employees of Horizon will be entitled to receive two bonus payments, each in an amount ranging from $10,000 to $25,000, in the event such employees remain full-time employees of Horizon, MBI, Merger Sub or any successor thereto as of each of the six-month anniversary and the one-year anniversary of the Effective Time. In addition, each such employee will be entitled to receive his or her total bonus amount (to the extent not previously paid) in a lump-sum payment if, on or prior to the one-year anniversary of the Effective Time, the employment of such employee is terminated for certain reasons or such employee dies or becomes permanently disabled. See "TERMS OF THE PROPOSED MERGER - Interests of Certain Persons in the Merger - Employee Retention Bonuses."

      INDEMNIFICATION. MBI also has agreed that the Merger will not diminish any indemnification obligations of Horizon or its subsidiaries in favor of the employees, agents, directors or officers or Horizon or its subsidiaries existing as of the Effective Time. In addition, to the extent that Horizon's existing directors' and officers' liability insurance policy provides coverage for the acts or omissions of the director and officers of Horizon and its subsidiaries, Horizon has agreed to give to such insurance carrier and to MBI notice of any potential claims thereunder. On and after the Effective Time, MBI's directors' and officers' liability insurance policy will provide coverage for the prior acts of the directors and officers of Horizon and its subsidiaries. See "TERMS OF THE PROPOSED MERGER - Interests of Certain Persons in the Merger - Indemnification."

SPECIAL MEETING OF HORIZON SHAREHOLDERS

      The Special Meeting will be held on -------------, 1998, at ------- a.m. Central Time, at the offices of Horizon, 526 Main Street, Suite 204, Arkadelphia, Arkansas. Approval by the Horizon shareholders of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Horizon Common Stock. Only holders of record of Horizon Common Stock at the close of business on --------------, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. At such date, there were 632,743 shares of Horizon Common Stock outstanding. Each share of Horizon Common Stock is entitled to one vote on each matter submitted to a vote at the Special Meeting.

      As of the Record Date, directors and executive officers of Horizon and their affiliates owned beneficially, or controlled the voting of, an aggregate of 339,137 shares of Horizon Common

Stock, or approximately 53.6% of the shares entitled to vote at the Special Meeting. All of Horizon's directors and executive officers have indicated their intention to vote their shares for the approval of the Merger Agreement. Additionally, each of the directors of Horizon, pursuant to the terms of his or her respective Voting Agreement, has committed to vote his or her shares of Horizon Common Stock for the approval of the Merger Agreement. As of the Record Date, such persons who had executed Voting Agreements or otherwise indicated they would vote for approval of the Merger Agreement owned beneficially, directly and indirectly, an aggregate of 337,791 shares of Horizon Common Stock, or approximately 53.4% of the issued and outstanding shares.

      THE BOARD OF DIRECTORS OF HORIZON CAREFULLY CONSIDERED AND APPROVED THE TERMS OF THE MERGER AS BEING IN THE BEST INTEREST OF HORIZON AND ITS SHAREHOLDERS. THE HORIZON BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE
                                  ---
MERGER AGREEMENT.

REASONS FOR THE MERGER

      HORIZON. The Board of Directors of Horizon believes that the Merger is in the best interests of Horizon and its shareholders. In reaching the decision to recommend the approval of the Merger Agreement to the shareholders, the Board of Directors, without assigning any relative or specific weights, considered a number of factors. For a discussion of such factors, see "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations."

      MBI. MBI's Board of Directors believes that the Merger will enable MBI to (i) increase its presence in central Arkansas through the acquisition of an established banking organization and (ii) enhance MBI's ability to compete in the increasingly competitive banking and financial services industry. See "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations."

OPINION OF FINANCIAL ADVISOR TO HORIZON

      On July 31, 1997, Stephens Inc. ("Stephens"), Horizon's financial advisor, rendered to the Board of Directors of Horizon a written opinion, to the effect that, as of the date of such opinion, the consideration to be received by the disinterested holders of Horizon Common Stock in the Merger was fair to them from a financial point of view. Attached to this Proxy Statement/Prospectus as Annex A is a copy of the opinion of Stephens, dated
                        -------
July 31, 1997, setting forth the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by Stephens in connection with rendering its opinion. Holders of Horizon Common Stock are urged to read Stephens' opinion in its entirety.
See "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations" and "- Opinion of Financial Advisor to Horizon."

FRACTIONAL SHARES

      No fractional shares of MBI Common Stock will be issued to the shareholders of Horizon in connection with the Merger. Each holder of Horizon Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of MBI Common Stock on the NYSE Composite Tape as reported in The Wall Street Journal on the Closing Date. Cash received by Horizon shareholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

WAIVER AND AMENDMENT

      Any provision of the Merger Agreement, including, without limitation, the conditions to the consummation of the Merger and the restrictions described under the caption "TERMS OF THE PROPOSED MERGER - Business Pending the Merger," may be (i) waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof or (ii) amended at any time by written agreement of the parties approved by or on behalf of their respective Boards of Directors, whether before or after the approval of the Merger Agreement by the shareholders of Horizon; provided, however, that after approval of the Merger Agreement by the shareholders of Horizon at the Special Meeting no such modification may (i) alter or change the amount or kind of the consideration to be received by the Horizon shareholders pursuant to the Merger Agreement or (ii) adversely affect the tax treatment to the Horizon shareholders as a result of receiving shares of MBI Common Stock in the Merger.

FEDERAL INCOME TAX CONSEQUENCES IN GENERAL

      Thompson Coburn, MBI's legal counsel, has delivered its opinion to the effect that, assuming the Merger occurs in accordance with the Merger Agreement and conditioned on the accuracy of certain representations made by MBI, Horizon and certain shareholders of Horizon, the Merger will constitute a "reorganization" for federal income tax purposes and that, accordingly, assuming the Horizon Common Stock is a capital asset in the hands of the holder at the Effective Time, no gain or loss will be recognized by Horizon shareholders who exchange their shares of Horizon Common Stock solely for shares of MBI Common Stock in the Merger. However, cash received in lieu of fractional shares may give rise to taxable income. EACH HORIZON
SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO
DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH
SHAREHOLDER, INCLUDING THE APPLICABILITY OF VARIOUS STATE, LOCAL
AND FOREIGN TAX LAWS.  See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF
THE MERGER."

REGULATORY APPROVAL

      The Merger is subject to prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Arkansas State Bank Department (the "Arkansas Commissioner") and any other bank regulatory authority that may be necessary or appropriate (the Federal Reserve Board, the Arkansas Commissioner and any other bank regulatory authority that may be necessary or appropriate are collectively referred to herein as the "Regulatory Authorities" and, individually, as a "Regulatory Authority"). On December 1, 1997 and December 15, 1997, MBI will file the required applications regarding the Merger with the Federal Reserve Board and the Arkansas Commissioner, respectively. In reviewing the applications and the proposed Merger, the Federal Reserve Board will consider various factors, including possible anti-competitive effects of the Merger, and examine the financial and managerial resources and future prospects of the combined organization and the Arkansas Commissioner will review the record of MBI's subsidiary financial institutions in meeting the credit needs of the local communities they serve. There can be no assurance that the requisite regulatory approvals will be granted or as to the timing of such approvals. See "TERMS OF THE PROPOSED MERGER - Regulatory Approval" and "SUPERVISION AND REGULATION."

ACCOUNTING TREATMENT

      It is intended that the Merger will be accounted for under the pooling-of-interests method of accounting. See "TERMS OF THE PROPOSED MERGER
- Accounting Treatment."

DISSENTERS' RIGHTS

      Under Arkansas law, a holder of Horizon Common Stock may dissent from the Merger and receive payment of the "fair value" of his or her shares by following certain procedures set forth in Sections 4-27-1302 through 4-27-1328 of the Arkansas Business Corporation Act of 1987, as amended (the "Arkansas Act"), the text of which is attached hereto as Annex B. Failure to
                                                         -------
follow such procedures may result in a loss of dissenters' rights. Any Horizon shareholder returning a blank executed proxy card will be deemed to have approved the Merger Agreement, thereby waiving any such dissenters' rights. See "RIGHTS OF DISSENTING SHAREHOLDERS OF HORIZON."

MARKETS AND MARKET PRICES

      MBI Common Stock is traded on the NYSE under the symbol "MTL." The closing per share sale price reported for MBI Common Stock on July 30, 1997, the last trading date preceding the public announcement of the Merger, was $47.1875. There is no established public trading market for Horizon Common Stock. The last sale price for Horizon Common Stock known to management of Horizon was $75.00 per share on July 11, 1997. Because of this lack of established trading market, Management of Horizon does not have knowledge of the prices paid in all transactions involving its shares and has not necessarily verified the prices indicated on this table with both parties to the relevant transaction. Thus, the sale prices listed below may not reflect the prices that would have been paid in an active market. As of the Record Date, Horizon had [131] shareholders of record.

      The following table sets forth for the periods indicated the high and low prices per share of MBI Common Stock as reported on the NYSE and of Horizon Common Stock as known to management of Horizon along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions. All stock prices and dividend amounts shown reflect a ten-for-one stock split effected by Horizon on May 22, 1996.

                                                 MBI<F1>                                HORIZON
                                ------------------------------------      -------------------------------------
                                      SALES PRICE             CASH             SALES PRICE               CASH
                                ----------------------      DIVIDEND      ----------------------       DIVIDEND
                                  HIGH           LOW        DECLARED       HIGH            LOW         DECLARED
                                  ----           ---        --------       ----            ---         --------
1995
First Quarter                   $24.813        $20.813        $.22        $52.10         $47.80       $      --
Second Quarter                   29.938         24.000         .22         52.10          52.00              --
Third Quarter                    31.313         27.750         .22         52.10          52.00              --
Fourth Quarter                   31.000         27.688         .22         52.10          52.10             .45

1996
First Quarter                   $31.000        $27.688        $.273       $ <F2>         $ <F2>             .10
Second Quarter                   31.938         29.000         .273        52.10          52.10             .10
Third Quarter                    35.250         28.938         .273         <F2>           <F2>             .10
Fourth Quarter                   36.000         32.688         .273         75.00          75.00            .71

1997
First Quarter                   $39.688        $33.313        $.287       $ 75.00        $ 75.00      $     .25
Second Quarter                   41.688         35.000         .287         75.00          60.00            .25
Third Quarter<F3>                53.500         40.500         .287         75.00          75.00            .33
Fourth Quarter
(through November 21, 1997)      53.500         45.500         .287         <F2>           <F2>              --

------------------------
<F1>  For a recent sale price of MBI Common Stock, see the cover of this Proxy
      Statement/Prospectus.
<F2>  No trades are known to have occurred during this period for Horizon.
<F3>  The last transaction in Horizon Common Stock for which a price is known to the management of Horizon occurred July 11, 1997 and involved 50 shares of Horizon Common Stock.

COMPARATIVE UNAUDITED PER SHARE DATA

      The following table sets forth for the periods indicated selected historical per share data of MBI and Horizon and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger and the acquisition of Roosevelt. The data presented is based upon the supplemental consolidated financial statements and related notes of MBI and the consolidated financial statements and related notes of Horizon and Roosevelt included in this Proxy Statement/Prospectus or in documents incorporated herein by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See "PRO FORMA FINANCIAL INFORMATION--Notes to Pro Forma Combined Consolidated Financial Statements." This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger and the completed acquisition of Roosevelt had been consummated prior to the periods indicated.

                                                                     MBI/                              MBI/          HORIZON/
                                                                   HORIZON           HORIZON       ALL ENTITIES    ALL ENTITIES
                                            MBI     HORIZON       PRO FORMA         PRO FORMA       PRO FORMA       PRO FORMA
                                         REPORTED   REPORTED     COMBINED<F1>     EQUIVALENT<F2>   COMBINED<F3>   EQUIVALENT<F2>
                                         --------   --------     ------------     --------------   ------------   --------------
Book Value per Share:
  September 30, 1997                      $18.07     $76.09         $18.04          $ 72.70          $18.04         $ 72.70
  December 31, 1996                        16.74      65.45          16.34            65.85           16.92           68.19

Cash Dividends Declared per Share:
  Nine months ended September 30, 1997    $  .861    $  .83         $  .861         $  3.47          $  .861        $  3.47
  Year ended December 31, 1996              1.090      1.01           1.090            4.39            1.090           4.39
  Year ended December 31, 1995               .880       .45            .880            3.55             .880           3.55
  Year ended December 31, 1994               .750       .03            .750            3.02             .750           3.02

Earnings per Share:
  Nine months ended September 30, 1997    $  .92     $ 8.28         $  .94          $  3.79          $  .57         $  2.30
  Year ended December 31, 1996              2.11       9.04           2.11             8.50            1.47            5.92
  Year ended December 31, 1995              2.41       5.89           2.39             9.63            2.39            9.63
  Year ended December 31, 1994              2.06       7.73           2.06             8.30            2.06            8.30

Market Price per Share:
  At July 30, 1997<F4>                    $47.1875   $75.00         $47.1875        $190.17          $47.1875       $190.17
  At November 21, 1997<F4>                 49.6250   $75.00          49.6250         195.46           49.6250        195.46

------------------------
<F1>  Includes the effect of pro forma adjustments for Horizon and Roosevelt, as appropriate. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements."

<F2>  Based on the pro forma combined per share amounts multiplied by 4.0301, the conversion ratio applicable to one share of Horizon Common Stock in the Merger. Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to pro forma financial statements. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro
      Forma Combined Consolidated Financial Statements."

<F3>  Includes the effect of pro forma adjustments for Horizon and Roosevelt, as appropriate. Due to the immateriality of the financial condition and results of operations of Regional and Homecorp to that of MBI, does not include the effect of pro forma adjustments for Regional or Homecorp. See "PRO FORMA FINANCIAL INFORMATION--Notes to Pro Forma Combined Consolidated Financial Statements."

<F4>  The market value of MBI Common Stock disclosed as of July 30, 1997, the last trading day preceding the public announcement of the Merger, and as of November 21, 1997, the latest available date prior to the filing of the Registration Statement, is based on the last sale price as reported on the NYSE Composite Tape. There are no publicly available quotations of Horizon Common Stock. The last sale price for Horizon Common Stock known to management of Horizon was $75.00 per share on July 11, 1997.

SUMMARY FINANCIAL DATA

      The following table sets forth for the periods indicated certain summary historical consolidated financial information for MBI and Horizon. The balance sheet data and income statement data of MBI included in the summary financial data as of and for the five years ended December 31, 1996 are taken from MBI's audited supplemental consolidated financial statements. The balance sheet data and income statement data of Horizon included in the summary financial data as of and for the five years ended December 31, 1996 are taken from Horizon's audited consolidated financial statements. The balance sheet data and income statement data included in the summary financial data as of and for the nine months ended September 30, 1997 and 1996 are taken from the unaudited consolidated financial statements of MBI and the unaudited consolidated financial statements of Horizon as of and for the nine months ended September 30, 1997 and 1996. These data include all adjustments which are, in the opinion of the respective managements of MBI and Horizon, necessary to present a fair statement of these periods and are of a normal recurring nature. Results for the nine months ended September
30, 1997 are not necessarily indicative of results for the entire year. The following information should be read in conjunction with the supplemental consolidated financial statements of MBI and the consolidated financial statements of Horizon, and the related notes thereto, included herein or in documents incorporated herein by reference, and in conjunction with the unaudited pro forma combined consolidated financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

                                                MERCANTILE BANCORPORATION INC.
                                                  SUMMARY FINANCIAL DATA
                              ALL ENTITIES
                               PRO FORMA
                                COMBINED
                              CONSOLIDATED
                              AS OF OR FOR
                                THE NINE       AS OF OR FOR THE
                              MONTHS ENDED     NINE MONTHS ENDED                           AS OF OR FOR THE
                              SEPTEMBER 30,      SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                              ------------ -----------------------   --------------------------------------------------------------
                                  1997        1997         1996         1996         1995         1994         1993         1992
                              ------------ ----------   ----------   ----------   ----------   ----------   ----------   ----------
PER COMMON SHARE DATA
   Net income<F1>             $      .65   $      .92   $     1.41   $     2.11   $     2.41   $     2.06   $     1.81   $     1.55
   Dividends declared               .861         .861         .819         1.09          .88          .75          .66          .62
   Book value at period end        18.04        18.07        16.05        16.74        16.29        14.48        13.41        12.11
   Average shares outstanding
      (Thousands)                130,609      119,079      116,249      115,938      115,755      112,324      110,167      103,495

EARNINGS (THOUSANDS)
   Interest income            $1,654,271   $1,352,187   $1,156,323   $1,552,863   $1,516,156   $1,311,928   $1,269,680   $1,316,560
   Interest expense              882,728      672,529      541,610      724,910      715,466      521,542      508,469      628,837
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
   Net interest income           771,543      679,658      614,713      827,953      800,690      790,386      761,211      687,723
   Provision for possible
      loan losses                 77,901       73,616       57,915       73,015       41,533       48,791       70,584       88,238
   Other income                  269,765      279,263      242,065      337,480      311,649      272,368      290,380      264,534
   Other expense                 802,569      702,404      541,961      718,668      640,519      645,011      666,067      616,159
   Income taxes                   76,260       73,071       92,614      128,535      149,898      135,896      114,768       83,773
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
     Net income before extra-
        ordinary items        $   84,578   $  109,830   $  164,288   $  245,215   $  280,389   $  233,056   $  200,172   $  164,087
                              ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========

ENDING BALANCE SHEET
   (MILLIONS)
   Total assets               $   30,524   $   29,980   $   21,264   $   22,030   $   20,883   $   19,397   $   18,878   $   18,398
   Earning assets                 27,435       26,915       19,574       20,061       18,997       17,904       17,390       16,846
   Investment securities           7,507        7,320        5,027        4,746        4,964        4,895        5,234        5,148
   Loans and leases, net of
      unearned income             19,450       19,121       14,272       14,953       13,703       12,764       11,637       11,183
   Deposits                       22,583       22,112       16,976       17,336       16,172       15,137       15,435       15,295
   Long-term debt                  1,196        1,169          305          305          344          351          340          365
   Shareholders' equity            2,394        2,355        1,824        1,946        1,915        1,643        1,510        1,322
   Reserve for possible loan
      losses                         262          257          234          230          232          245          233          224

SELECTED RATIOS
   Return on average assets          .37%         .59%        1.05%        1.16%        1.39%        1.22%        1.08%         .93%
   Return on average equity         4.70         7.12        11.58        12.95        15.64        14.57        14.06        13.32
   Net interest rate
      margin<F2>                    3.79         4.08         4.33         4.34         4.38         4.61         4.58         4.36
   Equity to assets                 7.84         7.85         8.58         8.83         9.17         8.47         8.00         7.19
   Reserve for possible loan
      losses
     Outstanding loans              1.35         1.35         1.64         1.54         1.69         1.92         2.00         2.00
     Non-performing loans         219.48       221.85       356.05       318.99       241.79       552.34       289.13       155.54
   Dividend payout ratio              --        93.59        58.09        51.74        36.46        36.13        36.53        39.91

------------------------
<F1>  Based on weighted average common shares outstanding.
<F2>  Taxable-equivalent basis.  Includes tax-equivalent adjustments of $11,612,000, $12,263,000, $16,353,000,
      $17,758,000, $17,962,000, $18,598,000 and $17,891,000 for September 30, 1997 and 1996 and December 31, 1996, 1995,
      1994, 1993 and 1992, respectively.  The tax-equivalent adjustment used for the pro forma nine month period ending
      September 30, 1997 was $12,782,000.  These adjustments are based upon a federal tax rate of 35% for all periods except 1992, when a federal tax rate of 34% was used.

                                             HORIZON BANCORP, INC.
                                            SUMMARY FINANCIAL DATA
                                          AS OF OR FOR THE
                                          NINE MONTHS ENDED                       AS OF OR FOR THE
                                            SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                         -------------------    -------------------------------------------------------
                                           1997       1996        1996        1995        1994        1993       1992
                                         --------   --------    --------    --------    --------    --------   --------
PER SHARE DATA
   Net income<F1>                        $   8.28   $   7.16    $   9.04    $   5.89    $   7.73    $   6.56   $   6.89
   Cash dividends declared                    .83        .30        1.01         .45         .03         .03        .89

   Book value at period end                 76.09      64.42       65.45       59.39       48.88       47.33      45.14
   Average common shares outstanding      614,370    599,887     600,575     600,930     591,680     606,300    545,268

EARNINGS (THOUSANDS)
   Interest income                       $ 30,186   $ 27,041    $ 36,588    $ 33,216    $ 28,197    $ 23,495   $ 23,044
   Interest expense                        15,313     13,907      18,762      17,343      12,175       9,499     10,363
                                         --------   --------    --------    --------    --------    --------   --------
   Net interest income                     14,873     13,134      17,826      15,873      16,022      13,996     12,681
   Provision for possible loan losses         811        900       1,241         875         695         885      1,690
   Other income                             3,076      3,005       4,052       3,292       3,337       2,275      2,612
   Other expense                           10,425      9,468      13,588      13,743      12,484      10,246      8,367
   Income taxes                             1,625      1,477       1,622       1,004       1,604       1,665      1,480
                                         --------   --------    --------    --------    --------    --------   --------
   Net income                            $  5,088   $  4,294    $  5,427    $  3,542    $  4,576    $  3,975   $  3,756
                                         ========   ========    ========    ========    ========    ========   ========

ENDING BALANCE SHEET (THOUSANDS)
   Total assets                          $550,679   $499,732    $509,356    $424,962    $425,962    $335,484   $309,495
   Earning assets                         519,205    463,084     476,619     437,860     402,791     315,290    291,258
   Investments                            187,301    163,235     166,431     169,731     152,164     119,633    122,069
   Loans and leases, net of  unearned
      income                              328,798    293,948     299,807     264,285     240,602     195,202    168,164
   Deposits                               470,385    428,153     439,535     417,908     372,247     285,752    267,182
   Long-term debt                              10      4,332       2,386       5,394       6,221       2,147      2,008
   Shareholders' equity                    46,746     38,642      39,305      35,690      28,923      28,694     24,611
   Allowance for possible loan losses       4,479      4,320       4,226       4,117       4,246       3,577      3,039

SELECTED RATIOS
   Return on average assets                  1.26%      1.18%       1.10%        .80%       1.11%       1.20%      1.29%
   Return on average equity                 16.88      15.50       14.40       10.45       15.59       18.57      16.79
   Net interest rate margin<F2>              4.20       4.21        4.21        4.17        4.56        4.37       4.59
   Equity to assets                          8.49       7.73        7.72        7.61        6.81        8.55       7.95
   Reserve for possible loan losses to:
   Outstanding loans                         1.36       1.47        1.41        1.56        1.76        1.83       1.81
   Non-performing loans                    131.08     173.98      186.25      307.93      581.64      473.77     716.75

<F1>  Based on weighted average common shares outstanding.
<F2>  Based on interest income on a fully tax-equivalent basis.

                 INFORMATION REGARDING SPECIAL MEETING
                 -------------------------------------

GENERAL

      This Proxy Statement/Prospectus is being furnished to holders of Horizon Common Stock in connection with the solicitation of proxies by the Board of Directors of Horizon for use at the Special Meeting and any adjournments or postponements thereof at which the shareholders of Horizon will consider and vote upon a proposal to approve the Merger Agreement and consider and vote upon any other business that may properly be brought before the Special Meeting or any adjournments or postponements thereof. Each copy of this Proxy Statement/Prospectus is accompanied by the Notice of Special Meeting of Shareholders of Horizon, a proxy card and related instructions and a return envelope to Horizon for the proxy card.

      This Proxy Statement/Prospectus also is furnished by MBI to each holder of Horizon Common Stock as a prospectus in connection with the issuance by MBI of shares of MBI Common Stock upon the consummation of the Merger. This Proxy Statement/Prospectus and the Notice of Special Meeting, proxy card and related materials are being first mailed to shareholders of Horizon on -----------------, 1997.

DATE, TIME AND PLACE

      The Special Meeting will be held at the offices of Horizon, 526 Main Street, Suite 204, Arkadelphia, Arkansas, on ---------------, 1998, at ------ a.m. Central Time.

RECORD DATE; VOTE REQUIRED

      On the Record Date, there were 632,743 shares of Horizon Common Stock outstanding and entitled to vote at the Special Meeting. Each such share is entitled to one vote on each matter properly brought before the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Horizon Common Stock is required to approve the Merger Agreement.

      As of the Record Date, directors and executive officers of Horizon and their affiliates owned beneficially, or controlled the voting of, an aggregate of 339,137 shares of Horizon Common Stock, or approximately 53.6% of the outstanding shares of Horizon Common Stock entitled to vote at the Special Meeting. All directors and executive officers of Horizon have indicated their intention to vote their shares for the approval of the Merger Agreement at the Special Meeting. Additionally, each director of Horizon, pursuant to the terms of his or her respective Voting Agreement, has committed to vote his or her shares of Horizon Common Stock for approval of the Merger Agreement. As of the Record Date, such persons who had executed Voting Agreements or otherwise indicated they would vote for approval of the Merger Agreement owned beneficially, directly or indirectly, an aggregate of 337,791 shares of Horizon Common Stock, or approximately 53.4% of the issued and outstanding shares. See "TERMS OF THE PROPOSED MERGER - Other Agreements."

VOTING AND REVOCATION OF PROXIES

      Shares of Horizon Common Stock that are represented by a properly executed proxy received prior to the vote at the Special Meeting will be voted at such Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in the manner set forth herein in advance of such vote. ANY HORIZON SHAREHOLDER RETURNING AN EXECUTED PROXY CARD THAT DOES NOT PROVIDE INSTRUCTIONS TO VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT WILL BE DEEMED TO HAVE APPROVED THE MERGER AGREEMENT. Failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the practical effect of a vote against the approval of the Merger Agreement.

      Shares subject to abstentions will be treated as shares that are present and voting at the Special Meeting for purposes of determining the base number of shares voting on the proposal. Such votes will, therefore, have the effect of votes against the approval of the Merger Agreement. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares with respect to which the brokers or nominees do not have discretionary power to vote without such instructions) will be considered as present for the purposes of determining the presence of a quorum but will not be considered as voting at the Special Meeting. Broker non-votes will, therefore, have the effect of votes against the approval of the Merger Agreement.

      Any shareholder of Horizon giving a proxy may revoke it at any time prior to the vote at the Special Meeting. Shareholders of Horizon wishing to revoke a proxy prior to the vote may do so by delivering to the Secretary of Horizon at 526 Main Street, Suite 204, Arkadelphia, Arkansas 71923, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares, or by attending the Special Meeting and voting such shares in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

      The Board of Directors of Horizon currently is not aware of any business to be brought before the Special Meeting other than that described herein.
If, however, other matters are properly brought before such Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of Horizon.

SOLICITATION OF PROXIES

      Horizon will bear its own costs of soliciting proxies, except that MBI will pay printing and mailing expenses and registration fees incurred in connection with preparing this Proxy Statement/Prospectus. Proxies will initially be solicited by mail, but directors, officers and selected other employees of Horizon also may solicit proxies in person or by telephone. Directors, executive officers and any other employees of Horizon who solicit proxies will not be specially compensated for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

      HOLDERS OF HORIZON COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                     TERMS OF THE PROPOSED MERGER
                     ----------------------------

      The following is a summary of the material terms and conditions of the Merger Agreement, which document is incorporated by reference herein. This summary is qualified in its entirety by the full text of the Merger Agreement. MBI, upon written or oral request, will furnish a copy of the Merger Agreement, without charge, to any person who receives a copy of this Proxy Statement/Prospectus. Such requests should be directed to Jon W. Bilstrom, General Counsel and Secretary, Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524, telephone (314) 425-2525.

GENERAL DESCRIPTION OF THE MERGER

      Pursuant to the Merger Agreement, subject to satisfaction or waiver of certain conditions precedent, including receipt of all applicable regulatory approvals, Horizon will be merged on the Closing Date with and into Merger Sub. Upon consummation of the Merger, Horizon's corporate existence will terminate and Merger Sub will continue as the surviving entity. Simultaneously with the effectiveness of the Merger, each share of Horizon Common Stock will be converted into the right to receive 4.0301 shares of MBI Common Stock. Such consideration is subject to certain anti-dilution protections but is not adjustable based upon the operating results, financial condition or other factors affecting either MBI or Horizon prior to the consummation of the Merger. The fair market value of MBI Common Stock received pursuant to the Merger may fluctuate and at the consummation of the Merger may be more or less than the current fair market value of such shares.

      The amount and nature of the consideration was established through arm's-length negotiations between MBI and Horizon and their respective advisors, and reflects the balancing of a number of countervailing factors. The total amount of the consideration reflects a price both parties concluded was appropriate. See "-Background of and Reasons for the Merger; Board Recommendations." The fact that the consideration is payable in shares of MBI Common Stock reflects the potential for change in the value of the MBI Common Stock and the desire of the parties to the Merger to have the favorable tax attributes of a "reorganization" for federal income tax purposes. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

      NO ASSURANCE CAN BE GIVEN THAT THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK WILL BE EQUIVALENT TO THE FAIR MARKET VALUE OF MBI COMMON STOCK ON THE DATE SUCH STOCK IS RECEIVED BY A HORIZON SHAREHOLDER OR AT ANY OTHER TIME. THE FAIR MARKET VALUE OF MBI COMMON STOCK RECEIVED BY A HORIZON SHAREHOLDER MAY BE GREATER OR LESS THAN THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK DUE TO NUMEROUS MARKET FACTORS.

      Following the Closing Date, each shareholder of Horizon will be required to submit to the Exchange Agent a properly executed letter of transmittal and surrender to the Exchange Agent the stock certificate(s) formerly representing the shares of Horizon Common Stock in order to receive a new stock certificate(s) evidencing the shares of MBI Common Stock to which such shareholder is entitled. As soon as practicable following the Effective
Time, the Exchange Agent will mail to each Horizon shareholder a notice of consummation of the Merger and a form of letter of transmittal, together with instructions and a return envelope to facilitate the exchange of such holder's certificate(s) formerly representing Horizon Common Stock for certificate(s) evidencing MBI Common Stock. No dividends or other distributions will be paid to a former Horizon shareholder with respect to shares of MBI Common Stock until such shareholder's letter of transmittal and stock certificate(s) formerly representing Horizon Common Stock, or documentation reasonably acceptable to the Exchange Agent in lieu of lost or destroyed certificates, is delivered to the Exchange Agent. See "TERMS OF
THE PROPOSED MERGER - Surrender of Horizon Stock Certificates and Receipt of
MBI Common Stock." No fractional shares of MBI Common Stock will be issued in the Merger, but cash will be paid in lieu of such fractional shares, such cash being calculated by multiplying the holder's fractional share interest by the closing stock price of MBI Common Stock on the NYSE Composite Tape as reported in The Wall Street Journal on the Closing Date of the Merger. See
"- Fractional Shares." The shares of MBI Common Stock to be issued pursuant to the Merger will be freely transferable except by certain shareholders of Horizon who are deemed to be "affiliates" of Horizon. The shares of MBI
Common Stock issued to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the Commission. See "INFORMATION REGARDING MBI STOCK - Restrictions on
Resale of MBI Stock by Affiliates."

OTHER AGREEMENTS

      Concurrent with the execution of the Merger Agreement, MBI and each of the directors of Horizon executed a separate Voting Agreement pursuant to which each such director agreed that he or she will vote all of the shares of Horizon Common Stock that he or she then owned, controlled or subsequently acquires in favor of the approval of the Merger Agreement at the Special Meeting. In addition, until the earliest to occur of the Effective Time, the termination of the Voting Agreements or the abandonment of the Merger, each such director further agreed that he or she will not vote any such shares in favor of the approval of any other competing acquisition proposal involving Horizon and a third party. Each such director also agreed that he or she will not transfer shares of Horizon Common Stock unless, prior to such transfer, the transferee executes an agreement in substantially the same form as the Voting Agreement. As of the Record Date, such directors owned beneficially, directly or indirectly, an aggregate of 337,791 shares of Horizon Common Stock, or approximately 53.4% of the issued and outstanding shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      EMPLOYMENT AGREEMENTS. Each of Ross M. Whipple, Chairman and Chief Executive Officer of Horizon, and Steve L. DeMott, President of Horizon, has entered into an employment agreement with MBI pursuant to which they will continue to be employed by MBI or its affiliates following the consummation of the Merger.

      Pursuant to Mr. Whipple's employment agreement, Mr. Whipple will serve as a member of the Board of Directors of Mercantile Bank of Arkansas National Association (the "Arkansas Bank") and as Chairman of the Advisory Board of the Arkadelphia Community Bank division of the Arkansas Bank for a period of three years commencing at the Effective Time. In consideration of such services, Mr. Whipple will receive for the first year of such services an annual base salary of $100,000, inclusive of all customary directors' fees, and for the second and third years of such services, customary directors' fees. In addition, in the event that Mr. Whipple is employed by the Arkansas Bank upon the one-year anniversary of the Effective Time, MBI will pay to Mr. Whipple a one-time cash payment of $150,000. If, on or before the first anniversary of the Effective Time, (i) Mr. Whipple's engagement with the Arkansas Bank is terminated involuntarily by MBI other than for "cause" (as defined in the employment agreement), (ii) Mr. Whipple voluntarily terminates his engagement with the Arkansas Bank for "good reason" (as defined in the employment agreement) or (iii) Mr. Whipple dies or becomes permanently disabled, Mr. Whipple will be entitled to receive the remaining portion of his first year base salary and any unpaid portion of the $150,000 one-time cash payment that is to be received upon such one-year anniversary. Pursuant to his employment agreement, Mr. Whipple also has agreed not to compete with MBI or its affiliates while engaged by the Arkansas Bank and until the later of (i) the second anniversary of the Effective Time, if Mr. Whipple's employment is terminated prior to the first anniversary of the Effective Time, or (ii) in all other cases, one year following the date Mr. Whipple ceases his engagement with the Arkansas Bank.

      Pursuant to Mr. DeMott's employment agreement, commencing at the Effective Time, Mr. DeMott will serve as an executive officer of Horizon or any successor thereto (the "Continuing Bank") and a member of the advisory Board of Directors of the appropriate MBI community bank. In consideration of such services, Mr. DeMott will receive an annual base salary of $120,000, inclusive of all customary directors' fees, and will be eligible to participate in the Continuing Bank's incentive compensation plan. Mr. DeMott's base salary is guaranteed to remain at least $120,000 for 1998 and 1999, and Mr. DeMott's bonus payments under the incentive compensation plan are guaranteed to be not less than $30,000 for 1998 and $40,000 for 1999. Future base salary and bonus amounts will be subject to an annual performance review. In addition, in the event that Mr. DeMott is employed with the Continuing Bank thirty days following the Effective Time, Mr. DeMott will receive a one-time cash payment of $120,000. If Mr. DeMott is employed with the Continuing Bank upon the one-year anniversary of the Effective Time, MBI will pay to Mr. DeMott an additional one-time cash payment of $75,000. If, on or before July 31, 1999, (i) Mr. DeMott's engagement with the Continuing Bank is terminated involuntarily by the Continuing Bank or MBI other than for "cause" (as defined in the employment agreement), (ii) Mr. DeMott voluntarily terminates his engagement with the Bank for "good reason" (as defined in the employment agreement) or (iii) Mr. DeMott dies or becomes permanently disabled, then Mr. DeMott will be entitled to receive the remaining portion of his base salary and guaranteed bonus payments for 1998 and 1999 and any unpaid portion of the $120,000 and $75,000 one-time cash payments that are to be received thirty days and one year following the Effective Time, respectively.

      During Mr. Whipple's first year of employment with the Arkansas Bank and during Mr. DeMott's employment with the Continuing Bank each of Mr. Whipple and Mr. DeMott will be entitled to receive employee benefits and customary perquisites equivalent to those provided by MBI to similarly situated senior officers.

      EMPLOYEE RETENTION BONUSES. In addition to the employment agreements with Mr. Whipple and Mr. DeMott, MBI has entered into a bonus agreement (the "Bonus Agreement") with Horizon pursuant to which certain full-time employees of Horizon will be entitled to receive: (i) a bonus in an amount ranging from $10,000 to $25,000 if such employee is a full-time employee of Horizon, MBI, Merger Sub or any successor thereto (the "Employer") as of the six-month anniversary of the Effective Time; (ii) an additional bonus in an amount ranging from $10,000 to $25,000 if such employee is a full-time employee of the Employer also as of the one-year anniversary of the Effective Time; and/or (iii) in the event that on or prior to the one-year anniversary of the Effective Time (A) such employee's employment is terminated involuntarily by the Employer other than for "cause" (as defined in the Bonus Agreement), (B) such employee's employment is terminated voluntarily by such employee for "good reason" (as defined in the Bonus Agreement) or (C) such employee dies or becomes permanently disabled, a lump sum payment equal to the sum of the bonuses paid pursuant to (i) and
(ii) for such employee, less any portions of such bonuses already paid.

      INDEMNIFICATION. MBI also has agreed that the Merger will not diminish any indemnification obligations of Horizon or its subsidiaries in favor of the employees, agents, directors or officers or Horizon or its subsidiaries existing as of the Effective Time by operation of law or by virtue of the Articles of Incorporation, by-laws, contracts, resolutions or other agreements or documents of Horizon or its subsidiaries in effect as of the Effective Time. In addition, to the extent that Horizon's existing directors' and officers' liability insurance policy provides coverage for the acts or omissions of the director and officers of Horizon and its subsidiaries, Horizon has agreed to give to such insurance carrier and to MBI notice of any potential claims thereunder. On and after the Effective Time, MBI's directors' and officers' liability insurance policy will provide coverage for the prior acts of the directors and officers of Horizon and its subsidiaries.

BACKGROUND OF AND REASONS FOR THE MERGER; BOARD RECOMMENDATIONS

     BACKGROUND OF THE MERGER. In early April 1997, a representative of
MBI contacted Horizon regarding the acquisition by MBI of all of the outstanding capital stock of Horizon in a transaction that would be a tax-deferred exchange to the shareholders of Horizon. On April 8, 1997, MBI sent Horizon a letter that discussed the advantages of shareholders of Horizon owning shares of MBI as a publicly traded company on the NYSE and the merits of a tax-deferred exchange of stock.

      On May 21, 1997, MBI met with management of Horizon to present an initial merger offer and to obtain additional information concerning Horizon's pricing and earnings. The parties held additional discussions during May and early June regarding Horizon's earnings.

      During May and June of 1997, management of Horizon had discussions with Stephens, as well as with its lawyers and accountants, for the purpose of considering the advantages of a sale or merger transaction.

      MBI toured Horizon's various markets on June 12, 1997. On July 11, 1997, MBI presented Horizon with a revised merger offer and on July 14, 1997, the parties discussed various social issues and agreed to proceed with merger negotiations.

      On July 16, 1997, Horizon executed an engagement letter with Stephens in which Stephens agreed to serve as financial advisor to Horizon in connection with any merger transaction. Stephens also agreed, if requested by Horizon, to give its written opinion as to whether any proposed transaction would be fair, from a financial point of view, to Horizon's disinterested shareholders.

                  Both parties began the process of due diligence review on July 23, 1997 and continued further negotiations.

      Following discussions between the parties, the Board of Directors of Horizon met on July 30, 1997 and approved the Merger Agreement providing for each issued and outstanding share of Horizon Common Stock to be exchanged for
4.0301 shares of MBI Common Stock in a tax-deferred transaction. At this meeting, the Horizon Board received information from Stephens that the terms of the Merger Agreement were fair to the disinterested shareholders of Horizon from a financial point of view.

      On July 31, 1997,  MBI and Horizon signed the Merger Agreement.

     HORIZON'S REASONS AND BOARD RECOMMENDATION. The Board of
Directors of Horizon has determined that the Merger Agreement is in the best interests of Horizon and its shareholders. In evaluating the Merger Agreement, the Board of Directors of Horizon considered a variety of factors, including:

      (1) The fact that the price offered by MBI represents a substantial gain to Horizon shareholders (in the Merger, Horizon shareholders will receive 4.0301 shares of MBI Common Stock for each share of Horizon Stock held immediately prior to the Effective Time);

      (2) The value being offered to Horizon shareholders by MBI in relation to the market value, book value and earnings per share of Horizon Common Stock;

      (3) The fact that MBI Common Stock is traded on the NYSE, which would increase the liquidity of the securities held by Horizon shareholders;

      (4) The trend in the banking industry toward consolidation and increased regulation and the ability of MBI's expertise and training to assist Horizon in keeping abreast of such changes;

      (5) The fact that the interest in most regional bank holding companies has decreased, MBI is aggressive in merging and acquiring community banks and Horizon's desire to take advantage of the characteristics of such philosophy;

      (6) The advice of its financial advisor, Stephens, and the detailed financial analysis and other information from Stephens;

      (7)  The financial terms and the income tax consequences of the Merger;

      (8) The likelihood of the Merger being approved by regulatory authorities without undue conditions or delay; and

      (9) The fairness of the terms of the Merger to the Horizon shareholders.

      In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the Board of Directors of Horizon did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors. The foregoing discussion of the information and factors considered by the Board of Directors of Horizon is not intended to be exhaustive but includes all material factors considered by the Board of Directors.

      The Board of Directors of Horizon believes that the Merger Agreement is in the best interests of Horizon and its shareholders and has recommended the matter to be voted upon by the Horizon shareholders. The Board of Directors of Horizon believes that the Merger would result in a company with expanded opportunities for profitable growth and that the combined resources and capital of Horizon and MBI would provide an enhanced ability to compete in the changing and competitive financial services industry.

     THE BOARD OF DIRECTORS OF HORIZON UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF HORIZON VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.
                ---

     MBI'S REASONS AND BOARD RECOMMENDATIONS. The Executive Committee of the Board of Directors of MBI considered a number of factors, including, among other things, the financial condition of Horizon and projected synergies that are anticipated to result from the Merger. The Executive Committee concluded that the Merger presents an unique opportunity for MBI to increase its presence in central Arkansas through the acquisition of an established banking organization having operations in the targeted area. MBI's decision to pursue discussions with Horizon was primarily a result of MBI's assessment of the value of Horizon's banking franchise, its substantial asset base within that area and the compatibility of the businesses of the two banking organizations.

OPINION OF FINANCIAL ADVISOR TO HORIZON

      Stephens has acted as financial advisor to Horizon in connection with the Merger. As part of its engagement, Stephens agreed, if requested by Horizon, to render an opinion with respect to the fairness to the disinterested shareholders of Horizon from a financial point of view of the consideration proposed to be received by them in the Merger. For purposes of the opinion, the term "disinterested shareholders" was defined to exclude () directors, officers and employees, () any holder of five percent (5%) or more of the outstanding stock, and () Horizon and its affiliates. Stephens is a nationally recognized investment banking firm and, as part of its investment activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Horizon selected Stephens as its financial advisor on the basis of its experience and expertise in merger transactions, and its reputation in the banking and investment communities.

      In connection with its engagement, a written opinion dated July 31, 1997 was delivered by Stephens to Horizon to the effect that, based upon and subject to certain assumptions and matters considered, and limitations set out therein, the consideration to be received by the disinterested shareholders of Horizon in the Merger was fair to them from a financial point of view.

     THE FULL TEXT OF STEPHENS' WRITTEN OPINION TO HORIZON DATED JULY 31, 1997, WHICH SETS FORTH THE ASSUMPTIONS, MATTERS CONSIDERED AND LIMITATIONS OF THE OPINION IS ATTACHED HERETO AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ
-------
CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF STEPHENS' OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE OPINION, WHICH IS ADDRESSED TO THE BOARD OF DIRECTORS OF HORIZON, IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO THE DISINTERESTED SHAREHOLDERS OF HORIZON OF THE CONSIDERATION TO BE RECEIVED BY THEM IN THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

      In connection with its review, Stephens did not assume any obligation independently to verify any of the information provided by either Horizon and MBI utilized in its analyses and relied on all such information being complete and accurate in all material respects. Stephens also assumed, with Horizon's consent, that there were no material changes in Horizon or MBI's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements reviewed by Stephens and that any off-balance sheet activities of Horizon and MBI, including derivatives and other similar financial instruments, if any, would not materially and adversely affect the future financial condition or results of operations of Horizon or MBI. Stephens further assumed, with Horizon's consent, that in the course of obtaining the necessary regulatory and third party consents for the Merger, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits of the Merger or the transactions contemplated thereby. Stephens further assumed, with Horizon's consent, that the Merger would be consummated in accordance with the terms and provisions of the Merger Agreement, without any amendments to, and without any waiver by Horizon of, any of the material conditions to its obligations thereunder. Stephens noted that it is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with Horizon's consent, that such allowances for each of Horizon and MBI, are in the aggregate, adequate to cover such possible losses. In addition, Stephens did not assume responsibility for reviewing any individual credit files or making an independent evaluation, appraisal or physical inspection of the assets or individual properties of Horizon or MBI, nor was Stephens furnished with any such evaluations or appraisals. Finally, Stephens' opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Stephens as of the dates thereof. No other limitations were imposed by Horizon on Stephens with respect to the investigations made or procedures followed in rendering its opinion.

      Set forth below is a summary of the material analyses performed by Stephens in connection with its opinion delivered to Horizon on July 31, 1997.

     PRO FORMA CONTRIBUTION ANALYSIS. Stephens computed the contribution of Horizon to the combined entity's pro forma balance sheet and income statement at and for the six months ended June 30, 1997. The computation showed, among other things, that based on the merger consideration, Horizon contributed to the combined entity approximately: 2.4% of total assets; 2.0% of total loans and net loans; 2.7% of total deposits; 1.6% of non-interest-bearing deposits; 2.2% of net interest income (before provision for loan losses); 1.1% of non-interest income; 2.2% of net income; and 2.2% of pro forma ownership of the combined company.

     PRO FORMA DILUTION ANALYSIS. Stephens reviewed the pro forma impact of the Merger on Horizon's earnings per share and book value per share from 1994 through June 30, 1997 on a historical basis, and at and for the years ended December 31, 1997 and 1998 on an estimated basis. Earnings estimates for MBI were based on the median of analysts' estimates as published by the Institutional Brokers Estimate System ("I/B/E/S"). I/B/E/S is a data service that monitors and publishes a compilation of earnings estimates produced and provided by selected research analysts. Stephens did not assume any cost savings (or revenue enhancements) by MBI resulting from the Merger. This analysis showed that the Merger was accretive (dilutive) to Horizon's historical earnings per share for 1994, 1995, 1996 and the six months ended June 30, 1997, by 14.2%, 64.8%, 24.8% and (0.8)%, respectively and 3.1% and 5.0% accretive to estimated earnings per share for 1997 and 1998, respectively. The analysis also showed that the Merger was accretive (dilutive) to Horizon's book value per share at December 31, 1994, 1995 and 1996 and June 30, 1997, by 30.9%, 19.7%, 9.8% and (9.4)%, respectively.

     ANALYSIS OF SELECTED COMPARABLE BANK MERGER TRANSACTIONS.
Stephens reviewed the consideration paid in eighteen transactions announced since January 1, 1996 with transaction values between $50 million and $250 million and involving acquired banks located in Arkansas or its contiguous states (the "Comparable Transactions"). For each company merged or to be merged in such transactions, Stephens compiled data comparing, among other things, the transaction price to the latest twelve months' earnings per share, the transaction price to book value and the transaction price to tangible book value.

      The characteristics of the Comparable Transactions announced since 1996 are as follows: (i) a mean and median ratio of transaction price to latest twelve months' earnings per share of 18.5x and 18.0x, respectively; (ii) a mean and median ratio of transaction price to book value of 2.3x and 2.4x, respectively; and (iii) a mean and median ratio of transaction price to tangible book value of 2.4x and 2.4x, respectively. In comparison, based upon a price per share of $47.2083 for MBI ($70.8125 on a pre-split basis and using the last reported price on July 30, 1997) and an implied offer value of $120.7 million, the consideration to be paid to the holders of Horizon Common Stock represented a ratio of transaction price to latest twelve months' earnings per share (through June 30, 1997) of 20.5x, a ratio of transaction price to book value of 2.7x and ratio of transaction price to tangible book value of 2.8x.

      No other company or transaction used in the above analysis as a comparison is identical to MBI, Horizon or the proposed Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading multiples of the companies to which MBI, Horizon and the proposed Merger are being compared.

     POTENTIAL MERGER VALUATION RANGE. Stephens prepared an analysis that provided an estimate of the potential value that selected potential merger partners including MBI might offer to acquire Horizon. The analysis showed that, based on closing stock market prices on July 30, 1997 and management's assumption of potential cost savings of 0% to 10% of Horizon's non-interest expense, the selected potential merger partners might offer between $95.6 million and $138.6 million in a merger transaction. The potential merger partners selected for the analysis included six publicly-traded bank holding companies that in recent years have acquired community banks in Arkansas, north Louisiana or east Texas. The analysis was predicated on the assumption that each potential merger partner would be willing to issue that number of shares that would cause no dilution to analysts' consensus estimates of their expected 1997 earnings per share and was based on management's estimate of Horizon's then-expected 1997 earnings.

      In rendering its opinion, Stephens considered certain other factors and performed other comparative analyses, including, among other things, analyses of: (i) the historical financial results of MBI and Horizon; (ii) the historical trading prices and volume of the stock of MBI and Horizon; (iii) the market share of MBI; and (iv) the stock prices and market multiples of MBI relative to those of selected publicly traded banking companies.

      The foregoing is a summary of the material analyses performed by Stephens in connection with its opinion delivered to Horizon on July 31, 1997. The summary set forth above does not purport to be a complete description of the analyses performed by Stephens. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Stephens believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses. In addition, Stephens may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable that other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Stephens' view of the actual values of Horizon, MBI or the combined company. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

      In performing its analyses, Stephens made numerous assumptions with respect to industry performance, regulatory, general business and economic conditions and other matters many of which are beyond the control of Horizon and MBI. The analyses performed by Stephens are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Stephens' analysis of the fairness of the consideration to be received from a financial point of view in connection with the delivery of Stephens' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

      Pursuant to the terms of Stephens' engagement as financial advisor (including rendering its opinion as to the fairness of the proposed transaction), Horizon has agreed to pay Stephens a fee of $450,000, of which $50,000 was paid upon signing of the Merger Agreement, and the balance of which is contingent and payable on completion of the Merger.

      Horizon has also agreed to indemnify Stephens, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under federal securities law.

CONDITIONS OF THE MERGER

      The respective obligations of MBI, Merger Sub and Horizon to consummate the Merger are subject to the satisfaction of certain mutual conditions, including the following:

            (1) The Merger Agreement shall be approved by the requisite vote of holders of Horizon Common Stock at the Special Meeting.

            (2) The Merger Agreement and the transactions contemplated therein shall have been approved by the Federal Reserve Board and any other federal and/or state regulatory agency whose approval is required for the consummation of the transactions contemplated therein, and all waiting periods after such approvals required by law or regulation shall have expired.

            (3)   The Registration Statement of which this Proxy
      Statement/Prospectus is a part, registering shares of MBI Common Stock to be issued in the Merger, shall have been declared effective and not be subject to a stop order or any threatened stop order.

            (4) Neither Horizon, MBI nor Merger Sub shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

            (5) Horizon, MBI and Merger Sub each shall have received from Thompson Coburn an opinion (which opinion shall not have been withdrawn at or prior to the Effective Time) reasonably satisfactory in form and substance to it to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and to the effect that, as a result of the Merger, except with respect to cash received in lieu of fractional share interests, holders of Horizon Common Stock who receive MBI Common Stock in the Merger will not recognize gain or loss for federal income tax purposes, the basis of such MBI Common Stock will equal the basis of the Horizon Common Stock for which it is exchanged and the holding period of such MBI Common Stock will include the holding period of the Horizon Common Stock for which it is exchanged, assuming that such Horizon Common Stock is a capital asset in the hands of the holder thereof as of the Effective Time.

      The obligation of MBI and Merger Sub to consummate the Merger is subject to the satisfaction, unless waived, of certain other conditions, including the following:

            (1) The representations and warranties of Horizon made in the Merger Agreement shall be true and correct in all material respects as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specific date, (ii) where the facts caused the failure of any representations or warranty to be so true and correct have not resulted, and are not likely to result, in a Material Adverse Effect (as defined in the Merger Agreement) on Horizon and its subsidiaries, taken as a whole, and (iii) for the effect of transactions contemplated by the Merger Agreement, and all obligations required to be performed by Horizon prior to the Effective Time shall have been performed in all material respects, and MBI shall have received a certificate of the Chairman and President of Horizon to that effect.

            (2) Horizon shall have obtained any and all material permits, authorizations, consents, waivers and approvals required of Horizon for the lawful consummation of the Merger.

            (3) MBI and Merger Sub shall have received an opinion of KPMG Peat Marwick LLP, satisfactory to MBI and Merger Sub, that the Merger will qualify for pooling-of-interests accounting treatment, which opinion shall not have been withdrawn at or prior to the Effective Time.

            (4) Horne, Hollingsworth & Parker, counsel to Horizon, shall have delivered to MBI an opinion dated as of the Closing Date regarding certain legal matters.

            (5) Since July 31, 1997, there shall have been no Material Adverse Effect on Horizon and its subsidiaries, taken as a whole.

            (6) Unless otherwise waived by MBI in its sole discretion, holders of less than five percent (5%) of the total value of shares of Horizon Common Stock outstanding shall have taken such steps as are then possible to dissent from the Merger pursuant to the Arkansas Act.

      Horizon's obligation to consummate the Merger is subject to the satisfaction, unless waived, of certain other conditions, including the following:

            (1) The representations and warranties of MBI and Merger Sub made in the Merger Agreement shall be true and correct, in all material respects, as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specific date, (ii) where the facts caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a Material Adverse Effect on MBI and its subsidiaries, taken as a whole, and (iii) for the effect of transactions contemplated by the Merger Agreement, and all obligations required to be performed by MBI and Merger Sub prior to the Effective Time shall have been performed in all material respects, and Horizon shall have received a certificate from any Executive Vice President of MBI to that effect.

            (2) MBI and Merger Sub shall have obtained any and all material permits, authorizations, consents, waivers and approvals required of MBI or Merger Sub for the lawful consummation of the Merger.

            (3) Since July 31, 1997, there shall have been no Material Adverse Effect on MBI and its subsidiaries, taken as a whole.

            (4) Thompson Coburn, counsel to MBI, shall have delivered to Horizon an opinion dated as of the Closing Date regarding certain legal matters.

REPRESENTATIONS AND WARRANTIES

      The Merger Agreement contains extensive representations and warranties by Horizon, MBI and Merger Sub. These include, among other things, representations and warranties of Horizon as to (i) the organization and good standing of it and its subsidiaries, (ii) its capital structure, (iii) its authority relative to the execution and delivery of, and performance of its obligations under, the Merger Agreement, (iv) the documents, including financial statements and other reports, filed by Horizon with the applicable regulatory authorities, (v) title to and condition of assets, (vi) real property, (vii) taxes, (viii) the absence of material adverse changes since March 31, 1997, (ix) loans, commitments and contracts, (x) the absence of material conflicts between its obligations under the Merger Agreement and its charter documents and material contracts to which it is a party or by which it is bound, (xi) litigation, (xii) directors' and officers' insurance,
(xiii) compliance with laws, (xiv) labor, (xv) the existence of certain material interests of certain persons, (xvi) allowance for loan and lease losses and non-performing assets, (xvii) employee benefit plans and related matters, (xviii) the absence of undisclosed liabilities, (xix) the accuracy of the information supplied by Horizon for inclusion in this Proxy Statement/Prospectus and related documents, (xx) the absence of registration obligations with respect to Horizon Common Stock, (xxi) the absence of actions that would jeopardize the qualification of the Merger as a reorganization or the receipt of certain regulatory approvals, (xxii) obligations to brokers and finders, (xxiii) the absence of interest rate management instruments, (xxiv) the accuracy of the statements contained in the Merger Agreement and related documents and (xxv) Year 2000 compliance for all computer software and hardware.

      MBI's and Merger Sub's representations and warranties include, among other things, those as to (i) their respective organization and good standing, (ii) their respective capital structures, (iii) their authority relative to the execution and delivery of, and performance of their respective obligations under, the Merger Agreement, (iv) the documents, including financial statements and other reports, filed by MBI with applicable regulatory authorities, (v) the absence of material adverse changes since March 31, 1997, (vi) the accuracy of the information supplied by MBI or Merger Sub for inclusion in this Proxy Statement/Prospectus and related documents and (vii) the absence of obligations to brokers and finders.

TERMINATION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

      The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of Horizon, (i) by mutual consent of the Executive Committee of the Board of Directors of MBI and the respective Boards of Directors of Horizon and Merger Sub, or (ii) unilaterally by the Executive Committee of the Board of Directors of MBI or the Boards of Directors of Horizon or Merger Sub: (A) at any time after July 31, 1998, if the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); (B) if the Federal Reserve Board or any other Regulatory Authority whose approval is required for consummation of the Merger shall have issued a final non-appealable denial of such approval; (C) if the shareholders of Horizon shall not have approved the Merger Agreement at the Special Meeting; or (D) in the event of a breach by the other party of any representation, warranty or agreement contained in the Merger Agreement, which breach is not cured within 30 days after written notice thereof is given to the party committing such breach or is not waived by such other party. The Executive Committee of the Board of Directors of Mercantile may terminate the Agreement in certain circumstances if Horizon acquires property after July 31, 1997 and if environmental investigations of such acquired property, together with all previously acquired property after such date, indicate that the estimated cost of corrective or remedial action with regard to such properties would exceed $500,000 in the aggregate. No assurance can be given that the Merger will be consummated on or before July 31, 1998 or that MBI, Merger Sub or Horizon will not elect to terminate the Merger Agreement if the Merger has not been consummated on or before such date.

      In the event of the termination of the Merger Agreement, it shall become void and there shall be no liability on the part of any party except, that
(i) confidentiality and indemnification obligations shall survive termination, (ii) MBI shall pay all printing, mailing and filing expenses with respect to the Registration Statement and this Proxy
Statement/Prospectus and (iii) in the case of termination due to continued material breach after notice and opportunity to cure, the breaching party shall not be relieved of liability to the non-breaching party arising from the willful nonperformance of any covenant in the Merger Agreement.

      Any provision of the Merger Agreement, including, without limitation, the conditions to the consummation of the Merger and the restrictions described under "- Business Pending the Merger," may be (i) waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, or (ii) amended at any time by written agreement of the parties approved by or on behalf of their respective Boards of Directors or Executive Committees, whether before or after the Special Meeting; provided, however, that after approval of the Merger Agreement by the shareholders of Horizon at the Special Meeting no such modification may (i) alter or change the amount or kind of consideration to be received by the Horizon shareholders pursuant to the Merger, or (ii) adversely affect the tax treatment to Horizon shareholders as a result of receiving the shares of MBI Common Stock in the Merger.

INDEMNIFICATION

      Horizon, MBI and Merger Sub have agreed to indemnify each other and the officers, directors and controlling persons of each other against any losses, claims, damages or liabilities to which any such party may become subject under federal or state laws or regulations, to the extent that such loss, claim, damage or liability is based primarily upon information furnished to the party subject to such liability by the other party, or out of an omission by such other party to state a necessary or material fact in the Registration Statement of which this Proxy Statement/Prospectus is a part.

CLOSING DATE

      The Merger will be consummated and become effective upon the later of
(i) the issuance of a certificate of merger by the Office of the Secretary of State of the State of Missouri or (ii) the filing of Articles of Merger with the Office of the Secretary of State of the State of Arkansas. Under the Merger Agreement, unless otherwise agreed to by the parties, the Closing Date shall occur on such date as MBI shall notify Horizon in writing but (i) not earlier than the satisfaction of the following conditions (a) the receipt of the requisite approval of the Merger Agreement by the shareholders of Horizon and (b) the approval of the Merger by the Federal Reserve Board and any other Regulatory Agency whose approval is required, and all waiting periods for such approvals have been satisfied (the "Approval Date"), and (ii) not later than the first business day of the first full calendar month beginning at least five business days after the Approval Date.

SURRENDER OF HORIZON STOCK CERTIFICATES AND RECEIPT OF MBI COMMON STOCK

      At the Effective Time, each outstanding share of Horizon Common Stock will be converted into the right to receive 4.0301 shares of MBI Common Stock. See "- General Description of the Merger." Each holder of Horizon Common Stock, upon submission to the Exchange Agent of a properly executed letter of transmittal and surrender to the Exchange Agent of the stock certificate(s) formerly representing shares of Horizon Common Stock, will be entitled to receive a stock certificate(s) evidencing the shares of MBI Common Stock to which such shareholder is entitled.

      As soon as practicable following the Effective Time, the Exchange Agent will mail to each Horizon shareholder of record as of the Effective Time notification of the consummation of the Merger. The Exchange Agent also will provide a letter of transmittal and instructions as to the procedure for the surrender of the stock certificates evidencing the Horizon Common Stock and the receipt of shares of MBI Common Stock. It will be the responsibility of each holder of Horizon shares to submit all certificates formerly evidencing such holder's shares of Horizon Common Stock to the Exchange Agent. No dividends or other distribution will be paid to a former Horizon shareholder with respect to shares of MBI Common Stock until such shareholder's properly completed letter of transmittal and stock certificates formerly representing Horizon Common Stock, or, in lieu thereof, such evidence of a lost, stolen or destroyed certificate and/or such insurance bond as the Exchange Agent may reasonably require in accordance with customary exchange practices, are delivered to the Exchange Agent. All dividends or other distributions on the MBI Common Stock declared between the Closing Date and the date of the surrender of a Horizon stock certificate will be held for the benefit of the shareholder and will be paid to the shareholder, without interest thereon, upon the surrender of such stock certificate(s) or documentation and/or insurance bond in lieu thereof.

FRACTIONAL SHARES

      No fractional shares of MBI Common Stock will be issued to the former shareholders of Horizon in connection with the Merger. Each holder of Horizon Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of MBI Common Stock on the NYSE Composite Tape as reported in The Wall Street Journal on the Closing Date. Cash received by Horizon shareholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

REGULATORY APPROVAL

      In addition to the approval of the Merger Agreement by the Horizon shareholders, the obligations of the parties to effect the Merger are subject to prior approval of the Federal Reserve Board and the Arkansas Commissioner. As a bank holding company, MBI is subject to regulation under the BHCA. MBI will file all required applications seeking approval of the Merger with the Regulatory Authorities.

      Under the BHCA, the Federal Reserve Board can withhold approval of the Merger if, among other things, it determines that the effect of the Merger would be to substantially lessen competition in the relevant market. In addition, the Federal Reserve Board is required to consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977, as amended, by assessing the involved entities' respective records of meeting the credit needs of the local communities in which they are chartered, consistent with the safe and sound operation of such institutions. In its review, the Federal Reserve Board also is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have inadequate capital. MBI will also file an application with the Arkansas Commissioner, which will review the record of MBI's subsidiary financial institutions in meeting the credit needs of the local communities they serve.

      The Merger cannot be consummated prior to receipt of all required approvals. There can be no assurance that the required regulatory approvals for the Merger will be obtained, and, if the Merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the Merger during the waiting period set aside for such challenges after receipt of approval from the Federal Reserve Board. See "SUPERVISION AND REGULATION."

      MBI and Horizon are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the Merger. See "SUPERVISION AND REGULATION."

BUSINESS PENDING THE MERGER

      The Merger Agreement provides that, during the period from July 31, 1997 to the Effective Time, Horizon will conduct its business according to the ordinary and usual course consistent with past practices and use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

      Furthermore, from July 31, 1997 to the Effective Time, except as provided in the Merger Agreement, Horizon will not, and will not permit any of its subsidiaries to, without the prior written consent of MBI:

            (1) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from any of the Horizon subsidiaries to Horizon), except that Horizon may pay regular quarterly cash dividends of not more than $0.32 per share; provided, however, that if the Effective Time shall not have occurred on or before March 1, 1998, Horizon may declare, set aside or pay a dividend for each share of Horizon Common Stock for each quarter thereafter in which the MBI Board of Directors shall declare a dividend on shares of MBI Common Stock that equals the product or (i) 4.0301 and (ii) the amount of the dividend per share declared by the Board of Directors of MBI; provided, further, however, that Horizon shall not declare or pay a quarterly dividend for any quarter in which Horizon shareholders will be entitled to receive a regular quarterly dividend on the shares of MBI Common Stock to be issued in the Merger;

            (2) enter into or amend any employment, severance or similar agreement or arrangement with any director, officer or employee, or materially modify any of the Horizon employee plans or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees consistent with past practice, or as required by law or contract, and except for such increases of which Horizon notifies MBI in writing and which MBI does not disapprove within ten days of the receipt of such notice;

            (3) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;

            (4) propose or adopt any amendments to the Articles of Incorporation or Charter of Horizon or any subsidiary of Horizon, as the case may be, or its respective by-laws or charter;

            (5) issue, sell, grant, confer or award any capital stock options, warrants, conversion rights or other rights or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on July 31, 1997;

            (6) purchase, redeem, retire, repurchase or exchange, or otherwise acquire or dispose of, directly or indirectly, any capital stock, options, warrants, conversion rights or other rights, whether pursuant to the terms of such capital stock, options, warrants, conversion rights or other rights or otherwise;

            (7) (i) without first consulting with and obtaining the written consent of MBI, enter into, renew or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $500,000 or in any amount which, when aggregated with any and all loans or credit commitments of Horizon and its subsidiaries to such person or entity, would be equal to or in excess of $500,000; provided, however, that Horizon or any of its subsidiaries may make any such loan or credit commitment in the event
      (A) Horizon or any of its subsidiaries has delivered to MBI or its designated representative a notice of its intention to make such loan and such information as MBI or its designated representative may reasonably require in respect thereof and (B) MBI or its designated representative shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two (2) business days following the delivery to MBI or its designated representative of the notice of intention and information as aforesaid; provided further, however, that nothing shall prohibit Horizon or any of its subsidiaries from honoring any contractual obligation in existence on the date of the Merger Agreement. Notwithstanding the above, Horizon shall be authorized, without first consulting with MBI or obtaining MBI's prior written consent, to increase the aggregate amount of any credit facilities theretofore established in favor of any person or entity (each a "Pre-Existing Facility"), provided that the aggregate amount of any and all such increases shall not be in excess of the lesser of ten percent (10%) of such Pre-Existing Facilities or $25,000;

            (8) directly or indirectly, including through its officers, directors, employees or other representatives:

                  (i) initiate, solicit or encourage any discussions, inquiries or proposals with any third party (other than MBI or Merger Sub) relating to the disposition of any significant portion of the business or assets of Horizon or any of its subsidiaries or the acquisition of the capital stock (or rights or options exercisable for, or securities convertible or exchangeable into, capital stock) of Horizon or any of its subsidiaries or the merger of Horizon or any of its subsidiaries with any person (other than MBI or Merger Sub) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"), or

                  (ii) provide any third party with information or assistance or negotiate with any third party with respect to an Acquisition Transaction, and Horizon shall promptly notify MBI orally of all the relevant details relating to all inquiries, indications of interest and proposals which it or any of its subsidiaries may receive with respect to any Acquisition Transaction;

            (9) knowingly take any action or omit to take any action that would (i) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of MBI or Horizon to obtain any approval of any Regulatory Authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement,
      (ii) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or (iii) prevent the merger from qualifying for pooling-of-interests accounting treatment;

            (10) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

            (11) materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $2,000,000 for U.S. Treasury or Federal Agency Securities and $250,000 for all other investment instruments;

            (12) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or knowingly take or omit to take any other action which would make any of Horizon's representations and warranties in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act; or

            (13) enter into, increase or renew any loan or credit commitment (including standby letters of credit) to any executive officer or director of Horizon or any subsidiary of Horizon, any holder of 10% or more of the outstanding shares of Horizon Common Stock, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. Section 371c and 12 U.S.C. Section 371c-1, without first obtaining the prior written consent of MBI, which consent shall not be unreasonably withheld.

      The Merger Agreement also provides that during the period from July 31, 1997 to the Effective Time, MBI and Merger Sub shall not, and shall not permit any of their subsidiaries to, without the prior written consent of Horizon, agree in writing or otherwise take any action that is prohibited of Horizon by subsections (9) and (12) above.

ACCOUNTING TREATMENT

      The Merger is intended to be accounted for under the pooling-of-interests method of accounting. It is a condition to MBI's and Merger Sub's consummation of the Merger, unless otherwise waived, that KPMG Peat Marwick LLP, MBI's independent accountants, deliver to MBI and Merger Sub an opinion that the Merger will qualify for pooling-of-interests accounting treatment.

       CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
       -----------------------------------------------------

      The following discussion is based upon an opinion of Thompson Coburn, counsel to MBI ("Counsel"), and except as otherwise indicated, reflects Counsel's opinion. The discussion is a general summary of the material United States federal income tax ("federal income tax") consequences of the Merger to certain Horizon shareholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of federal income taxation that may be applicable to Horizon shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Merger that are applicable to Horizon shareholders subject to special federal income tax treatment including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their Horizon Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and persons who hold their Horizon Common Stock as part of a "straddle," "hedge" or "conversion transaction." Each shareholder's individual circumstances may affect the tax consequences of the Merger to such shareholder. In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. AS A
RESULT, EACH HORIZON SHAREHOLDER IS URGED TO CONSULT HIS OR HER
OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE
MERGER TO SUCH SHAREHOLDER. The discussion assumes that shares of Horizon Common Stock are held as capital assets (within the meaning of Section 1221 of the Code) at the Effective Time.

      Horizon has received an opinion from Counsel to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" for federal income tax purposes with the following federal income tax consequences:

                  (1) Horizon shareholders will recognize no gain or loss as a result of the exchange of their Horizon Common Stock solely for shares of MBI Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares, if any, as discussed below.

                  (2) The aggregate adjusted tax basis of the shares of MBI Common Stock received by each Horizon shareholder in the Merger (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 4 below) will be equal to the aggregate adjusted tax basis of the shares of Horizon Common Stock surrendered.

                  (3) The holding period of the shares of MBI Common Stock received by each Horizon shareholder in the Merger (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 4 below) will include the holding period of the shares of Horizon Common Stock exchanged therefor.

                  (4) A Horizon shareholder who receives cash in the Merger in lieu of a fractional share of MBI Common Stock will be treated as if the fractional share had been received by such shareholder in the Merger and then redeemed by MBI in return for the cash. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of MBI Common Stock allocable to the fractional share.

      Counsel's opinion is subject to the conditions and assumptions stated therein and relies upon various representations made by MBI, Horizon and certain shareholders of Horizon. If any of these representations or assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. Counsel's opinion also is based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion is available without charge upon written request to Jon W. Bilstrom, General Counsel and Secretary, Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524. The receipt of Counsel's opinion again as of the Closing Date is a condition to the consummation of the Merger. An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service (the "Service"), has no binding effect on the Service. The Service could take a position contrary to Counsel's opinion and, if the matter were litigated, a court may reach a decision contrary to the opinion. Neither MBI nor Horizon has requested an advance ruling as to the federal income tax consequences of the Merger, and the Service is not expected to issue such a ruling.

      THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CERTAIN HORIZON SHAREHOLDERS AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH HORIZON SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH
HORIZON SHAREHOLDER. ACCORDINGLY, EACH HORIZON SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT
OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

           RIGHTS OF DISSENTING SHAREHOLDERS OF HORIZON
           --------------------------------------------

      Each holder of Horizon Common Stock has the right to dissent from the Merger and receive the fair value of such holder's shares of Horizon Common Stock if the shareholder follows the procedures set forth in the Arkansas Act, included as Annex B hereto and the material provisions of which are
                 -------
summarized below. Pursuant to the Arkansas Act, a holder of Horizon Common Stock may dissent and Horizon will pay to such shareholder the fair value of such shareholder's shares of Horizon Common Stock if such shareholder (1) files with Horizon prior to the vote being taken a written demand for payment for his or her shares if the Merger is consummated and (2) does not vote in favor thereof. Within 10 days after the consummation of the Merger, Horizon shall send a letter to all dissenting shareholders notifying them of the procedures for demanding payment. A dissenting shareholder must demand payment pursuant to the procedures set forth in the dissenters' notice.
After the shareholder delivers to Horizon the written demand for payment, Horizon shall send each shareholder who has delivered a written demand for payment the amount Horizon estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated, a statement setting forth the opinion of Horizon as to the estimated fair value of the shares, Horizon's latest balance sheet as of the end of a fiscal year ended not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, a statement of the shareholder's right to demand payment under the Arkansas Act and a copy of the pertinent provisions of the Arkansas Act. A VOTE AGAINST THE
MERGER, WHETHER BY PROXY OR IN PERSON, WILL NOT, BY ITSELF, BE
REGARDED AS A WRITTEN DEMAND FOR PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares or in Horizon or MBI.

      If the dissenting shareholder does not agree with the opinion of Horizon as to the estimated fair value of the shares or the amount of interest due, the dissenting shareholder must, within 30 days from the delivery of Horizon's statement of value, notify Horizon in writing of the shareholder's estimated fair value and interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by Horizon. If Horizon and the dissenting shareholder do not agreed upon the fair value of the shares and interest due, Horizon shall file a petition in the circuit court of the county in which either the registered office or the principal office of Horizon is located, requesting the court to determine the fair value of the shares and interest due. The "fair value" determined by the court may be more or less than the amount offered to Horizon shareholders under the Merger Agreements. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares or in Horizon or MBI.

      THE FOREGOING SUMMARY OF THE PROVISIONS REGARDING DISSENTERS' RIGHTS UNDER THE ARKANSAS ACT IS QUALIFIED IN ITS ENTIRETY BY THE
COMPLETE TEXT OF THE ARKANSAS ACT WHICH IS ATTACHED HERETO AS
ANNEX B.
-------

      Horizon shareholders who are interested in perfecting dissenters' rights pursuant to the Arkansas Act in connection with the Merger should consult with their counsel for advice as to the procedures required to be followed.

                      PRO FORMA FINANCIAL INFORMATION
                      -------------------------------

COMPARATIVE UNAUDITED PER SHARE DATA

      The following table sets forth for the periods indicated selected historical per share data of MBI and Horizon and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger and the acquisition of Roosevelt. The data presented is based upon the supplemental consolidated financial statements and related notes of MBI and the consolidated financial statements and related notes of Horizon and Roosevelt included in this Proxy Statement/Prospectus or in documents incorporated herein by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger or the completed acquisition of Roosevelt had been consummated prior to the periods indicated.


                                                                         MBI/                                         HORIZON/
                                                                       HORIZON        HORIZON     MBI/ALL ENTITIES  ALL ENTITIES
                                             MBI           HORIZON    PRO FORMA      PRO FORMA        PRO FORMA       PRO FORMA
                                           REPORTED       REPORTED   COMBINED<F1>  EQUIVALENT<F2>   COMBINED<F3>    EQUIVALENT<F2>
                                           --------       --------   ------------  --------------   ------------    --------------
Book Value per Share:
  September 30, 1997                      $  18.07         $76.09     $  18.04       $ 72.70          $  18.04         $ 72.70
  December 31, 1996                          16.74          65.45        16.34         65.85             16.92           68.19

Cash Dividends Declared per Share:
  Nine months ended September 30, 1997    $    .861        $  .83     $    .861      $  3.47          $    .861        $  3.47
  Year ended December 31, 1996                1.090          1.01         1.090         4.39              1.090           4.39
  Year ended December 31, 1995                 .880           .45          .880         3.55               .880           3.55
  Year ended December 31, 1994                 .750           .03          .750         3.02               .750           3.02

Earnings per Share:
  Nine months ended September 30, 1997    $    .92         $ 8.28     $    .94       $  3.79          $    .57         $  2.30
  Year ended December 31, 1996                2.11           9.04         2.11          8.50              1.47            5.92
  Year ended December 31, 1995                2.41           5.89         2.39          9.63              2.39            9.63
  Year ended December 31, 1994                2.06           7.73         2.06          8.30              2.06            8.30

Market Price per Share:
  At July 30, 1997<F4>                    $47.1875         $75.00     $47.1875       $190.17          $47.1875         $190.17
  At November 21, 1997<F4>                 49.6250         $75.00      49.6250        195.46           49.6250          195.46


---------------------

<F1>  Includes the effect of pro forma adjustments for Horizon and Roosevelt, as appropriate.  See "PRO FORMA
      FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements."

<F2>  Based on the pro forma combined per share amounts multiplied by 4.0301, the conversion ratio applicable to one share of Horizon Common Stock in the Merger.  Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to pro forma financial statements.  See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined
      Consolidated Financial Statements."

<F3>  Includes the effect of pro forma adjustments for Horizon and Roosevelt, as appropriate.  Due to the immateriality of the financial condition and results of operations of Regional and Homecorp  to that of
      MBI, does not include the effect of pro forma adjustments for Regional or Homecorp.  See "PRO FORMA
      FINANCIAL INFORMATION--Notes to Pro Forma Combined Consolidated Financial Statements."

<F4>  The market value of MBI Common Stock disclosed as of July 30, 1997, the last trading day preceding the public announcement of the Merger, and as of November 21, 1997, the latest available date prior to the filing of the Registration Statement, is based on the last sale price as reported on the NYSE Composite
      Tape.  There are no publicly available quotations of Horizon Common Stock.  The last sale price for
      Horizon Common Stock known to management of Horizon was $75.00 per share on July 11, 1997.


PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      RECENT ACQUISITIONS. MBI has completed or announced a number of acquisitions during the years covered by the pro forma financial statements that follow. Set forth below is a table that summarizes the completed and pending acquisitions, including the name of the acquired entity, the date of consummation of the acquisition, the assets and deposits of the acquired entities at the date of consummation for the completed acquisitions or at September 30, 1997 for the pending acquisition the consideration paid in cash and/or shares of MBI stock and the accounting method utilized.


                                              ACQUISITIONS COMPLETED BY MBI
                                                    (1994-PRESENT)

                                                                                     CONSIDERATION
                                                                                 --------------------
                                                                                               GROSS        ACCOUNTING
NAME                                        DATE         ASSETS      DEPOSITS    CASH          SHARES         METHOD
----                                        ----         ------      --------    ----          ------         ------
                                                                (dollars in thousands)
Roosevelt Financial Group, Inc.         July 1, 1997   $7,251,985   $5,317,514  $374,477     18,948,884      Purchase
Mark Twain Bancshares, Inc.             Apr. 25, 1997   3,227,972    2,519,474        73     24,088,713      Pooling
Regional Bancshares, Inc.               Mar. 5, 1997      171,979      135,954    12,300        900,625      Purchase
TODAY'S Bancorp, Inc.                   Nov. 7, 1996      501,418      432,104    34,912      1,690,587      Purchase
First Financial Corporation of America  Nov. 1, 1996       87,649       76,791     3,253        388,113      Purchase
Peoples State Bank                      Aug. 22, 1996      95,657       75,149        --        488,756      Purchase
Metro Savings Bank, F.S.B.              Mar. 7, 1996       80,857       73,843         5        296,853      Purchase
Security Bank of Conway, F.S.B.         Feb. 9, 1996      102,502       89,697         1        482,946      Purchase
Hawkeye Bancorporation                  Jan. 2, 1996    1,978,540    1,739,811        80     11,838,294      Pooling
First Sterling Bancorp, Inc.            Jan. 2, 1996      167,610      147,588         1        782,126      Pooling<F1>
Southwest Bancshares, Inc.              Aug. 1, 1995      187,701      155,628         1      1,012,463      Pooling<F1>
AmeriFirst Bancorporation, Inc.         Aug. 1, 1995      155,521      130,179         1        992,034      Pooling<F1>
Plains Spirit Financial Corporation     July 7, 1995      400,754      276,887     6,697      1,951,770      Purchase
TCBankshares, Inc.                      May 1, 1995     1,422,798    1,217,740        --       7,124,99<F2>  Pooling
Central Mortgage Bancshares, Inc.       May 1, 1995       654,584      571,105         8      3,806,585      Pooling
UNSL Financial Corp.                    Jan. 3, 1995      508,346      380,716        11      2,367,161      Pooling
Wedge Bank                              Jan. 3, 1995      195,716      152,865         1      1,454,931      Pooling<F1>
United Postal Bancorp, Inc.             Feb. 1, 1994    1,260,765    1,025,252        39      8,447,930      Pooling
Metro Bancorporation                    Jan. 3, 1994      370,175      333,183         6      2,457,417      Pooling

                                              PENDING ACQUISITION BY MBI

Homecorp, Inc.                          1st Qtr. 1998  $  326,877    $ 299,148        --        951,380<F3>  Pooling
Horizon Bancorp, Inc.                   1st Qtr. 1998  $  550,678    $ 470,385        --      2,550,000<F3>  Pooling

---------------------------

<F1>  The historical financial statements of MBI were not restated for the acquisition due to the immateriality of the acquiree's financial condition and results of operations to those of MBI.

<F2>  In addition to MBI Common Stock issued, MBI assumed, through an exchange, the outstanding, non-convertible preferred stock of TCBankshares, Inc.  Such preferred stock was redeemed in the first quarter of 1996.

<F3>  Estimated number of shares to be issued in acquisition.


      PRO FORMA FINANCIAL STATEMENTS. The following unaudited pro forma combined consolidated balance sheet gives effect to the Merger as if it was consummated on September 30, 1997.

      MBI acquired Roosevelt on July 1, 1997, which acquisition was accounted for under the purchase method of accounting. Accordingly, the historical results of operations of MBI include the results of operations of Roosevelt from July 1, 1997 forward. The following pro forma combined consolidated income statements include the results of operations of Roosevelt from January 1, 1996 through the date of acquisition.

      The following pro forma combined consolidated income statements for the nine months ended September 30, 1997 and for the years ended December 31, 1996, 1995 and 1994 set forth the results of operations of MBI combined with the results of operations of Horizon as if the Merger had occurred as of the first day of the period presented. As stated above, the pro forma combined consolidated income statements for the year ended December 31, 1996 and for the nine months ended September 30, 1997 include the results of operations of Roosevelt from January 1, 1996 through the date of acquisition.

      The unaudited pro forma combined consolidated financial statements should be read in conjunction with the accompanying Notes to the Pro Forma Combined Consolidated Financial Statements and with the historical financial statements of MBI, Horizon and Roosevelt. The historical interim financial information for the nine months ended September 30, 1997, used as a basis for the pro forma combined consolidated financial statements, includes all necessary adjustments, which, in management's opinion, are necessary to present the data fairly. These pro forma combined consolidated financial statements may not be indicative of the results of operations that actually would have occurred if the completed and proposed acquisitions had been consummated on the dates assumed above or of the results of operations that may be achieved in the future.

      Due to the immateriality of the results of operations of Regional and Homecorp to that of MBI, individually and in the aggregate, the unaudited pro forma combined consolidated financial statements contained herein do not reflect the completed acquisition of Regional period prior to the acquisition date of such entity or the pending acquisition of Homecorp.

                                    MERCANTILE BANCORPORATION INC.
                             PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                          SEPTEMBER 30, 1997
                                              (THOUSANDS)
                                              (UNAUDITED)

                                                                                                           PRO FORMA
                                                                                            HORIZON        COMBINED
                                                          MBI<F1>           HORIZON       ADJUSTMENTS     CONSOLIDATED
                                                          -------           -------       -----------     ------------

ASSETS
   Cash and due from banks                             $ 1,043,236          $ 11,036      $ (7,220)<F2>    $ 1,047,052
   Due from banks - interest-bearing                       303,276                --                           303,276
   Federal funds sold and repurchase agreements            171,703             3,106                           174,809
   Investments in debt and equity securities
      Trading                                              137,761                --                           137,761
      Available-for-sale                                 6,904,529           172,811                         7,077,340
      Held-to-maturity                                     277,311            14,490                           291,801
                                                       -----------          --------      --------         -----------
        Total                                            7,319,601           187,301            --           7,506,902
   Loans and leases                                     19,120,797           328,798                        19,449,595
   Reserve for possible loan losses                       (257,261)           (4,479)                         (261,740)
                                                       -----------          --------      --------         -----------
        Net loans and leases                            18,863,536           324,319            --          19,187,855
   Intangible assets                                       821,726             2,009                           823,735
   Receivable for credit card loans sold                   372,835                                             372,835
   Other assets                                          1,084,450            22,908        46,746 <F3>      1,107,358
                                                                                           (46,746)<F4>
                                                       -----------          --------      --------         -----------
          Total Assets                                 $29,980,363          $550,679      $ (7,220)        $30,523,822
                                                       ===========          ========      ========         ===========

LIABILITIES
   Deposits
      Non-interest-bearing                             $ 3,134,713          $ 51,623      $                $ 3,186,336
      Interest-bearing                                  18,308,044           418,762                        18,726,806
      Foreign                                              669,483                --                           669,483
                                                       -----------          --------      --------         -----------

          Total Deposits                                22,112,240           470,385            --          22,582,625
   Short-term borrowings                                 3,771,713             3,136                         3,774,849
   Bank notes                                              175,000                --                           175,000
   Long-term debt                                        1,019,092            27,352                         1,046,444
   Company-obligated mandatorily redeemable
      preferred securities of Mercantile Capital
      Trust I                                              150,000                --                           150,000
   Other liabilities                                       397,639             3,060                           400,699
                                                       -----------          --------      --------         -----------
          Total Liabilities                             27,625,684           503,933            --          28,129,617

SHAREHOLDERS' EQUITY
   Common stock                                              1,304               666            24 <F3>          1,328
                                                                                              (666)<F4>
   Capital surplus                                         939,387            12,372         3,896 <F3>        943,283
                                                                                           (12,372)<F4>
   Retained earnings                                     1,419,402            35,606        35,606 <F3>      1,455,008
                                                                                           (35,606)<F4>
   Treasury stock                                           (5,414)           (1,898)       (7,220)<F2>         (5,414)
                                                                                             7,220 <F3>
                                                                                             1,898 <F4>
                                                       -----------          --------      --------         -----------
          Total Shareholders' Equity                     2,354,679            46,746        (7,220)          2,394,205
                                                       -----------          --------      --------         -----------
          Total Liabilities and Shareholders' Equity   $29,980,363          $550,679      $ (7,220)        $30,523,822
                                                       ===========          ========      ========         ===========

See Notes to Pro Forma Combined Consolidated Financial Statements.



                                    MERCANTILE BANCORPORATION INC.
                           PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                   (THOUSANDS EXCEPT PER SHARE DATA)
                                              (UNAUDITED)


                                                                                MBI,   FOR THE SIX
                                                                              HORIZON  MONTHS ENDED                   ALL ENTITIES
                                                                             PRO FORMA JUNE 30, 1997                   PRO FORMA
                                                                 HORIZON     COMBINED  -------------   ROOSEVELT        COMBINED
                                            MBI<F1>    HORIZON ADJUSTMENTS CONSOLIDATED  ROOSEVELT   ADJUSTMENTS<F7>  CONSOLIDATED
                                            -------    ------- ----------- ------------  ---------   ---------------  ------------
Interest Income                          $  1,352,187  $30,186  $(271)<F5> $  1,381,922  $272,169      $              $  1,654,271

Interest Expense                              672,529   15,313                  687,842   178,306           858 <F9>       882,728
                                                                                                         15,722 <F10>
                                         ------------  -------  -----      ------------  --------      --------       ------------
   Net Interest Income                        679,658   14,873   (271)          694,080    93,863       (16,580)           771,543
Provision for Possible Loan Losses             73,616      811                   74,427     3,474            --             77,901
                                         ------------  -------  -----      ------------  --------      --------       ------------
   Net Interest Income after Provision
      for Possible Loan Losses                606,042   14,062   (271)          619,653    90,389       (16,580)           693,642

Other Income
   Trust                                       71,688      119                   71,807        --                           71,807
   Service charges                             72,625    1,564                   74,189    13,018                           87,207
   Credit card fees                            16,421       --                   16,421        --                           16,421
   Net loss from financial instruments             --       --                       --   (35,630)                         (35,630)
   Securities gains                             4,901       42                    4,943        --                            4,943
   Other                                      113,628    1,351                  114,979    10,038                          125,017
                                         ------------  -------  -----      ------------  --------      --------       ------------
      Total Other Income                      279,263    3,076     --           282,339   (12,574)           --            269,765

Other Expense
   Salaries and employee benefits             307,350    5,650                  313,000    23,717                          336,717
   Net occupancy and equipment                 86,031    1,712                   87,743     9,291                           97,034
   Loss on the sale of credit card loans       50,000       --                   50,000                                     50,000
   Other                                      259,023    3,063                  262,086    36,555        20,177 <F8>       318,818
                                         ------------  -------  -----      ------------  --------      --------       ------------
      Total Other Expense                     702,404   10,425     --           712,829    69,563        20,177            802,569

                                         ------------  -------  -----      ------------  --------      --------       ------------
      Income Before Income Taxes              182,901    6,713   (271)          189,343     8,252       (36,757)           160,838
Income Taxes                                   73,071    1,625    (97)<F6>       74,599     7,630        (5,969)<F11>       76,260
                                         ------------  -------  -----      ------------  --------      --------       ------------
      Net Income                         $    109,830  $ 5,088  $(174)     $    114,744  $    622      $(30,788)      $     84,578
                                         ============  =======  =====      ============  ========      ========       ============

Per Share Data
   Average Common Shares
      Outstanding<F12>                    119,079,189                       121,476,189                                130,608,778
   Net Income                            $        .92                      $        .94                               $        .65

See Notes to Pro Forma Combined Consolidated Financial Statements.


                                             MERCANTILE BANCORPORATION INC.
                                    PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                         FOR THE YEAR ENDED DECEMBER 31, 1996
                                           (THOUSANDS EXCEPT PER SHARE DATA)
                                                     (UNAUDITED)



                                                                               MBI,
                                                                              HORIZON                                  ALL ENTITIES
                                                                            PRO FORMA                                   PRO FORMA
                                                                HORIZON      COMBINED                   ROOSEVELT        COMBINED
                                           MBI<F1>    HORIZON ADJUSTMENTS  CONSOLIDATED ROOSEVELT     ADJUSTMENTS<F7>  CONSOLIDATED
                                           -------    ------- -----------  ------------ ---------     ---------------  ------------
Interest Income                         $  1,552,863  $36,588  $(361)<F5>  $  1,589,090  $640,311      $               $  2,229,401

Interest Expense                             724,910   18,762                   743,672   462,724        10,290 <F9>      1,252,061
                                                                                                         35,375 <F10>

                                        ------------  -------  -----       ------------  --------      --------        ------------
   Net Interest Income                       827,953   17,826   (361)           845,418   177,587       (45,665)            977,340
Provision for Possible Loan Losses            73,015    1,241                    74,256     1,262                            75,518
                                        ------------  -------  -----       ------------  --------      --------        ------------
   Net Interest Income after Provision
      for Possible Loan Losses               754,938   16,585   (361)           771,162   176,325       (45,665)            901,822

Other Income
   Trust                                      86,616       68                    86,684        --                            86,684
   Service charges                            88,916    2,035                    90,951    17,157                           108,108
   Credit card fees                           27,962       --                    27,962        --                            27,962
   Net loss from financial instruments            --       --                        --   (76,634)                          (76,634)
   Securities losses                             (83)      (1)                      (84)       --                               (84)
   Other                                     134,069    1,950                   136,019    23,510                           159,529
                                        ------------  -------  -----       ------------  --------      --------        ------------
      Total Other Income                     337,480    4,052    --            341,532   (35,967)           --             305,565
Other Expense
   Salaries and employee benefits            365,729    7,275                   373,004    42,304                           415,308
   Net occupancy and equipment               103,715    2,169                   105,884    18,081                           123,965
   Other                                     249,224    4,144                   253,368    63,024        40,355 <F8>        356,747
                                        ------------  -------  -----       ------------  --------      --------        ------------
      Total Other Expense                    718,668   13,588     --            732,256   123,409        40,355             896,020

                                        ------------  -------  -----       ------------  --------      --------        ------------
      Income Before Income Taxes             373,750    7,049   (361)           380,438    16,949       (86,020)            311,367
Income Taxes                                 128,535    1,622   (130)<F6>       130,027     5,835       (16,439)<F11>       119,423
                                        ------------  -------  -----       ------------  --------      --------        ------------
      Income Before Extraordinary Items $    245,215  $ 5,427  $(231)      $    250,411  $ 11,114      $(69,581)       $    191,944
                                        ============  =======  =====       ============  ========      ========        ============


Per Share Data
   Average Common Shares
      Outstanding<F12>                   115,938,311                        118,335,311                                 130,615,744
   Net Income Before Extraordinary
      Items                             $       2.11                       $       2.11                                $       1.47


                                           MERCANTILE BANCORPORATION INC.
                                  PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                        FOR THE YEAR ENDED DECEMBER 31, 1995
                                         (THOUSANDS EXCEPT PER SHARE DATA)
                                                    (UNAUDITED)


                                                                                                         PRO FORMA
                                                                                            HORIZON      COMBINED
                                                                     MBI<F1>     HORIZON  ADJUSTMENTS  CONSOLIDATED
                                                                     -------     -------  -----------  ------------
Interest Income                                                   $  1,516,156   $33,216   $(361)<F5>   $  1,549,011

Interest Expense                                                       715,466    17,343                     732,809

                                                                  ------------   -------   -----        ------------
   Net Interest Income                                                 800,690    15,873    (361)            816,202
Provision for Possible Loan Losses                                      41,533       875                      42,408
                                                                  ------------   -------   -----        ------------
   Net Interest Income after Provision for Possible Loan Losses        759,157    14,998    (361)            773,794

Other Income
   Trust                                                                77,115        29                      77,144
   Service charges                                                      82,459     1,574                      84,033
   Credit card fees                                                     20,366        --                      20,366
   Securities gains                                                      4,338        48                       4,386
   Other                                                               127,371     1,641                      29,012
                                                                  ------------   -------   -----        ------------
      Total Other Income                                               311,649     3,292      --             314,941

Other Expense
   Salaries and employee benefits                                      346,156     7,280                     353,436
   Net occupancy and equipment                                          95,896     1,981                      97,877
   Other                                                               198,467     4,482                     202,949
                                                                  ------------   -------   -----        ------------
      Total Other Expense                                              640,519    13,743      --             654,262

                                                                  ------------   -------   -----        ------------
      Income Before Income Taxes                                       430,287     4,547    (361)            434,473
Income Taxes                                                           149,898     1,005    (130)<F6>        150,773
                                                                  ------------   -------   -----        ------------
      Net Income                                                  $    280,389   $ 3,542   $(231)       $    283,700
                                                                  ============   =======   =====        ============


Per Share Data
   Average Common Shares Outstanding<F12>                          115,754,877                           118,151,877
   Net Income                                                     $       2.41                          $       2.39

See Notes to Pro Forma Combined Consolidated Financial Statements.


                                        MERCANTILE BANCORPORATION INC.
                               PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                     FOR THE YEAR ENDED DECEMBER 31, 1994
                                      (THOUSANDS EXCEPT PER SHARE DATA)
                                                (UNAUDITED)



                                                                                                          PRO FORMA
                                                                                             HORIZON       COMBINED
                                                                    MBI<F1>      HORIZON   ADJUSTMENTS   CONSOLIDATED
                                                                    -------      -------   -----------   ------------
Interest Income                                                  $  1,311,928    $28,197    $(361)<F5>   $  1,339,764

Interest Expense                                                      521,542     12,175                      533,717

                                                                 ------------    -------    -----        ------------
   Net Interest Income                                                790,386     16,022     (361)            806,047
Provision for Possible Loan Losses                                     48,791        695                       49,486
                                                                 ------------    -------    -----        ------------
   Net Interest Income after Provision for Possible Loan Losses       741,595     15,327     (361)            756,561

Other Income
   Trust                                                               71,972         --                       71,972
   Service charges                                                     80,057      1,289                       81,346
   Credit card fees                                                    27,352         --                       27,352
   Securities gains                                                     2,888         --                        2,888
   Other                                                               90,099      2,048                       92,147
                                                                 ------------    -------    -----        ------------
      Total Other Income                                              272,368      3,337       --             275,705

Other Expense
   Salaries and employee benefits                                     336,426      6,531                      342,957
   Net occupancy and equipment                                         91,755      1,444                       93,199
   Other                                                              216,830      4,509                      221,339
                                                                 ------------    -------    -----        ------------
      Total Other Expense                                             645,011     12,484       --             657,495

                                                                 ------------    -------    -----        ------------
      Income Before Income Taxes                                      368,952      6,180     (361)            374,771
Income Taxes                                                          135,896      1,604     (130)<F6>        137,370
                                                                 ------------    -------    -----        ------------
      Net Income                                                 $    233,056    $ 4,576    $(231)       $    237,401
                                                                 ============    =======    =====        ============


Per Share Data
   Average Common Shares Outstanding<F12>                         112,323,722                             114,720,722
   Net Income                                                    $       2.06                            $       2.06

See Notes to Pro Forma Combined Consolidated Financial Statements.



                                    -49

                  MERCANTILE BANCORPORATION INC.
   NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED)


<F1>  Represents MBI's restated historical consolidated financial statements reflecting the acquisition of Hawkeye Bancorporation, effective
      January 2, 1996, and Mark Twain, effective April 25, 1997. Such acquisitions were accounted for as poolings-of-interests. The acquisition of First Sterling Bancorp, Inc. ("Sterling") by MBI and the acquisition of Northland Bancshares, Inc. by Mark Twain were also accounted for as poolings-of-interests; however, due to the immateriality of the financial condition and results of operations of Sterling and Northland Bancshares, Inc. to that of MBI and Mark
      Twain, the historical financial statements were not restated.
      Therefore, Sterling and Northland Bancshares, Inc. are included in these pro forma financial statements only from their respective acquisition dates forward. Each of Security Bank of Conway, F.S.B., Metro Savings Bank, F.S.B., Peoples State Bank, First Financial Corporation of America, TODAY'S Bancorp, Inc., Regional Bancshares, Inc. and First City Bancshares, Incorporated, each of which was accounted for as a purchase, is included in these pro forma financial statements only from its respective acquisition date forward. The full impact of these acquisitions is immaterial to the Pro Forma Combined Consolidated Financial Statements.

      MBI completed its acquisition of Roosevelt on July 1, 1997. The acquisition of Roosevelt was accounted for as a purchase; as such, historical financial statements will not be restated. The full impact of the Roosevelt acquisition is included in the pro forma combined consolidated income statement for the nine months ended September 30, 1997 and for the year ended December 31, 1996.

      The proposed acquisition of Homecorp, which will be accounted for as a pooling-of-interest, is not material to the financial condition and results of operations of MBI. As such, Homecorp is not included in these Pro Forma Combined Financial Statements.

      All per share data reflects the 3-for-2 stock split declared by MBI on July 16, 1997, which was distributed on October 1, 1997.

<F2>  In conjunction with the proposed acquisition of Horizon, MBI plans to repurchase up to 153,000 shares of MBI Common Stock in the open market. The assumed repurchase price per share is $47.1875, the closing price of MBI Common Stock on July 30, 1997, the last business date before the announcement of the Merger Agreement between MBI and Horizon.

<F3>  Acquisition of Horizon with 2,550,000 shares of issued MBI Common Stock, including up to 153,000 reissued treasury shares, based on the exchange ratio of 4.0301 shares of MBI Common Stock per share of Horizon Common Stock. The number of shares of MBI Common Stock, which represents the aggregate number of shares to be issued in the Merger, was calculated as follows:

            Shares of Horizon Common Stock outstanding at September 30,
              1997                                                                 632,743

            Exchange Ratio                                                    x     4.0301
                                                                              ------------
            Aggregate number of shares of MBI Common Stock to be issued
              in the Merger                                                      2,550,000
                                                                              ============

<F4>  Elimination of MBI's investment in Horizon.

<F5>  Interest income foregone as the result of MBI repurchasing 153,000 treasury shares in conjunction with the acquisition of Horizon by MBI. The assumed interest rate is 5%.

<F6>  Income tax benefit associated with interest income foregone as the result of repurchasing shares in conjunction with the acquisition of Horizon by MBI. The assumed effective tax rate is 36%.

<F7>  The acquisition of Roosevelt was accounted for as a purchase transaction. Included herein is the amortization of goodwill over a 15-year period (see footnote 8 below) and interest expense related to the issuance of subordinated debt securities and notes as described in footnotes 9 and 10 below. MBI issued these subordinated debt securities and notes primarily to finance the Roosevelt acquisition. The impact of interest income lost on the cash consideration and stock buybacks is immaterial to the Pro Forma Combined Consolidated Financial Statements through September 30, 1997. Goodwill is considered nondeductible. The income tax benefit associated with taxable income statement adjustments is computed at an effective tax rate of 36%.

<F8>  The pro forma excess of cost over fair value of net assets acquired was
      $605,320,000 for Roosevelt as of June 30, 1997. The annual amount of goodwill amortization, given a 15-year amortization period, is $40,355,000.

<F9>  On January 29, 1997, MBI issued $150,000,000 of subordinated debt securities, which were issued at a floating rate equal to the three-month LIBOR plus 85 basis points. The rate assumed in calculating the expense for the Unaudited Pro Forma Combined Consolidated Financial Statements is 6.86%.

<F10> On June 11, 1997, MBI issued $200,000,000 of subordinated notes due 2007 at 7.3%, $150,000,000 of senior notes due 2001 at 6.8% and
      $150,000,000 of senior notes due 2004 at 7.05%.

<F11> Income tax benefit associated with interest expense on debt issues (see footnotes 9 and 10 above).  The assumed effective tax rate is 36%.

<F12> The computation of year-to-date average shares as restated for the poolings-of-interests with Mark Twain and Hawkeye Bancorporation, as well as for the 3-for-2 stock split distributed on October 1, 1997, is as follows:

                                                        FOR THE NINE           FOR THE YEARS ENDED DECEMBER 31,
                                                        MONTHS ENDED         ------------------------------------
                                                       SEPT. 30, 1997        1996            1995            1994
                                                       --------------        ----            ----            ----
            Shares of MBI Common Stock issued
              and outstanding                            119,079,189      115,938,311     115,754,877     112,323,722
            Shares of MBI Common Stock to be issued in
              the Horizon acquisition, net of treasury
              shares                                       2,397,000        2,397,000       2,397,000       2,397,000
            Shares of MBI Common Stock issued
              in the Roosevelt acquisition                18,948,884       18,948,884
            Less effect of MBI shares issued
              in the Roosevelt acquisition being
              outstanding since July 1, 1997              (6,316,295)
            Less effect of treasury share purchases       (3,500,000)      (6,668,451)
                                                         -----------      -----------     -----------     -----------

                Pro Forma Combined                       130,608,778      130,615,744     118,151,877     114,720,722
                                                         ===========      ===========     ===========     ===========

                   INFORMATION REGARDING HORIZON
                   -----------------------------
BUSINESS

      Horizon, an Arkansas corporation, was formed in 1982 and is registered as a bank holding company under the BHCA. As of September 30, 1997, Horizon reported, on a consolidated basis, total assets of $550.7 million, total deposits of $470.4 million, loans, net of unearned discount, of $328.8 million and shareholders' equity of $46.7 million. Horizon owns all of the issued and outstanding shares of capital stock of Horizon Bank, an Arkansas state-chartered bank, and Horizon Financial Services, Inc., an Arkansas corporation. Horizon Bank owns all the issued and outstanding shares of capital stock of Landau, Inc. and Horizon Mortgage Company, each of which is an Arkansas corporation.

      Horizon operates sixteen banking offices in the following Arkansas markets: Arkadelphia, Bismarck, Gurdon, Hot Springs, Hot Springs Village, Malvern and Sheridan. A new facility is under construction in Bryant, Arkansas (Saline County) which will be open for operations in mid-November 1997. Horizon is a leading commercial banking organization in its markets with the primary focus on long-term customer relationships and quality service and conducts full service community banking and trust services throughout its market area.

      In the following pages, statistical information about Horizon is presented. Such information should be read in conjunction with "Management's Discussion and Analysis for the Three Year Period Ended December 31, 1996" and "Management's Discussion and Analysis for the Nine Months Ended September 30, 1997 and 1996" and the consolidated financial statements included elsewhere herein.

DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES

      The following table sets forth the condensed average balance sheets for the periods presented and the percentage of each principal category of assets and liabilities to total assets. Also shown is the average yield on each category of interest-earning assets and the average rate paid on interest-bearing liabilities for each of the periods presented. Such yields and rates are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.

                                                                             NINE MONTHS ENDED SEPTEMBER 30,
                                                                    ------------------------------------------------------
                                                                                           1997
                                                                    ------------------------------------------------------

                                                                                    PERCENT      INTEREST         AVERAGE
                                                                    AVERAGE        OF TOTAL       INCOME/          YIELD/
                                                                    BALANCE         ASSETS        EXPENSE         RATE<F1>
                                                                    -------         ------        -------         --------
ASSETS:                                                                             (dollars in thousands)
Interest-earning assets
   Loans<F2>                                                       $310,929          57.82%       $20,993           9.00%
   Taxable investment securities                                     54,612          10.15          2,688           6.56
   Non-taxable investment securities-fed<F3>                          5,322            .99            382           9.57
   Non-taxable investment securities-state<F3>                       95,671          17.79          4,892           6.82
   Non-taxable investment securities-fed and state<F3>               30,877           5.74          1,925           8.31
   Other investment securities                                        3,422            .64            150           5.84
   Interest-bearing deposits                                          3,985            .74            158           5.29
   Federal funds sold                                                 4,018            .75            168           5.57
                                                                   --------         ------        -------           ----
   Total interest-earning assets                                    508,836          94.62         31,356           8.22
Non-interest-earning assets:
   Cash and due from banks                                           12,099           2.25
   Premises and equipment                                            10,853           2.02
   Other assets                                                      10,313           1.91
   Allowance for possible loan losses                                (4,310)          (.80)
                                                                   --------         ------

      Total assets                                                 $537,791         100.00%
                                                                   ========         ======

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities
   Interest-bearing demand deposits                                $ 93,089          17.31%       $ 1,935           2.77%
   Savings deposits                                                  75,549          14.05          2,385           4.21
   Time deposits                                                    240,434          44.71          9,569           5.31
   Other borrowings                                                  33,518           6.23          1,424           5.66
                                                                   --------         ------        -------           ----
   Total interest-bearing liabilities                               442,590          82.30         15,313           4.61
Non-interest-bearing liabilities
   Demand deposits                                                   49,555           9.21
   Other liabilities                                                  5,445           1.01
                                                                   --------         ------
      Total liabilities                                             497,590          92.52
      Shareholders equity                                            40,201           7.48
                                                                   --------         ------
      Total liabilities and shareholders' equity                   $537,791         100.00%
                                                                   ========         ======

Net interest income                                                                               $16,043
                                                                                                  =======

Interest rate spread                                                                                                3.61%
                                                                                                                    ====

Net interest rate margin                                                                                            4.20%
                                                                                                                    ====

Interest-bearing liabilities to earning assets ratio                  86.98%
                                                                   ========

------------------------------
<F1>  Average Yield/Rate for the nine months ended September 30, 1997 and
      1996 are annualized.
<F2>  Average balances include non-accrual loans.  The income on such loans is included in interest but is recognized only upon receipt.
<F3>  Non-taxable investment income presented on a fully tax-equivalent basis assuming a tax rate of 6.5% (state), 34% (federal) and 37.5% (state and federal).

                                                                             NINE MONTHS ENDED SEPTEMBER 30,
                                                                    ------------------------------------------------------
                                                                                           1996
                                                                    ------------------------------------------------------

                                                                                    PERCENT      INTEREST         AVERAGE
                                                                    AVERAGE        OF TOTAL       INCOME/          YIELD/
                                                                    BALANCE         ASSETS        EXPENSE         RATE<F1>
                                                                    -------         ------        -------         --------
ASSETS:                                                                             (dollars in thousands)
Interest-earning assets
   Loans<F2>                                                       $278,696          57.40%       $19,085           9.13%
   Taxable investment securities                                     45,596           9.39          2,165           6.33
   Non-taxable investment securities-fed<F3>                          5,860           1.21            423           9.62
   Non-taxable investment securities-state<F3>                       78,982          16.27          3,903           6.59
   Non-taxable investment securities-fed and state<F3>               37,287           7.68          2,328           8.32
   Other investment securities                                        2,649            .55            110           5.54
   Interest-bearing deposits                                          2,199            .45             89           5.40
   Federal funds sold                                                 5,117           1.05            208           5.42
                                                                   --------         ------        -------           ----
   Total interest-earning assets                                    456,386          94.00         28,311           8.27
Non-interest-earning assets:
   Cash and due from banks                                           12,479           2.57
   Premises and equipment                                            10,977           2.26
   Other assets                                                       9,986           2.06
   Allowance for possible loan losses                                (4,308)          (.89)
                                                                   --------         ------

      Total assets                                                 $485,520         100.00%
                                                                   ========         ======

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities
   Interest-bearing demand deposits                                $ 96,308          19.84%       $ 1,991           2.76%
   Savings deposits                                                  29,830           6.14            521           2.33
   Time deposits                                                    246,731          50.82         10,235           5.53
   Other borrowings                                                  27,672           5.70          1,160           5.59
                                                                   --------         ------        -------           ----
   Total interest-bearing liabilities                               400,541          82.50         13,907           4.63
Non-interest-bearing liabilities
   Demand deposits                                                   44,854           9.23
   Other liabilities                                                  3,192            .66
                                                                   --------         ------
      Total liabilities                                             448,587          92.39
      Shareholders equity                                            36,933           7.61
                                                                   --------         ------
      Total liabilities and shareholders' equity                   $485,520         100.00%
                                                                   ========         ======

Net interest income                                                                               $14,404
                                                                                                  =======

Interest rate spread                                                                                                3.64%
                                                                                                                    ====

Net interest rate margin                                                                                            4.21%
                                                                                                                    ====

Interest-bearing liabilities to earning assets ratio                  87.76%
                                                                   ========

------------------------------
<F1>  Average Yield/Rate for the nine months ended September 30, 1997 and
      1996 are annualized.
<F2>  Average balances include non-accrual loans.  The income on such loans is included in interest but is recognized only upon receipt.
<F3>  Non-taxable investment income presented on a fully tax-equivalent basis assuming a tax rate of 6.5% (state), 34% (federal) and 37.5% (state and federal).


                                                                                  YEAR ENDED DECEMBER 31,
                                                                    ------------------------------------------------------
                                                                                           1996
                                                                    ------------------------------------------------------

                                                                                    PERCENT      INTEREST         AVERAGE
                                                                    AVERAGE        OF TOTAL       INCOME/          YIELD/
                                                                    BALANCE         ASSETS        EXPENSE           RATE
                                                                    -------         ------        -------           ----
ASSETS:                                                                             (dollars in thousands)
Interest-earning assets
   Loans<F1>                                                       $283,390          57.67%       $25,898           9.14%
   Taxable investment securities                                     45,549           9.27          2,890           6.34
   Non-tax investment securities-fed<F2>                              5,569           1.13            533           9.57
   Non-tax investment securities-state<F2>                           78,739          16.02          5,185           6.59
   Non-tax investment securities-fed & state<F2>                     36,734           7.48          3,053           8.31
   Other investment securities                                        2,672            .54            157           5.88
   Interest-bearing deposits                                          3,753            .76            202           5.38
   Federal funds sold                                                 6,157           1.25            333           5.41
                                                                   --------         ------        -------           ----
      Total interest-earning assets                                 462,563          94.12         38,251           8.27
Non-interest-earning assets:
   Cash and due from banks                                           12,842           2.62
   Premises and equipment                                            11,028           2.25
   Other assets                                                       9,283           1.89
   Allowance for possible loan losses                                (4,315)          (.88)
                                                                   --------         ------

      Total assets                                                 $491,401         100.00%
                                                                   ========         ======

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities
   Interest-bearing demand deposits                                $ 98,795          20.10%       $ 2,764           2.80%
   Savings deposits                                                  30,239           6.15            742           2.45
   Time deposits                                                    247,828          50.43         13,654           5.51
   Other borrowings                                                  28,823           5.87          1,602           5.56
                                                                   --------         ------        -------           ----
      Total interest-bearing liabilities                            405,685          82.55         18,762           4.62
Non-interest-bearing liabilities
   Demand deposits                                                   44,946           9.15
   Other liabilities                                                  3,089            .63
                                                                   --------         ------
      Total liabilities                                             453,720          92.33
Shareholders' equity                                                 37,681           7.67
                                                                   --------         ------
      Total liabilities and shareholders' equity                   $491,401         100.00%
                                                                   ========         ======

Net interest income                                                                               $19,489
                                                                                                  =======

Interest rate spread                                                                                                3.65%
                                                                                                                    ====

Net interest rate margin                                                                                            4.21%
                                                                                                                    ====

Interest-bearing liabilities to earning assets ratio                  87.70%
                                                                   ========

                                                                                  YEAR ENDED DECEMBER 31,
                                                                    ------------------------------------------------------
                                                                                           1995
                                                                    ------------------------------------------------------

                                                                                    PERCENT      INTEREST         AVERAGE
                                                                    AVERAGE        OF TOTAL       INCOME/          YIELD/
                                                                    BALANCE         ASSETS        EXPENSE           RATE
                                                                    -------         ------        -------           ----
ASSETS:                                                                             (dollars in thousands)
Interest-earning assets
   Loans<F1>                                                       $248,672          56.22%       $22,579           9.08%
   Taxable investment securities                                     50,381          11.39          3,606           7.16
   Non-tax investment securities-fed<F2>                              1,483            .34            183          12.34
   Non-tax investment securities-state<F2>                           70,082          15.84          4,580           6.54
   Non-tax investment securities-fed & state<F2>                     34,353           7.77          3,061           8.91
   Other investment securities                                        2,597            .59            142           5.47
   Interest-bearing deposits                                          5,068           1.15            307           6.06
   Federal funds sold                                                 4,541           1.03            266           5.86
                                                                   --------         ------        -------          -----
      Total interest-earning assets                                 417,177          94.31         34,724           8.32
Non-interest-earning assets:
   Cash and due from banks                                           10,548           2.38
   Premises and equipment                                            10,012           2.26
   Other assets                                                       8,758           1.98
   Allowance for possible loan losses                                (4,147)          (.94)
                                                                   --------         ------

      Total assets                                                 $442,348         100.00%
                                                                   ========         ======

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities
   Interest-bearing demand deposits                                $ 73,524          16.62%       $ 1,721           2.34%
   Savings deposits                                                  30,393           6.87            819           2.69
   Time deposits                                                    237,998          53.80         13,433           5.64
   Other borrowings                                                  21,436           4.85          1,370           6.39
                                                                   --------         ------        -------          -----
      Total interest-bearing liabilities                            363,351          82.14         17,343           4.77
Non-interest-bearing liabilities
   Demand deposits                                                   42,081           9.52
   Other liabilities                                                  3,014            .68
                                                                   --------         ------
      Total liabilities                                             408,446          92.34
Shareholders' equity                                                 33,902           7.66
                                                                   --------         ------
      Total liabilities and shareholders' equity                   $442,348         100.00%
                                                                   ========         ======

Net interest income                                                                               $17,381
                                                                                                  =======

Interest rate spread                                                                                                3.55%
                                                                                                                   =====

Net interest rate margin                                                                                            4.17%
                                                                                                                   =====

Interest-bearing liabilities to earning assets ratio                  87.10%
                                                                   ========

                                                                                  YEAR ENDED DECEMBER 31,
                                                                    ------------------------------------------------------
                                                                                           1994
                                                                    ------------------------------------------------------

                                                                                    PERCENT      INTEREST         AVERAGE
                                                                    AVERAGE        OF TOTAL       INCOME/          YIELD/
                                                                    BALANCE         ASSETS        EXPENSE           RATE
                                                                    -------         ------        -------           ----
ASSETS:                                                                             (dollars in thousands)
Interest-earning assets
   Loans<F1>                                                       $227,022          54.92%       $18,798           8.28%
   Taxable investment securities                                     38,669           9.35          1,554           4.02
   Non-tax investment securities-fed<F2>                              1,130            .27             83           7.35
   Non-tax investment securities-state<F2>                           75,205          18.19          5,811           7.73
   Non-tax investment securities-fed & state<F2>                     34,159           8.26          3,150           9.22
   Other investment securities                                        2,881            .70            113           3.92
   Interest-bearing deposits                                          3,482            .84             98           2.81
   Federal funds sold                                                 3,542            .86            177           5.00
                                                                   --------         ------        -------           ----
      Total interest-earning assets                                 386,090          93.39         29,784           7.71
Non-interest-earning assets:
   Cash and due from banks                                           11,648           2.82
   Premises and equipment                                            10,027           2.43
   Other assets                                                       9,707           2.35
   Allowance for possible loan losses                                (4,081)          (.99)
                                                                   --------         ------

      Total assets                                                 $413,391         100.00%
                                                                   ========         ======

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities
   Interest-bearing demand deposits                                $ 79,689          19.28%       $ 1,730           2.17%
   Savings deposits                                                  32,950           7.97            891           2.70
   Time deposits                                                    203,942          49.33          8,182           4.01
   Other borrowings                                                  20,795           5.03          1,372           6.60
                                                                   --------         ------        -------           ----
      Total interest-bearing liabilities                            337,376          81.61         12,175           3.61
Non-interest-bearing liabilities
   Demand deposits                                                   42,494          10.28
   Other liabilities                                                  4,172           1.01
                                                                   --------         ------
      Total liabilities                                             384,042          92.90
Shareholders' equity                                                 29,349           7.10
                                                                   --------         ------
      Total liabilities and shareholders' equity                   $413,391         100.00%
                                                                   ========         ======

Net interest income                                                                               $17,609
                                                                                                  =======

Interest rate spread                                                                                                4.10%
                                                                                                                    ====

Net interest rate margin                                                                                            4.56%
                                                                                                                    ====

Interest-bearing liabilities to earning assets ratio                  87.38%
                                                                   ========

------------------------------
<F1>  Average balances include non-accrual loans.  The income on such loans is included in interest but is recognized only upon receipt.
<F2>  Non-taxable investment income presented on a fully tax-equivalent basis is assuming a tax rate of 6.5% (state), 34% (federal) and 37.5% (state and federal).

RATE/VOLUME ANALYSIS

      The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities, respectively. The table distinguishes between the changes related to average outstanding balances (changes in volume while holding the initial rate constant) and the changes related to average interest rates (changes in average rates while holding the initial balance constant). Investments are shown at book value. The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                                     AMOUNT OF INCREASE (DECREASE)
                                                 ------------------------------------------------------------------
                                                      1996 COMPARED TO 1995               1995 COMPARED TO 1994
                                                    INCREASE (DECREASE) DUE TO          INCREASE (DECREASE) DUE TO
                                                 -------------------------------        ---------------------------
                                                 VOLUME<F1>   RATE<F2>       NET        VOLUME<F1>  RATE<F2>    NET
                                                 ----------   --------       ---        ----------  --------    ---
                                                                         (dollars in thousands)
Interest-earning assets:
   Loans                                           $3,172        $147      $3,319         $1,879     $1,902     $3,781
   Taxable investment securities                     (328)       (388)       (716)           573      1,479      2,052
   Non-taxable investment securities-fed              400         (50)        350             31         69        100
   Non-taxable investment securities-state            570          35         605           (377)      (854)    (1,231)
   Non-tax investment securities-fed and state        205        (213)         (8)            18       (107)       (89)
   Other investments                                    4          11          15            (12)        41         29
   Interest-bearing deposit                           (73)        (32)       (105)            59        150        209
   Federal funds sold                                  89         (22)         67             55         34         89
                                                   ------       -----      ------         ------    -------     ------
     Total interest-earning assets                  4,039        (512)      3,527          2,226      2,714      4,940

Interest-bearing liabilities:
   Interest-bearing demand deposits                   665         378       1,043           (139)       130         (9)
   Savings deposits                                    (4)        (73)        (77)           (69)        (3)       (72)
   Time deposits                                      546        (325)        221          1,528      3,723      5,251
   Other borrowings                                   427        (195)        232             42        (44)        (2)
                                                   ------       -----      ------         ------    -------     ------
     Total interest-bearing liabilities             1,634        (215)      1,419          1,362      3,806      5,168
                                                   ------       -----      ------         ------    -------     ------

Net interest income                                $2,405       $(297)     $2,108         $  864    $(1,092)    $ (228)
                                                   ======       =====      ======         ======    =======     ======

-------------------
<F1>  Change in volume multiplied by yield/rate of prior period.
<F2>  Change in yield/rate multiplied by volume of prior period.
Note 1:  Investments are shown at book value.
Note 2:  The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the changes in each.
Note 3:  Non-taxable investment income presented on a fully tax-equivalent basis assuming a tax rate of 6.5% (state),
         34% (federal) and 37.5% (state and federal).

INVESTMENT PORTFOLIO

      The following table presents the composition of Horizon's investment securities portfolio by major category at December 31, 1996 and 1995.

                                                                      DECEMBER 31,
                             ----------------------------------------------------------------------------------------------
                                                  1996                                            1995
                             ---------------------------------------------   ----------------------------------------------
                             AVAILABLE-   PERCENT    HELD-TO-   PERCENT OF   AVAILABLE-   PERCENT OF  HELD-TO-   PERCENT OF
                              FOR-SALE    OF TOTAL   MATURITY      TOTAL      FOR-SALE       TOTAL    MATURITY      TOTAL
                             ----------   --------   --------   ----------   ----------   ----------  --------   ----------
U.S. Treasury securities
   and U.S. government
   agencies and corporations  $112,634      76.3%    $13,766        73.3%     $105,753        73.5%   $19,440        75.5%
State and municipal             35,029      23.7       4,703        25.1        38,235        26.5      6,133        23.8
Other                               --        --         300         1.6            --          --        170         0.7
                              --------     -----     -------       -----      --------       -----    -------       -----
   Total                      $147,663     100.0%    $18,769       100.0%     $143,988       100.0%   $25,743       100.0%
                              ========     =====     =======       =====      ========       =====    =======       =====

      On January 1, 1994, Horizon adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"), which requires classification of debt securities into the following three categories: held-to-maturity ("HTM"), available-for-sale ("AFS") or trading. Securities classified as HTM are carried at amortized cost and securities classified as AFS or trading are carried at fair market value. Accordingly, certain securities were reclassified as AFS on January 1, 1994. Prior to January 1, 1994, all securities were considered HTM and carried at amortized cost. Horizon has never maintained a trading account.

      The objectives of the securities portfolio are to provide Horizon with a source of liquidity and a maximum return within predetermined risk limitations.
 The securities portfolio is an integral part of the overall interest rate risk management process. As of December 31, 1996, investment securities classified as AFS and HTM constituted 88.72% and 11.28%, respectively, of Horizon's securities portfolio.

      As of December 31, 1996, Horizon held no securities of any single issuer, other than the U.S. Treasury and U.S. government agencies and corporations (including Freddie Mac, Fannie Mae and Ginnie Mae), that exceeded 10% of shareholders' equity.

      The following table sets forth the maturities and weighted average yields of Horizon's investment securities at December 31, 1996.

                                                                          DECEMBER 31, 1996
                                                                               MATURING
                                         ----------------------------------------------------------------------------------
                                                                 AFTER ONE          AFTER FIVE
                                               IN ONE             THROUGH             THROUGH            OVER
                                            YEAR OR LESS         FIVE YEARS          TEN YEARS         TEN YEARS      TOTAL
                                         ------------------  ------------------  ----------------- ----------------- ------
                                         AMOUNT   YIELD<F1>  AMOUNT  YIELD<F1>  AMOUNT  YIELD<F1> AMOUNT  YIELD<F1> AMOUNT
                                         ------   ---------  ------  ---------  ------  --------- ------  --------- ------
                                                                     (dollars in thousands)
Available-for-Sale
   U.S. Treasury securities and other
       U.S. government agencies and
       corporations                      $ 8,311     6.08%   $57,016    6.07%   $14,353    6.46%  $32,954    6.70%  $112,634
   State and municipal                     2,754     7.95     11,369    7.20     11,970    8.42     8,935    9.04     35,029
                                         -------    -----    -------   -----    -------   -----   -------   -----   --------
       Total                             $11,065     6.55%   $68,385    6.26%   $26,323    7.35%  $41,890    7.20%  $147,663
                                         =======    =====    =======   =====    =======   =====   =======   =====   ========

Held-to-Maturity
   U.S. Treasury securities and other
       U.S. government agencies and
       corporations                      $ 3,755     5.62%   $ 7,354    6.00%   $   751    7.43%  $ 1,907    6.63%  $ 13,767
   State and municipal                       264     6.63      1,689    7.55      1,840    7.85     1,109    9.38      4,902
   Other                                      --       --        100    8.74         --      --        --      --        100
                                         -------    -----    -------   -----    -------   -----   -------   -----   --------
       Total                             $ 4,019     5.69%   $ 9,143    6.32%   $ 2,591    7.73%  $ 3,016    7.64%  $ 18,769
                                         =======    =====    =======   =====    =======   =====   =======   =====   ========

--------------------
<F1> Presented at book value.

LOAN PORTFOLIO

      TYPES OF LOANS. The following table sets forth information concerning the composition of Horizon's loan portfolio, as of the date indicated.

                                                                          DECEMBER 31,
                          --------------------------------------------------------------------------------------------------
                                  1996                1995                1994                1993               1992
                          ------------------    ----------------    ----------------    ----------------    ----------------
                                                                 (dollars in thousands)

                                      PERCENT             PERCENT             PERCENT             PERCENT             PERCENT
                                      OF TOTAL            OF TOTAL            OF TOTAL            OF TOTAL            OF TOTAL
                           AMOUNT      LOANS     AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS
                          --------     -----    --------   -----    --------   -----    --------   -----    --------   -----
Commercial, financial
  and agricultural        $ 82,841      27.6%   $ 58,900    22.1%   $ 65,820    26.7%   $ 46,644    23.1%   $ 35,910    20.7%
                          --------     -----    --------   -----    --------   -----    --------   -----    --------   -----

Real estate:
  Commercial                39,485      13.1      41,186    15.4      17,840     7.2      20,932    10.4      22,561    13.0
  Residential               98,441      32.8      85,787    32.2      74,525    30.2      59,807    29.7      57,770    33.4
  Construction              11,951       4.0       5,627     2.1       7,124     2.9       3,463     1.8       1,745     1.0
                          --------     -----    --------   -----    --------   -----    --------   -----    --------   -----
   Total                   149,877               132,600              99,489              84,202              82,076

Consumer and other          67,841      22.5      75,309    28.2      81,637    33.0      70,651    35.0      55,323    31.9
                          --------     -----    --------   -----    --------   -----    --------   -----    --------   -----
   Total loans            $300,559     100.0%   $266,809   100.0%   $246,946   100.0%   $201,497   100.0%   $173,309   100.0%
                          ========     =====    ========   =====    ========   =====    ========   =====    ========   =====

Less:
  Unearned discount            753                 2,525               6,344               6,295               5,146
  Allowance for
   loan loss                 4,226                 4,117               4,246               3,577               3,039
                          --------              --------            --------            --------            --------
   Total loans, net       $295,580              $260,167            $236,356            $191,625            $165,124
                          ========              ========            ========            ========            ========

     Commercial and real estate loans have experienced 90.2%, or $106,713,000, growth since December 1992. This growth rate was influenced by three major factors: (i) Horizon's acquisition of Grant County Bank, January 3, 1994, which included $12,586,000 in commercial and real estate loans; (ii) growth within the Hot Springs market due to the increase in tourism; and
(iii) Horizon's increased emphasis on commercial and real estate loans. In early 1995, Horizon sought to restructure its projected loan growth in each of the major categories (commercial, real estate and installment) due to market factors and internal economic forecasts. The forecasted growth in installment loans was revised to little or no growth (as discussed further below) while commercial and real estate loans became the primary focus for future growth. This restructuring was in response to two overriding factors:
(a) the need to continue diversifying the mix of the loan portfolio; and (b) the quality of the commercial and real estate loan portfolios which is supported by experienced lenders and stringent underwriting standards.

      Installment loans experienced strong growth during 1993 and 1994, due in part to Horizon's acquisition of Grant County Bank, which included $3,473,000 in installment loans. In addition, Horizon aggressively pursued indirect automobile paper during 1993 and 1994. From January 1, 1995 forward, installment loans have experienced little or no growth due to three factors:
(i) aggressive pricing by competitors; (ii) more conservative bank underwriting practices; and (iii) the alarming rise (and forecasted rise) in personal bankruptcies and personal credit card debt.

      LOAN MATURITY SCHEDULE. The following table sets forth the contractual maturity of Horizon's loan portfolio at December 31, 1996.

                                                                 LOANS AT
                                                             DECEMBER 31, 1996
                                                                 MATURING
                                       --------------------------------------------------------------
                                                          AFTER ONE
                                          IN ONE           THROUGH            AFTER
                                       YEAR OR LESS       FIVE YEARS        FIVE YEARS          TOTAL
                                       ------------       ----------        ----------          -----
                                                            (dollars in thousands)
Commercial and agricultural              $36,136           $37,179            $9,526           $82,841
Real estate-construction                   8,833             2,847               271            11,951
                                         -------           -------            ------           -------
      Total                              $44,969           $40,026            $9,797           $94,792
                                         =======           =======            ======           =======

      At December 31, 1996, the total amount of commercial and agricultural and real estate construction loans due after one year that have predetermined interest rates was $46,335 and the total amount of commercial and agricultural and real estate construction loans due after one year that have floating or adjustable interest rates was $3,488.

      RISK ELEMENTS INVOLVED IN LENDING ACTIVITIES. The following table sets forth the amounts of non-performing loans and other real estate for the periods presented.

                                                                             DECEMBER 31,
                                            SEPTEMBER 30, --------------------------------------------------------
                                                1997        1996        1995        1994        1993        1992
                                                ----        ----        ----        ----        ----        ----
                                                                    (dollars in thousands)
Non-accrual loans                             $  3,294    $  1,986    $    974    $    479    $    326    $    351
Loans past due 90 days or more                     123         283         363         251         429          73
Restructured loans                                  --          --          --          --          --          --
                                              --------    --------    --------    --------    --------    --------
   Total non-performing loans                    3,417       2,269       1,337         730         755         424
Foreclosed property                              1,642       1,503         923       1,035       1,069       1,087
                                              --------    --------    --------    --------    --------    --------
Total non-performing assets                   $  5,059    $  3,772    $  2,260    $  1,765    $  1,824      $1,511
                                              ========    ========    ========    ========    ========    ========

Non-performing loans to loans                     1.04%        .76%        .51%        .30%        .39%        .25%
Non-performing assets to loans plus
   foreclosed property                            1.53        1.25         .85         .73         .93         .89
Non-performing assets to total assets              .92         .74         .48         .42         .54         .49

Total assets                                  $550,679    $509,356    $469,153    $424,962    $335,484    $309,495
Total loans, net of unearned discount          328,798     299,807     264,285     240,602     195,202     168,164
Total loans plus foreclosed property           330,440     301,310     265,208     241,637     196,271     169,251

     The table above summarizes Horizon's non-performing loan trends. The increase in non-performing assets is a result of management's aggressive approach to the identification of problem credits. Management is not presently aware of any loan or portion of the loan portfolio not included in the table above with respect to which there are serious doubts as to the ability of the borrower(s) to comply with the present loan payment terms.

      When it becomes questionable that the collection of all principal or interest will take place, the accrual of interest is discontinued. Usually, loans ninety days or more past due are placed on non-accrual status, unless the loan is well secured and in the process of collection. However, all loans over 105 days past due are placed on non-accrual status. The interest on non-accrual loans which would have been accrued, as well as the interest collected on such loans, was not material for periods presented in the table above.

      POTENTIAL PROBLEM LOANS. Management uses risk ratings to track the quality of the loan portfolio. The ratings are used in the calculation of the allowance for loan losses by assigning a weighted value to each rating. The ratings are also used in the production of "watch lists" that show potential problem credits. The internal loan review department is responsible for the evaluation of the overall credit quality of the bank and has the responsibility, along with the servicing officer, to identify loan ratings that need to be adjusted. The review process is intended to identify borrowers who might be experiencing financial difficulties.

      The allowance for loan losses is maintained at a level considered adequate to cover potential losses that are anticipated based on past loss experience, past due trends, economic conditions, portfolio trends, areas with a concentration of credit, information about a specific borrower including their financial position and collateral values, and other factors that are subject to change over time. Specific allowance allocations can be made as warranted on any loan with respect to which management determines the need exists.

      Horizon has four divisional loan committees, one for each geographical area. Each committee works closely with the servicing officers in the credit approval and review process. All large lines of credit, as well as any other lines of credit that the officer believes necessary, are submitted to Horizon Bank's loan committee, which is made up of Horizon Bank's senior officers. The approval process is designed to help assure that underwriting standards are maintained as loans are originated.

      FOREIGN OUTSTANDINGS. Horizon had no loans to any foreign countries on any of the dates specified in the tables.

      LOAN CONCENTRATIONS. Horizon does not have a particular concentration of credit in any one economic or geographic sector.

OTHER INTEREST-BEARING ASSETS

      Other interest-bearing assets consists of interest-bearing deposits and federal funds sold at September 30, 1997 and December 31, 1996 and 1995. Interest-bearing deposits and federal funds sold are highly rate sensitive.

SUMMARY OF LOAN LOSS EXPERIENCE

      The following table sets forth an analysis of the allowance for loan losses activity for the periods presented, including the ratio of net charge-offs to average loans.

                                                                                DECEMBER 31,
                                            SEPTEMBER 30, --------------------------------------------------------
                                                1997        1996        1995        1994        1993        1992
                                                ----        ----        ----        ----        ----        ----
                                                                   (dollars in thousands)
Reserve balance at beginning of period        $  4,226    $  4,117    $  4,246    $  3,577    $  3,039    $  1,848

Loans charged off:
Commercial, financial and agricultural             114         264         269         128         138         257
Real estate mortgage                                53         288         327          80         164         143
Installment and consumer                           578         852         742         585         303         248
                                              --------    --------    --------    --------    --------    --------
     Total charge-offs                             745       1,404       1,338         793         605         648

Recoveries of loans previously charged off:
Commercial, financial and agricultural              45          18          56         134          74          49
Real estate mortgage                                10          20          63         216          36          13
Installment and consumer                           132         234         215         178         148          87
                                              --------    --------    --------    --------    --------    --------
     Total recoveries                              187         272         334         528         258         149
                                              --------    --------    --------    --------    --------    --------
Net charge-offs                                    558       1,132       1,004         265         347         499
Additions to reserve charged to expense            811       1,241         875         695         885       1,690
Allowance acquired in business
   combinations                                     --          --          --         239          --          --
                                              --------    --------    --------    --------    --------    --------
Reserve balance at end of period              $  4,479    $  4,226    $  4,117    $  4,246    $  3,577    $  3,039
                                              ========    ========    ========    ========    ========    ========

Net charge-offs to
   average loans                                   .18%        .40%        .40%        .12%        .18%        .34%
Allowance for possible loan losses
   to loans                                       1.36        1.41        1.56        1.76        1.83        1.81
Allowance for possible loan losses
   to non-performing loans                      131.08      186.25      307.93      581.64      473.77      716.75

Average loans                                 $310,929    $283,390    $248,672    $227,022    $195,068    $148,425
Total loans (net of unearned income)           328,798     299,807     264,285     240,602     195,202     168,164
Non-performing loans                             3,417       2,269       1,337         730         755         424

      The increase in charge-offs in 1995 and 1996 was primarily due to management's emphasis on improving the quality of the loan portfolio.

      Horizon Bank utilizes a ratings system whereby loans are grouped according to the identified risk in each credit. The rating is assigned initially by the account officer. A rating can be downgraded, as conditions warrant. A rating can be upgraded only by approval from the loan review department and the senior loan officer.

      Commercial and real estate loans utilize the a rating system numbering from 1 to 7. These loans are rated, grouped and the corresponding reserve amount is calculated. Unfunded loans and lines-of-credit also utilize the same numbering system.

      Installment loans utilize the rating system whereby loans are grouped based on past due status and the corresponding reserve amount is calculated.

      The sum total of all the required reserves for commercial loans, real estate loans, unfunded loans, lines-of-credit and installment loans are then compared against the book balance of loan loss reserve and any excess/shortage is identified. Horizon performs this analysis on a monthly basis utilizing internal guidelines, as well as taking into account the requirements set forth in Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114"), as amended by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure ("SFAS 118").

                    PROJECTED 1998 CHARGE-OFFS                         ALLOCATION OF PROJECTED CHARGE-OFFS
                    --------------------------                         -----------------------------------
Average loans projected for 1998       $365,000,000               Commercial                          $228,250
Charge-off rate                        0.25% of average loans     Real Estate                          182,600
Total projected charge-offs            $913,000                   Installment                          502,150


DEPOSITS

      The following table shows, for each type of deposit, the average amount and the average rate paid on each type of deposit for the years ended December 31, 1996 and 1995.

                                                                            DECEMBER 31,
                                          ----------------------------------------------------------------------------
                                                         1996                                       1995
                                          ----------------------------------          --------------------------------
                                                                     (dollars in thousands)

                                           AVERAGE      INTEREST                      AVERAGE        INTEREST
                                           BALANCE      EXPENSE         RATE          BALANCE        EXPENSE      RATE
                                          --------      -------         ----          -------        -------      ----
Non-interest-bearing demand deposits      $ 44,946      $    --           --%         $ 42,081       $    --        --%
Interest-bearing demand deposits            98,795        2,764         2.80            73,524         1,721      2.34
Savings deposits                            30,239          742         2.45            30,393           819      2.69
Time deposits                              247,828       13,654         5.51           237,998        13,433      5.64
                                          --------      -------                       --------       -------
                                          $421,808      $17,160         4.07%         $383,996       $15,973      4.16%
                                          ========      =======                       ========       =======

      The following table sets forth the amount of Horizon's time deposits of $100,000 or more by time remaining until maturity at December 31, 1996:

                                                      DECEMBER 31, 1996
                                                      -----------------
                                                   (dollars in thousands)
Three months or less                                       $21,140
Over three through six months                               20,465
Over six through twelve months                              10,797
Over twelve months                                          10,108
                                                           -------
                                                           $62,510
                                                           =======

      As presented in the table above, average deposits increased $62,733,000, or 17.47%, from December 31, 1994 to December 31, 1996. The primary growth areas were interest-bearing demand deposits and time deposits. Interest-bearing demand deposits grew mainly due to Horizon's offering of two different account packages that had higher interest rates and more restrictions on withdrawals. Time deposits grew because Horizon offered several new certificate of deposit products at rates higher than in previous years.

      Overall, the effect of the 300-basis-point rise and fall in rates experienced during the last interest rate cycle can be seen in the increased cost of deposits from December 31, 1994 to December 31, 1996. Despite this rise in the cost of funds, Horizon maintained its net yield on interest-earning assets at 4.17% or above. This was accomplished through more effective asset/liability management and Horizon's focus on higher yield commercial loan products.

      The maturity of time deposits over $100,000 presented above is indicative of Horizon's liability-sensitive balance sheet position, with 83.83% of the large time deposits maturing or repricing within twelve months. Horizon manages its liability sensitive position through short term borrowing and access to available for sale investment securities.

RETURN ON EQUITY AND ASSETS

      The following are certain selected ratios of Horizon as of December 31, 1996, 1995 and 1994 used in analyzing performance of banks and bank holding companies.

                                                1996              1995              1994
                                              --------          --------          --------
Return on average assets:
   Net Income                                 $  5,427          $  3,542          $  4,576
   Average Assets                              491,401           442,348           413,391
                                              --------          --------          --------
                                                  1.10%              .80%             1.11%
                                              ========          ========          ========
Return on average equity:
   Net Income                                    5,427             3,542             4,576
   Average Equity                               37,681            33,902            29,349
                                              --------          --------          --------
                                                 14.40%            10.45%            15.59%
                                              ========          ========          ========

Dividend payout ratio:
   Dividend per share                             1.01               .45               .03
   Average Equity                                 9.04              5.89              7.73
                                              --------          --------          --------
                                                 11.17%             7.64%              .39%
                                              ========          ========          ========

Equity to assets ratio:
   Average Equity                               37,681            33,902            29,349
   Average Assets                              491,401           442,348           413,391
                                              --------          --------          --------
                                                  7.67%             7.66%             7.10%
                                              ========          ========          ========

MANAGEMENT'S DISCUSSION AND ANALYSIS FOR THE THREE YEAR PERIOD
ENDED DECEMBER 31, 1996

      The following discussion and analysis is intended to review the significant factors affecting the financial condition and results of operations of Horizon for the three years ended December 31, 1996. It provides a more comprehensive review that is not otherwise apparent from the financial statements alone. Reference should be made to those statements and the selected financial data presented elsewhere herein for an understanding of the following review.

     NET INCOME ANALYSIS. Horizon's net income for 1996 was $5,427,000, as compared to net income of $3,542,000 for 1995, and $4,576,000 for 1994. Net interest income grew $1,953,000 in 1996 which was offset by a $366,000 increase in provision for possible loan losses. Non-interest income also increased from 1995 to 1996 by $759,000, and non-interest expense declined $157,000 over the same period. The decrease in net income between 1994 and 1995 can partly be attributed to a decrease of $149,000 in net interest income, and the $45,000 decrease in non-interest income, however, the primary cause for the decline is the increase in non-interest expenses of $1,259,000. The increase in non-interest expenses relates to merger expenses (both one-time expenses and capitalized costs) incurred for the reorganization undertaken during 1995.

     NET INTEREST INCOME. Net interest income represents the difference between interest earned on loans, securities and other earning assets, and the interest expense on deposits and other borrowings used to fund them. Net interest income is the principal source of earnings for Horizon. The Bank's net interest income increased 12.30% to $17,826,000 during 1996 after a decrease of 0.93% in 1995 and an increase of 14.47% in 1994. These fluctuations are attributable to Horizon's liability sensitive balance sheet.

      Changes in interest rates and the mix of interest-earning assets and interest-bearing liabilities are prominent factors affecting net interest income. Another important factor is the ratio of interest-bearing liabilities to interest-earning assets, which was 87.70%, 87.10% and 87.38% in 1996, 1995 and 1994, respectively.

      Horizon's net interest rate spread equals the excess of the yield on interest-earning assets over the interest-bearing liabilities. The Bank's net interest rate spread was 3.65% in 1996 as compared to 3.55% and 4.10% in 1995 and 1994, respectively. The net yield on average earning assets equals the net interest income divided by average earning assets. The net yield on interest-earning assets was 4.21% in 1996 as compared to 4.17% and 4.56% in 1995 and 1994, respectively. A summary of Horizon's net interest rate spread, net yield on interest-earning assets and net interest income follows, presented on a fully tax-equivalent basis.

                                                 1996              1995              1994
                                                 ----              ----              ----
                                                          (dollars in thousands)
      Net interest rate spread                    3.65%             3.55%             4.10%
      Net yield on interest-earning assets        4.21              4.17              4.56
      Net interest income                      $19,489           $17,381           $17,609

      Horizon has experienced a liability-sensitive balance sheet for the past several years. This accounts for the decrease in net interest spread from 1994 to 1995 when the markets experienced a 300 basis point rise and fall in interest rates before stabilizing in early 1996. In an effort to actively mitigate the effects of interest rate cycles, Horizon began to restructure the balance sheet by targeting growth in savings accounts and demand deposits (interest-bearing and non-interest-bearing), which are historically lower costing liabilities. As part of this asset reallocation, Horizon also increased its position in adjustable rate securities and adjustable rate loans. The effects of this restructuring can be seen in the increase in net interest rate spread from 1995 to 1996.

     PROVISION FOR LOAN LOSSES. The provision for possible loan losses charged to expense was $1,241,000 in 1996 compared to $875,000 in 1995 and $695,000 in 1994. The provision for loan losses is maintained at a level considered adequate to cover potential losses that are anticipated based on past loss experience, past due trends, economic conditions, portfolio trends, areas with a concentration of credit, information about a specific borrower including their financial position and collateral values, and other factors that are subject to change over time. Specific allocations can be made to the allowance as warranted on any loan, as determined by management. The following table includes ratios that describe trends in the allowance for possible loan losses during the three years ending:

                                                                     DECEMBER 31,
                                                                     ------------
                                                       1996              1995              1994
                                                       ----              ----              ----
      Non-Performing Loans/Loans                        0.76%             0.51%             0.30%
      Allowance For Possible Loans Losses/Loans         1.41              1.56              1.76
      Allowance For Possible Loan Losses/Non-
        Performing Loans                              186.25            307.93            581.64
      Net Charge-offs/Average Loans                     0.40              0.40              0.12

      The table above summarizes Horizon's non-performing loan trends. The increase in non-performing loans is a result of management's aggressive approach to the identification of problem credits netted with the moderate increase in the allowance. Net charge-offs as a percentage of average loans remained steady at 0.40% in 1996 and 1995 due to increased charge-offs offset by increased average loans.

      Horizon has an internal loan review committee whose function whose duties include review of existing and new loans and analysis of the portfolio to determine adequacy of loan loss reserve. Horizon takes into account the effects of SFAS 114 and SFAS 118, which require that loans considered to be impaired be reduced to the present value of expected future cash flows or to the fair value of collateral. The driving forces behind the annual provision are: (i) Horizon's desired reserve ratio (loan loss reserve to net loans); and (ii) the actual and projected charge-offs Horizon has experienced. Based upon its analysis, management believes the allowance for loan losses was adequate at September 30, 1997 to cover future possible loan losses.

     NON-INTEREST INCOME. Non-interest income includes service charges on deposit accounts, security gains/(losses), trust fees, income from subsidiaries and other commissions and fees. Horizon's 1996 non-interest income was $4,052,000, an increase of $759,000 over 1995 results, which was a decrease of $45,000 from 1994 results. The ratio of non-interest income to average total assets was .82%, .74% and .81% for the years ended December 31, 1996, 1995 and 1994, respectively. The primary factor behind the decrease from 1994 to 1995 relates to the merger during July 1995 in which Horizon consolidated four banks into one financial institution. In an effort to enhance customer satisfaction, Horizon reduced or waived most service charges (from July 1 through October 1, 1995) to mitigate the merger effects on the customer.

     NON-INTEREST EXPENSE. Non-interest expense includes salaries and employee benefits, occupancy and equipment expense and other operating expenses. Horizon Bank's non-interest expense decreased 1.14% in 1996 to $13,587,000 as compared to increases of 10.09% in 1995 and 21.84% in 1994.
For the years ended December 31, 1996, 1995 and 1994, Horizon Bank's ratio of non-interest expense to average total assets was 2.77%, 3.11% and 3.02%, respectively. Salaries and benefits, which account for almost half of total non-interest expenses, decreased $5,052 in 1996, increased $748,201 in 1995 and increased $1,310,575 in 1994. The decline in 1996 is a result of the merger, which consolidated operations and thus reduced staffing. The increases in 1994 and 1995 are due to increased staffing needs and the acquisition of Grant County Bank on January 3, 1994.

     INCOME TAXES. Horizon recorded income tax expense of $1,622,000 for 1996, $1,005,000 for 1995 and $1,604,000 for 1994. The ratio of income tax expense to pre-tax income was 23.01%, 22.09% and 25.95% for the years ended December 31, 1996, 1995 and 1994 respectively. The fluctuations were primarily due to changes in pretax income.

      Horizon reduces federal and state income tax expense through investments in tax exempt securities. Historically, Horizon has earned a higher fully tax-equivalent yield on tax exempt investments than on taxable securities.
The presence of the alternative minimum tax effectively limits Horizon's tax exempt investments to certain desired levels.

      Horizon adopted Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes ("SFAS 109") on January 1, 1993.

     IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS. Horizon adopted SFAS 115 on January 1, 1994 and SFAS 114 and SFAS 118 on January 1, 1995.

     LIQUIDITY AND INTEREST RATE SENSITIVITY. The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest-earning assets and interest-bearing liabilities. The matching of assets and liabilities may be examined by analyzing a financial institution's interest rate sensitivity "gap." An asset or liability is considered interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period. A positive gap reflects an asset-sensitive balance sheet position, while a negative gap reflects a liability-sensitive balance sheet position. During a period of rising interest rates, a negative gap position would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap position would tend to result in an increase in net interest income, while a positive gap position would tend to adversely affect net interest income. Liquidity management involves the ability to meet the cash flow requirements of deposits made or withdrawn and loans originated or paid off. Horizon's gap position is illustrated in tables below.

                                                                           SEPTEMBER 30, 1997
                                                ---------------------------------------------------------------------
                                                                   OVER          OVER
                                                                 3 MONTHS       1 YEAR
                                                 3 MONTHS       THROUGH 12      THROUGH         AFTER
                                                 OR LESS          MONTHS        5 YEARS        5 YEARS        TOTAL
                                                ---------       ---------       --------       -------       --------
                                                                      (dollars in thousands)
Assets:
   Investment securities                        $  59,879       $   9,512       $ 71,134       $46,776       $187,301
   Interest-earning deposits                        3,106                                                       3,106
   Loans, net of unearned discount                 50,990          49,526        177,998        50,284        328,798
                                                ---------       ---------       --------       -------       --------
      Total interest-sensitive assets             113,975          59,038        249,132        97,060        519,205
                                                ---------       ---------       --------       -------       --------

Liabilities:
   Fed funds purchased                              6,285                                                       6,285
   Regular money market deposits                   34,001                                                      34,001
   Savings                                         92,827                                                      92,827
   NOW accounts                                    62,591                                                      62,591
   Time deposits                                   55,533         128,019         39,210           296        223,058
   Short-term borrowings                            2,520             615         27,342            10         30,487
                                                ---------       ---------       --------       -------       --------
      Total interest-sensitive liabilities        253,757         128,634         66,552           306        449,249
                                                ---------       ---------       --------       -------       --------

Interest-sensitivity gap at
September 30, 1997:
   Incremental                                  $(139,782)      $ (69,596)      $182,580       $96,754       $ 69,956
                                                =========       =========       ========       =======       ========
   Cumulative                                   $(139,782)      $(209,378)      $(26,798)      $69,956
                                                =========       =========       ========       =======

                                                                           DECEMBER 31, 1996
                                                ---------------------------------------------------------------------
                                                                   OVER          OVER
                                                                 3 MONTHS       1 YEAR
                                                 3 MONTHS       THROUGH 12      THROUGH         AFTER
                                                 OR LESS          MONTHS        5 YEARS        5 YEARS        TOTAL
                                                ---------       ---------       --------       -------       --------
                                                                      (dollars in thousands)
Assets:
   Investment securities                        $  38,474       $  13,321       $ 70,226       $44,410       $166,431
   Loans, net of unearned discount                 47,659          56,589        153,954        41,605        299,807
   Federal funds sold                              10,381                                                      10,381
                                                ---------       ---------       --------       -------       --------
     Total interest-sensitive assets               96,514          69,910        224,180        86,015        476,619
                                                ---------       ---------       --------       -------       --------

Liabilities:
   Regular money market deposits                   42,004                                                      42,004
   Savings                                         42,806                                                      42,806
   NOW accounts                                    63,259                                                      63,259
   Time deposits                                   73,969         116,732                          296        246,464
   Short-term borrowings                           12,048                                                      24,756
   Note payable                                                                                  2,386          2,386
                                                ---------       ---------       --------       -------       --------
     Total interest-sensitive liabilities         234,086         116,732         68,175         2,682        421,675
                                                ---------       ---------       --------       -------       --------

Interest-sensitivity gap at
December 31, 1996:
   Incremental                                  $(137,572)      $ (46,822)      $156,005       $83,333       $ 54,944
                                                =========       =========       ========       =======       ========
   Cumulative                                   $(137,572)      $(184,394)      $(28,389)      $54,944
                                                =========       =========       ========       =======

     CAPITAL ADEQUACY. Risk-based capital guidelines for financial institutions were adopted by regulatory authorities effective January 1, 1991. These guidelines were designed to relate regulatory capital requirements to the risk profile of the specific institutions and to provide for uniform requirements among the various regulators. Currently the risk-based capital guidelines require Horizon to meet a minimum total capital ratio of 8% of which at least 4% must consist of Tier 1 capital. Tier 1 capital generally consists of: (a) common shareholders' and equity; (b) qualifying perpetual preferred stock and related surplus subject to certain limitations specified by the FDIC; and (c) minority interests in the equity accounts of consolidated securities less goodwill and any other intangible assets and investments in subsidiaries that the FDIC determines should be deducted from Tier 1 capital. The FDIC also requires a minimum leverage ratio of 3%, defined as the ratio of Tier 1 capital less purchased mortgage servicing rights to total assets, for banking organizations deemed the strongest and most highly rated by banking regulators. A higher minimum leverage ratio is required of less highly rated banking organizations. The following table summarizes Horizon's risk-based capital and leverage ratios:

                               RISK-BASED TOTAL               RISK-BASED TIER 1
                                CAPITAL RATIO                  CAPITAL RATIO                LEVERAGE RATIO
                                -------------                  -------------                --------------
         December 31,      Actual        Required          Actual      Required           Actual     Required
         -----------       ------        --------          ------      --------           ------     --------
            1996           12.23%         8.00%             7.45%       4.00%             11.01%      3.00%
            1995           13.59          8.00              7.76        4.00              12.34       3.00
            1994           11.75          8.00              6.60        4.00              10.49       3.00

     RISK MANAGEMENT. Horizon's management objective in structuring the balance sheet is to maximize the return on shareholders' equity while minimizing the associated risks. The major risks involved in the banking industry are market, credit and liquidity risks. The following is a discussion of Horizon's management of these risks.

            Market Risk Management. Horizon's management believes its loan and
           -----------------------
investment portfolios are sufficiently diversified to minimize the effect of a downturn in any particular industry or market.

            Horizon does not have any particular concentration of credit in any one economic sector. The bank did have $169,417,000 or 56.5% of its loan portfolio, net of unearned discount, concentrated and secured by real estate as of December 31, 1996.  Of the loans secured by real estate $98,441,0000 or 32.8% of total loans were secured by one to four family residential mortgages.  The commercial loan portfolio which includes loans made primarily to businesses located and served by Horizon Bank, is generally secured by business assets such as real estate, inventory, accounts receivable, and equipment, comprised $55,618,000 or 18.6% of the total loan portfolio, net of
unearned discount, as of the end of 1996.   Consumer loans as of
December 31, 1996 totaled $74,772,000 or 24.9% of the loan portfolio, net of unearned discount. At December 31, 1996 the total investment portfolio was $166,431,000, a decrease of 1.9% from the same period in 1995. At December 31, 1996 and 1995, approximately 75.0% of the portfolio was comprised of U.S. Treasury securities, U.S. government agencies or corporate (including Freddie Mac, Fannie Mae and Ginnie
Mae) issues.

            Credit Risk Management.  Management of the risks Horizon assumes
           -----------------------
in providing credit products to customers is fundamental to its business operation. Credit risk management includes defining an acceptable level of risk and return, establishing policies and procedures to govern the credit process and maintaining a thorough portfolio review function. Of equal importance in this risk management process are the ongoing, monitoring procedures performed by management.

            Non-performing loans increased to 0.76% at December 31, 1996 from 0.51% and 0.30% at December 31, 1995 and 1994, respectively. This increase in non-performing loans is a result of management's increased emphasis on improving the banks overall credit quality in both 1995 and 1996, in part by the aggressive identification of problem credits. Other real estate owned by Horizon as a result of foreclosure transactions was $1,503,000 at December 31, 1996 compared to $923,000 and $1,035,000 at December 31, 1995 and 1994,
respectively. Fluctuations in other real estate owned is due to more aggressive identification and time of disposition of foreclosed properties.

                  Liquidity Risk Management.  Liquidity is a measurement of
                 --------------------------
Horizon's ability to meet the borrowing needs and the deposit withdrawal requirements of its customers. Horizon actively manages the composition of its assets and liabilities to maintain the appropriate level of liquidity in the balance sheet. Management is guided by regularly reviewed policies when determining the appropriate portion of total assets that should be comprised of readily marketable assets available to meet future liquidity needs.

     EFFECT OF INFLATION. Persistent high rates of inflation can have a significant effect on the reported financial condition and results of operations of all industries. However, the asset and liability structure of commercial banks is substantially different from that of an industrial company in that virtually all assets and liabilities of commercial banks are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a commercial bank's performance. Interest rates do no necessarily move in the same direction or in the same magnitude as the prices of goods and services.

      Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase equity capital at higher than normal rates to maintain an appropriate equity to assets ratio. One of the most important effects that inflation has had on the commercial banking industry is to reduce the proportion of earnings paid out in the form of dividends.

      Interest rates in particular are significantly affected by inflation but neither the timing nor the magnitude of the changes coincide with changes in standard measurements of inflation such as the consumer price index. Additionally, the effect of changes in interest rates on some kinds of consumer deposits may be delayed. These factors in turn affect the composition of sources of funds by reducing the growth of deposits that are less interest sensitive and increasing the need for funds that are more interest sensitive.

     CASH FLOWS. As shown in the consolidated statements of cash flows for the three years ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, Horizon's net cash flows exceeded net income for all time periods shown except 1994. Management expects this trend to continue for the foreseeable future.

      The December 31, 1994 statement of cash flows shows a sizable increase in deposits; however, this increase is due to the Grant County Bank acquisition on January 3, 1994, which included $44,449,000 in deposits. The December 31, 1994 statement of cash flows was also influenced by the $16,059,000 in loans and $26,872,000 in securities from the Grant County Bank acquisition. Net of these acquisition effects, the statement of cash flow for the year ended December 31, 1994 appears consistent with the later time periods presented.

      The change in other operating assets was influenced by the increase in prepaids due to branch expansions that are currently under construction and not yet capitalized.

      The increase in loans and securities has been funded primarily through growth in deposits and wholesale funding. Horizon continues to focus growth efforts on demand deposits and other low-cost liabilities while making use of wholesale funding to create arbitrages that leverage the bank with little or no increase in risk. Loan growth that exceeds deposit growth is funded by a decrease in securities.

      Cash and cash equivalents continues to rise each year as Horizon proactively manages its balance sheet. Horizon is vigilant in its effort to meet its customers' loan funding and deposit withdrawal requirements. Also, Horizon continues to monitor its interest rate risk position, which is influenced by total cash and cash equivalents.

      Horizon has no planned significant capital outlays that would place a burden on its cash flows.

MANAGEMENT'S DISCUSSION AND ANALYSIS FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 1997 AND 1996

      The following discussion focuses on the consolidated financial condition of Horizon Bancorp at September 30, 1997 and the consolidated results of operations for the nine months ended September 30, 1997 compared to the same period in 1996. This discussion should be read in conjunction with the interim condensed consolidated financial statements and notes thereto.

      NET INCOME ANALYSIS. Net income for the nine-month period ended September 30, 1997 was $5,088,000 as compared to $4,294,000 for the same period in 1996. Net interest income increased

$1,739,000, or 13.24%, for the nine months ended September 30, 1997, compared to the same period in 1996. The net yield on average earning assets at September 30, 1997 was 4.20%, compared to a net yield of 4.21% for the same period in 1996.

      PROVISION FOR LOAN LOSSES. The provision for possible loan losses charged to expense was $811,002 for the first nine months of 1997 compared to $900,435 through September 30, 1996. Non-performing loans over the same time periods were 1.04% and 0.84%, respectively. Net charge-offs as a percentage of average loans improved slightly to 0.18% at September 30, 1997 from 0.24% at September 30, 1996.

      NON-INTEREST INCOME. Non-interest income experienced 2.37% growth for the nine months ended September 30, 1997 over September 30, 1996 results increasing from $3,005,000 at September 30, 1996 to $3,076,000 at September 30, 1997. Non-interest expense experienced a 10.11% growth from September 30, 1996 to the September 30, 1997 level of $10,425,000. This increase primarily was due to higher salaries and employee benefits and other operating expenses.

      INCOME TAXES. Income tax expense through September 30, 1997 was $1,625,000 as compared to $1,477,000 for the same period in 1996. The fluctuation primarily was due to a change in pretax income.

      BALANCE SHEET ANALYSIS.  Horizon's total assets increased
$41,323,000, or 8.11%, from December 31, 1996 to September 30, 1997.  The total assets increased $50,947,000, or 10.19%, from September 30, 1996 to September 30, 1997. Total assets at September 30, 1997 were $550,679,000 which is at or near a record level high for Horizon. Average assets for the nine-month periods ended September 30, 1997 and 1996 were $537,791,000 and $485,520,000, respectively.

      The growth in assets in 1997, as compared to December 31, 1996, was funded by: (i) a 14.71% increase in non-interest-bearing demand deposits;
(ii) a 6.14% increase in interest-bearing liabilities; and (iii) a 12.32% increase in borrowed funds. The non-interest demand deposit account growth and interest-bearing liabilities growth represents the continuing concerted effort by Horizon Bank to re-align the balance sheet. The increase in borrowed funds is centered around arbitrage opportunities taken by Horizon Bank in 1997. Shareholders' equity increased due to net income through September 30, 1997 of $5,088,000 as well as the elimination of debt at the holding company level.

      The total book value of securities was $187,301,000 at September 30, 1997, which represents an increase of $20,869,000 from the book value at December 31, 1996. This growth was due to an increase in deposits/borrowed funds and modest loan growth. The fair value of securities improved relative to amortized cost during 1997.

      The remaining growth in assets occurred in the loan portfolio. As of September 30, 1997, loans, net of unearned discount, increased approximately $28,991,000, or 9.67%, since December 31, 1996. Management continues to seek loan growth provided underwriting standards are not compromised. Business development and marketing efforts have fueled the growth in residential/commercial real estate loans and commercial loans in general. As of September 30, 1997, real estate mortgage loans increased $22,389,000, or 13.29%, from December 31, 1996. Commercial loans also increased by $10,464,000, or 16.93%, during the nine months ended September 30, 1997. As of September 30, 1997 installment loans were down $4,114,000, or 7.56%, from December 31, 1996. This is reflective of more conservative underwriting standards in relation to indirect automobile lending.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of the Record Date the number of shares of Horizon Common Stock beneficially owned and the percentage of ownership of outstanding shares of Horizon Common Stock by (a) each director and executive officer of Horizon, (b) each person who is known by Horizon to own beneficially 5% or more of such stock and (c) all directors and executive officers of Horizon as a group:

                                                            BENEFICIALLY              PERCENT OF
      NAME OF BENEFICIAL OWNER<F1>                              OWNED                   CLASS
      ----------------------------                              -----                   -----
      Ross M. Whipple<F2>                                      307,809                   48.65%
      Chairman, Chief Executive Officer and Director

      Horizon Bancorp, Inc.                                     84,755                   13.39
      Employee Stock Ownership and Savings Plan

      Joe C. Keith<F3>                                          14,140                    2.24
      Director

      Paul L. Offutt<F4>                                         8,870                    1.40
      Director

      Steve L. DeMott<F5>                                        5,168                     <F*>
      President and Director

      Michael F. Lax<F6>                                         1,804                     <F*>
      Director

      John A. Bryant<F7>                                         1,000                     <F*>

      Kathie L. Bledsoe<F8>                                        346                     <F*>

      Directors and Executive                                  339,137                   53.60
      Officers as a group
      (7 persons)

---------------------------
<F*>  Less than 1%

<F1>  The business address for each of the beneficial owners listed is 526
      Main Street, Suite 204, Arkadelphia, Arkansas 71923.

<F2>  Includes 304,102 shares owned by Whipple Family Ltd., a limited partnership of which Ross M. Whipple is managing general partner, 3,577 shares held by Merrill Lynch Pierce Fenner & Smith in an IRA for Mr. Whipple and 130 shares held by Stephens in an IRA for Mary M. Whipple.

<F3>  Includes 6,670 shares owned of record by Joe C. Keith, 4,430 shares owned by the Keith Family Trust, of which Mr. Keith is Trustee, 925 shares owned of record by Dorothy M. Keith, Mr. Keith's spouse, 2,015 shares owned by the Joe and Dorothy Keith Trust, of which Mr. Keith is a beneficiary.

<F4>  Includes 8,100 shares owned of record by Paul L. Offutt and 770 shares held in a heir-account for the benefit of Mr. Offutt.

<F5>  Includes 5,040 shares owned of record by Steve L. DeMott and 128 shares held by Stephens in an IRA for Mr. DeMott.

<F6>  Includes 707 shares held by Stephens in an IRA for Michael F. Lax and
      616 shares held by Stephens in an IRA for Billie M. Lax, Mr. Lax's spouse.

<F7>  Such shares are owned jointly by John A. and Leonette T. Bryant.

<F8>  Includes 110 shares owned of record by Kathie L. Bledsoe and 236 shares held by Stephens in an IRA for Ms. Bledsoe.

      For purposes of the above table, a person is deemed to be a beneficial owner of shares of Horizon Common Stock if the person has or shares the power to vote or to dispose of such shares.

Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to shares shown in the table as beneficially owned by such person.

                     INFORMATION REGARDING MBI STOCK
                     -------------------------------

DESCRIPTION OF MBI COMMON STOCK AND ATTACHED PREFERRED SHARE PURCHASE RIGHTS

      GENERAL. MBI has authorized 5,000,000 shares of MBI Preferred Stock, no par value, and 200,000,000 shares of MBI Common Stock, $0.01 par value. At September 30, 1997, MBI had no shares of MBI Preferred Stock issued and outstanding and 130,289,361 shares of MBI Common Stock outstanding. Under Missouri law, MBI's Board of Directors may generally approve the issuance of authorized shares of Preferred Stock and Common Stock without shareholder approval.

      MBI's Board of Directors also is authorized to fix the number of shares and determine the designation of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of MBI Preferred Stock. Except for the designation and reservation of Series A Junior Participating Preferred Stock pursuant to MBI's Preferred Share Purchase Rights Plan described below, MBI's Board of Directors has not acted to designate or issue any shares of MBI Preferred Stock. The existence of a substantial number of unissued and unreserved shares of MBI Common Stock and undesignated shares of MBI Preferred Stock may enable the Board of Directors to issue shares to such persons and in such manner as may be deemed to have an anti-takeover effect.

      The following summary of the terms of MBI's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of MBI's Restated Articles of Incorporation, as amended, and by-laws and Missouri law.

      DIVIDENDS. The holders of MBI Common Stock are entitled to share ratably in dividends when, as and if declared by the Board of Directors from funds legally available therefor, after full cumulative dividends have been paid or declared, and funds sufficient for the payment thereof set apart, on all series of MBI Preferred Stock ranking superior as to dividends to MBI Common Stock.

      The Board of Directors of MBI intends to maintain its present policy of paying quarterly cash dividends on MBI Common Stock, when justified by the financial condition of MBI and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including MBI's earnings, financial condition and capital requirements as well as regulatory limitations, note and indenture provisions and such other factors as the Board of Directors may deem relevant. The payment of dividends to MBI by subsidiary banks is subject to extensive regulation by various state and federal regulatory agencies. See "SUPERVISION AND REGULATION."

      VOTING RIGHTS. Each holder of MBI Common Stock has one vote for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, each shareholder has cumulative voting rights that entitle each such shareholder to the number of votes that equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

      PREEMPTIVE RIGHTS. The holders of MBI Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of MBI.

      LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of MBI, whether voluntary or involuntary, the holders of MBI Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding MBI Preferred Stock.

      ASSESSMENT AND REDEMPTION. Shares of MBI Common Stock are and will be, when issued, fully paid and non-assessable. Such shares do not have any redemption provisions.

      PREFERRED SHARE PURCHASE RIGHTS PLAN. One preferred share purchase right is attached to each share of MBI Common Stock. The MBI Rights trade automatically with shares of MBI Common Stock, and become exercisable and will trade separately from the MBI Common Stock on the tenth day after public announcement that a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of MBI Common Stock, or upon commencement or announcement of intent to make a tender offer for 20% or more of the outstanding shares of MBI Common Stock, in either case without prior written consent of the Board. When exercisable, each MBI Right will entitle the holder to buy 1/100 of a share of MBI Series A Junior Participating Preferred Stock at an exercise price of $100 per MBI Right. In the event a person or group acquires beneficial ownership of 20% or more of MBI Common Stock, holders of MBI Rights (other than the acquiring person or group) may purchase MBI Common Stock having a market value of twice the then current exercise price of each MBI Right. If MBI is acquired by any person or group after the Rights become exercisable, each MBI Right will entitle its holder to purchase stock of the acquiring company having a market value of twice the current exercise price of each MBI Right. The MBI Rights are designed to protect the interests of MBI and its shareholders against coercive takeover tactics. The purpose of the MBI Rights is to encourage potential acquirors to negotiate with MBI's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The MBI Rights may deter certain takeover proposals. The MBI Rights, which can be redeemed by MBI's Board of Directors in certain circumstances, expire by their terms on June 3, 1998.

      CLASSIFICATION OF BOARD OF DIRECTORS. The Board of Directors of MBI is divided into three classes, and the directors are elected by classes to three-year terms, so that one of the three classes of the directors of MBI will be elected at each annual meeting of the shareholders. While this provision promotes stability and continuity of the Board of Directors, classification of the Board of Directors also may have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in the MBI Common Stock and thereby could impede a change in control of MBI. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

      OTHER MATTERS. MBI's Restated Articles of Incorporation, as amended, and by-laws also contain provisions that: (i) require the affirmative vote of holders of at least 75% of the voting power of all of the shares of outstanding capital stock of MBI entitled to vote in the election of directors to remove a director or directors without cause; (ii) require the affirmative vote of the holders of at least 75% of the voting power of all shares of the outstanding capital stock of MBI to approve certain "business combinations" with "interested parties" unless at least two-thirds of the Board of Directors first approves such business combinations; and (iii) require an affirmative vote of at least 75% of the voting power of all shares of the outstanding capital stock of MBI for the amendment, alteration, change or repeal of any of the above provisions unless at least two-thirds of the Board of Directors first approves such an amendment, alteration, change or repeal. Such provisions may be deemed to have an anti-takeover effect.

RESTRICTIONS ON RESALE OF MBI STOCK BY AFFILIATES

      Under Rule 145 of the Securities Act of 1933, as amended (the "Securities Act"), certain persons who receive MBI Common Stock pursuant to the Merger and who are deemed to be "affiliates" of Horizon will be limited in their right to resell the stock so received. The term "affiliate" is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with Horizon at the time the Merger is submitted to a vote of the shareholders of Horizon. Each affiliate of Horizon (generally any director or executive officer or shareholder of Horizon who beneficially owns a substantial number of outstanding shares of Horizon Common Stock) who desires to resell the MBI Common Stock received in the Merger must sell such stock either pursuant to an effective registration statement or in accordance with an applicable exemption, such as the applicable provisions of Rule 145(d) under the Securities Act.

      Rule 145(d) provides that persons deemed to be affiliates may resell their stock received in the Merger pursuant to certain of the requirements of Rule 144 under the Securities Act if such stock is sold within the first year after the receipt thereof. After one year if such person is not an affiliate of MBI and if MBI is current with respect to its required public filings, a former affiliate of Horizon may resell the stock received in the Merger without limitation. After two years from the issuance of the stock, if such person is not an affiliate of MBI at the time of sale and for at least three months prior to such sale, such person may resell such stock, without limitation, regardless of the status of MBI's required public filings. The shares of MBI Common Stock to be received by affiliates of Horizon in the Merger will be legended as to the restrictions imposed upon resale of such stock.

      Horizon has agreed to provide MBI with a list of those persons who may be deemed to be affiliates at the time of the Special Meeting. Horizon has agreed to use all reasonable efforts to cause each such person to deliver to MBI prior to the Effective Time a written agreement to the effect that no sale will be made of any shares of MBI Common Stock received in the Merger by an affiliate of MBI except in accordance with the Securities Act and until such time as MBI shall first publish the financial results of at least 30 days of post-merger combined operations of Horizon and MBI. The certificates of MBI Common Stock issued to affiliates of Horizon in the Merger may contain an appropriate restrictive legend, and appropriate stop transfer orders may be given to the transfer agent for such certificates.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF MBI AND HORIZON

      MBI is incorporated under the laws of the State of Missouri, while Horizon is incorporated under the laws of the State of Arkansas. The rights of the shareholders of MBI are governed by MBI's Restated Articles of Incorporation, as amended, and by-laws and Chapter 351 of the Missouri Revised Statutes (the "Missouri Act"). The rights of Horizon shareholders are governed by Horizon's Articles of Incorporation and by-laws and by the Arkansas Act. The rights of Horizon shareholders who receive shares of MBI Common Stock in the Merger will thereafter be governed by MBI's Restated Articles of Incorporation, as amended, and by-laws and by the Missouri Act. The material rights of such shareholders, and, where applicable, the differences between the rights of MBI shareholders and Horizon shareholders, are summarized below.

      PREFERRED SHARE PURCHASE RIGHTS PLAN. As described above under "-Preferred Share Purchase Rights Plan," MBI Common Stock has attached Rights, which may deter certain takeover proposals. Horizon does not have a rights plan.

      SUPERMAJORITY PROVISIONS. MBI's Restated Articles of Incorporation, as amended, and MBI's by-laws contain provisions requiring a supermajority vote of the shareholders of MBI to approve certain proposals. Under both MBI's Restated Articles of Incorporation, as amended, and by-laws, removal by the shareholders of the entire Board of Directors or any individual director from office without cause requires the affirmative vote of not less than 75% of the total votes entitled to be voted at a meeting of shareholders called for the election of directors. Amendment by the shareholders of MBI's Restated Articles of Incorporation, as amended, or by-laws relating to (i) the number or qualification of directors; (ii) the classification of the Board of Directors; (iii) the filling of vacancies on the Board of Directors; or (iv) the removal of directors, requires the affirmative vote of not less than 75% of the total votes of MBI's then outstanding shares of capital stock entitled to vote, voting together as a single class, unless such amendment has previously been expressly approved by at least two-thirds of the Board of Directors. The Restated Articles of Incorporation, as amended, of MBI additionally provide that, in addition to any shareholder vote required under the Missouri Act, the affirmative vote of the holders of not less than 75% of the total votes to which all of the then outstanding shares of capital stock of MBI are entitled, voting together as a single class (the "Voting Stock"), shall be required for the approval of any Business Combination. A "Business Combination" is defined generally to include sales, exchanges, leases, transfers or other dispositions of assets, mergers or consolidations, issuances of securities, liquidations or dissolutions of MBI, reclassifications of securities or recapitalizations of MBI, involving MBI on the one hand, and an Interested Shareholder or an affiliate of an Interested Shareholder on the other hand. An "Interested Shareholder" is defined generally to include any person, firm, corporation or other entity which is the beneficial owner of 5% or more of the voting power of the outstanding Voting Stock. If, however, at least two-thirds of the Board of Directors of MBI approve the Business Combination, such Business Combination shall require only the vote of shareholders as provided by Missouri law or otherwise. The amendment of the provisions of MBI's Restated Articles relating to the approval of Business Combinations requires the affirmative vote of the holders of at least 75% of the Voting Stock unless such amendment has previously been approved by at least two-thirds of the Board of Directors.

      To the extent that a potential acquiror's strategy depends on the passage of proposals that require a supermajority vote of MBI's shareholders, such provisions requiring a supermajority vote may have the effect of discouraging takeover attempts that do not have Board approval by making passage of such proposals more difficult. Neither Horizon's Articles of Incorporation nor Horizon's by-laws require a supermajority vote of shareholders with respect to any item.

      VOTING FOR DIRECTORS. MBI's by-laws provide for cumulative voting in the election of directors. Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Neither Horizon's Articles of Incorporation or by-laws provide for cumulative voting.

      CLASSIFIED BOARD. As described under "- Classification of Board of Directors," the Board of Directors of MBI is divided into three classes of directors, with each class being elected to a staggered three-year term. By reducing the number of directors to be elected in any given year, the existence of a classified Board diminishes the benefits of the cumulative voting rights to minority shareholders. Horizon does not have a classified Board of Directors.

      ANTI-TAKEOVER STATUTES. The Missouri Act contains certain provisions applicable to Missouri corporations such as MBI which may be deemed to have an anti-takeover effect. Such provisions include Missouri's business combination statute and the control share acquisition statute.

      The Missouri business combination statute protects domestic corporations after hostile takeovers by prohibiting certain transactions once an acquiror has gained control. The statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" or affiliates of the Interested Shareholder for a period of five years unless certain conditions are met. A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An "Interested Shareholder" includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation.

      During the initial five-year restricted period, no Business Combination may occur unless such Business Combination or the transaction in which an Interested Shareholder becomes "interested" (the "Acquisition Transaction") was approved by the board of directors of the corporation on or before the date of the Acquisition Transaction. Business Combinations may occur after the five-year period following the Acquisition Transaction only if: (i) prior to the stock acquisition by the Interested Shareholder, the board of directors approves the transaction in which the Interested Shareholder became an Interested Shareholder or approves the Business Combination in question;
(ii) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (iii) the Business Combination satisfies certain detailed fairness and procedural requirements.

      The Missouri Act exempts from its provisions: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their articles of incorporation or by-laws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. MBI's Restated Articles of Incorporation and by-laws do not contain an election to "opt out" of the Missouri business combination statute.

      The Missouri Act also contains a "Control Share Acquisition Statute" which provides that an "Acquiring Person" who after any acquisition of shares of a publicly traded corporation has the voting power, when added to all shares of the same corporation previously owned or controlled by the Acquiring Person, to exercise or direct the exercise of: (i) 20% but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority or (iii) a majority, of the voting power of outstanding stock of such corporation, must obtain shareholder approval for the purchase of the "Control Shares." If approval is not given, the Acquiring Person's shares lose the right to vote. The statute prohibits an Acquiring Person from voting its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both: (i) a majority of the outstanding voting stock, and (ii) a majority of the outstanding voting stock after exclusion of "Interested Shares." Interested Shares are defined as shares owned by the Acquiring Person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters' rights with respect to the vote on Control Share Acquisitions and may demand payment of the fair value of their shares.

      A number of acquisitions of shares are deemed not to constitute Control Share Acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the Missouri Act, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the Control Share Acquisition Statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or by-laws expressly electing not to be covered by the statute. MBI's Restated Articles of Incorporation and by-laws do not contain an election to "opt out" of the Control Share Acquisition Statute.

      The Arkansas Act does include an anti-takeover statute; however, the provisions of such antitake-over statute are not applicable to the Merger.

      DISSENTERS' RIGHTS.  Under both Section 351.455 of the Missouri Act and
Section 4-27-1302 of the Arkansas Act, a shareholder of any corporation which is a party to a merger or consolidation, or which sells all or substantially all of its assets, has the right to dissent from such corporate action and to demand payment of the value of such shares. The provisions of the Arkansas Act are applicable to the shareholders of Horizon, the complete text of which is attached hereto as Annex B.
                      -------

      SHAREHOLDERS' RIGHT TO INSPECT. Under Section 351.215 of the Missouri Act, any shareholder of MBI may inspect the corporation's books and records for any reasonable and proper purpose. Such inspection may be made at any reasonable time or times. Shareholders of Horizon have similar rights under
Section 4-27-1602 of the Arkansas  Act.

      SIZE OF BOARD OF DIRECTORS. As permitted under the Missouri Act, the number of directors on the Board of Directors of MBI is set forth in MBI's by-laws, which provide that the number of directors may be fixed from time to time at not less than 12 nor more than 24 by an amendment of the by-laws or by a resolution of the Board of Directors, in either case, adopted by the vote or consent of at least two-thirds of the number of directors then authorized under the by-laws. MBI's Board of Directors currently has twelve
(12) members. Horizon's Board of Directors currently has five members. The supermajority vote required for the amendment of MBI's by-laws regarding a change in the number of directors may have the effect of making it more difficult to force an immediate change in the composition of a majority of the Board of Directors and may be deemed to have an anti-takeover effect.

                          SUPERVISION AND REGULATION
                          --------------------------

GENERAL

      As a bank holding company, MBI is subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

      MBI and its subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The earnings of MBI's subsidiaries, and therefore the earnings of MBI, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the Office of Thrift Supervision, the FDIC, the Office of the Comptroller of the Currency (the "Comptroller") and various state financial institution regulatory agencies. In addition, there are numerous governmental requirements and regulations that affect the activities of MBI and its subsidiaries.

CERTAIN TRANSACTIONS WITH AFFILIATES

      There are various legal restrictions on the extent to which a bank holding company and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to any one of the holding company or such nonbank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus.

PAYMENT OF DIVIDENDS

      MBI is a legal entity separate and distinct from its wholly owned financial institutions and other subsidiaries. The principal source of MBI's revenues is dividends from its financial institution subsidiaries. Various federal and state statutory provisions limit the amount of dividends the affiliate financial institutions can pay to MBI without regulatory approval. The approval of the appropriate federal or state bank regulatory agencies is required for any dividend if the total of all dividends declared by the bank in any calendar year would exceed the total of the institutions net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. The payment of dividends by any financial institution subsidiary may also be affected by other factors, such as the maintenance of adequate capital.

CAPITAL ADEQUACY

      The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking regulators have issued standards for banks that are similar to, but not identical with, the standards for bank holding companies.

      In general, the risk-related standards require financial institutions and financial institution holding companies to maintain capital levels based on "risk-adjusted" assets, so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, financial institutions and financial institution holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

FDIC INSURANCE ASSESSMENTS

      The subsidiary depository institutions of MBI are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule. Each financial institution is assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors, and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. See "- FIRREA and FDICIA."

      The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), adopted in August 1989 to provide for the resolution of insolvent savings associations, required the FDIC to establish separate deposit insurance funds-- the BIF for banks and the Savings Association Insurance Fund ("SAIF") for savings associations. FIRREA also required the FDIC to set deposit insurance assessments at such levels as would cause BIF and SAIF to reach their "designated reserve ratios" of 1.25 percent of the deposits insured by them within a reasonable period of time. Due to low costs of resolving bank insolvencies in the last few years, BIF reached its designated reserve ratio in May 1995. As a result, effective January 1, 1996, the FDIC eliminated deposit insurance assessments (except for the minimum $2,000 payment required by law) for banks that are well capitalized and well managed and reduced the deposit insurance assessments for all other banks. As of January 1, 1996, the SAIF had not reached the designated reserve ratio. MBI, which has acquired substantial amounts of SAIF-insured deposits during the years from 1989 to the present, is required to pay SAIF deposit insurance premiums on these SAIF-insured deposits.

      The Deposit Insurance Funds Act of 1996 (the "Funds Act"), enacted on September 30, 1996, required the FDIC to take immediate steps to recapitalize the SAIF and to change the basis on which funds are raised to make the scheduled payments on the FICO bonds issued in 1987 to replenish the Federal Savings and Loan Insurance Corporation. The new legislation, combined with regulations issued by the FDIC immediately after enactment of the Funds Act, provides for the following:

            (i) A special assessment in the amount of 65.7 basis points on SAIF-insured deposits held by depository institutions on March 31, 1995 (the special assessment was required by the Funds Act to recapitalize the SAIF to the designated reserve ratio of 1.25 percent of the deposits insured by SAIF). Payments of this assessment were made in November 1996, but were accrued by financial institutions in the third calendar quarter of 1996. Institutions such as MBI that have deposits insured by both the BIF and the SAIF ("Oakar Banks") were required to pay the special assessment on 80% of their

      "adjusted attributable deposit amounts" ("AADA"). In addition, for purposes of future regular deposit insurance assessments, the AADA on which Oakar Banks pay assessments to SAIF was also reduced by 20%.

            (ii) Commencing January 1, 1997, BIF insured institutions will be responsible for a portion of the annual carrying costs of the FICO bonds. Such institutions will be assessed at 80% of the rate applicable to SAIF-insured institutions until December 31, 1999. Additionally, pursuant to the Funds Act, if the reserves in BIF at the end of any semiannual assessment period exceed 1.25% of insured deposits, the FDIC is required to refund the excess to the BIF-insured institutions.

            (iii) The merger of the BIF and the SAIF on January 1, 1999 to create the Deposit Insurance Fund, but only if no more savings associations are in existence at that time. The Deposit Act also directs the Secretary of the Treasury to conduct a study and submit recommendations to Congress regarding the establishment of a common charter for depository institutions.

PROPOSALS TO OVERHAUL THE SAVINGS ASSOCIATION INDUSTRY

      Proposals have been introduced in the U.S. Congress that, if adopted, would overhaul the savings association industry. The most significant of these proposals would merge the Comptroller and the OTS, abolish the federal savings association charter and require federal thrifts to convert to commercial banks. MBI cannot predict whether these or any other legislative proposals will be enacted, or, if enacted, the final form of the law.

SUPPORT OF SUBSIDIARY BANKS

      Under Federal Reserve Board policy, MBI is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of the subsidiaries in circumstances where it might not choose to do so absent such a policy. This support may be required at times when MBI may not find itself able to provide it. In addition, any capital loans by MBI to any of its subsidiaries would also be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary.

      Consistent with this policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

FIRREA AND FDICIA

      FIRREA contains a cross-guarantee provision which could result in insured depository institutions owned by MBI being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by MBI. Under FIRREA, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

      The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") made extensive changes to the federal banking laws. FDICIA instituted certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits. FDICIA contains various other provisions that may affect the operations of banks and savings institutions.

      The prompt corrective action provision of FDICIA requires the federal banking regulators to assign each insured institution to one of five capital categories ("well capitalized," "adequately capitalized" or one of three "undercapitalized" categories) and to take progressively more restrictive actions based on the capital categorization, as specified below. Under FDICIA, capital requirements would include a leverage limit, a risk-based capital requirement and any other measure of capital deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any relevant capital measure.

      The FDIC and the Federal Reserve Board adopted capital-related regulations under FDICIA. Under those regulations, a bank will be well capitalized if it: (i) had a risk-based capital ratio of 10% or greater;
(ii) had a ratio of Tier 1 capital to risk-adjusted assets of 6% or greater;
(iii) had a ratio of Tier 1 capital to adjusted total assets of 5% or greater; and (iv) was not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An association will be adequately capitalized if it was not "well capitalized" and: (i) had a risk-based capital ratio of 8% or greater; (ii) had a ratio of Tier 1 capital to risk-adjusted assets of 4% or greater; and (iii) had a ratio of Tier 1 capital to adjusted total assets of 4% or greater (except that certain associations rated "Composite 1" under the federal banking agencies' CAMEL rating system may be adequately capitalized if their ratios of core capital to adjusted total assets were 3% or greater).

      FDICIA also makes extensive changes in existing rules regarding audits, examinations and accounting. It generally requires annual on-site, full scope examinations by each bank's primary federal regulator. It also imposes new responsibilities on management, the independent audit committee and outside accountants to develop or approve reports regarding the effectiveness of internal controls, legal compliance and off-balance sheet liabilities and assets.

DEPOSITOR PREFERENCE STATUTE

      Legislation enacted in August 1993 provides a preference for deposits and certain claims for administrative expenses and employee compensation against an insured depository institution, in the liquidation or other resolution of such an institution by any receiver. Such obligations would be afforded priority over other general unsecured claims against such an institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

THE INTERSTATE BANKING AND COMMUNITY DEVELOPMENT LEGISLATION

      In September 1994, legislation was enacted that is expected to have a continued effect in restructuring the banking industry in the United States. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal") facilitates the interstate expansion and consolidation of banking organizations by permitting (i) bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of Riegle-Neal is to permit MBI to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Missouri. Overall, Riegle-Neal is likely to have the effects of increasing competition and promoting geographic diversification in the banking industry.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
                   -----------------------------------------

      KPMG Peat Marwick LLP served as MBI's independent accountants for the year ended December 31, 1996 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements, review and consultation regarding filings with the Commission and other regulatory authorities and consultation on financial accounting and reporting matters.

      Moore Stephens Frost served as Horizon's independent accountants for the year ended December 31, 1996 and continues to serve in such capacity.
Services provided in connection with the audit function included examination of the annual consolidated financial statements and consultation on financial accounting and reporting matters.

      Deloitte & Touche LLP served as Horizon's independent accountants for the years ended December 31, 1995 and 1994. Services provided in connection with the audit function included examination of the annual consolidated financial statements and consultation on financial accounting and reporting matters.

                                 LEGAL MATTERS
                                 -------------

      Certain legal matters will be passed upon for MBI by Thompson Coburn, St. Louis, Missouri and for Horizon by Horne, Hollingsworth & Parker, Little Rock, Arkansas.

                                    EXPERTS
                                    -------

      The consolidated financial statements of MBI as of December 31, 1996, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in MBI's Annual Report on Form 10-K, and the supplemental consolidated financial statements of

Mercantile Bancorporation Inc. as of December 31, 1996, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1996, contained in MBI's Current Report on Form 8-K dated May 13, 1997 (as amended by Form 8-K/A dated May 22, 1997), have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Horizon as of December 31, 1996 and for the year then ended have been included herein in reliance upon the report of Moore Stephens Frost, independent certified public accountants, whose report is included herein, and upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Horizon as of December 31, 1995 and 1994, and for the years then ended included in this Proxy
Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Roosevelt as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in MBI's Current Report on Form 8-K, dated July 1, 1997, have been incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS
                                 -------------

      The Board of Directors of Horizon, at the date hereof, is not aware of any business to be presented at the Special Meeting other than that referred to in the Notice of Special Meeting and discussed herein. If any other matter should properly come before the Special Meeting, the persons named as proxies will have discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment as to the best interests of Horizon.

                             SHAREHOLDER PROPOSALS
                             ---------------------

      If the Merger is approved, the other conditions to the Merger are satisfied and the Merger is consummated, shareholders of Horizon will become shareholders of MBI at the Effective Time. MBI shareholders may submit to MBI proposals for formal consideration at the annual meeting of MBI's shareholders and inclusion in MBI's proxy statement for such meeting. All proposals for the 1998 annual meeting of MBI's shareholders must have been received in writing by the Corporate Secretary at Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524 by November 22, 1997. All proposals for the 1999 annual meeting of MBI's shareholders must be received in writing by the Corporate Secretary at Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524 by ___________, 1998.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                     INDEX
                                     -----
                                                                  Page
                                                                  ----
REPORT OF INDEPENDENT AUDITORS - MOORE
STEPHENS FROST                                                    F-1

REPORT OF INDEPENDENT AUDITORS - DELOITTE &
TOUCHE, LLP                                                       F-2

CONSOLIDATED BALANCE SHEETS AS OF
SEPTEMBER 30, 1997 (UNAUDITED) AND
DECEMBER 31, 1996 AND 1995                                        F-3

CONSOLIDATED STATEMENTS OF INCOME FOR THE
NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
(UNAUDITED) AND THE YEARS ENDED
DECEMBER 31, 1996, 1995  AND 1994                                 F-4

CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS' EQUITY FOR THE NINE MONTHS
ENDED SEPTEMBER 30, 1997 (UNAUDITED) AND THE
YEARS ENDED DECEMBER 31, 1996, 1995  AND 1994                     F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR
THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
1996 (UNAUDITED) AND THE YEARS ENDED
DECEMBER 31, 1996, 1995 AND 1994                                  F-6

NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS                                                        F-7 to F-21

                     [Letterhead of Moore Stephens Frost]


                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------

Board of Directors
Horizon Bancorp, Inc.
Arkadelphia, Arkansas

      We have audited the accompanying consolidated balance sheet of HORIZON BANCORP, INC. AND SUBSIDIARIES as of December 31, 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HORIZON BANCORP, INC. AND SUBSIDIARIES as of December 31, 1996, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                    /s/ Moore Stephens Frost

                                    Certified Public Accountants

Little Rock, Arkansas
February 28, 1997

         [Letterhead of Deloitte & Touche LLP, Little Rock, Arkansas]





                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------

To the Board of Directors of
Horizon Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Horizon Bancorp, Inc. (former Central Arkansas Bancshares, Inc.) and its subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Horizon Bancorp, Inc. and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

March 6, 1996

                                      HORIZON BANCORP, INC. AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEETS

                         SEPTEMBER 30, 1997 (UNAUDITED) AND DECEMBER 31, 1996 AND 1995
                                                                                                     DECEMBER 31,
                                                                        SEPT. 30,          --------------------------------
                                                                          1997                  1996               1995
                                                                      -----------               ----               ----
                                                                      (Unaudited)
ASSETS
------
Cash and due from banks                                               $ 11,036,152         $ 14,231,320        $ 15,610,173
Federal funds sold                                                       3,106,417           10,381,438           2,705,000
Investment securities
      Available for sale, at fair value (cost of $172,231,920,
            $147,918,021 and $142,982,622, respectively)               172,811,273          147,662,833         143,988,279
      Held-to-maturity, at cost (fair value of $14,573,487,
            $18,675,008 and $25,809,149, respectively)                  14,489,760           18,768,604          25,742,786
                                                                      ------------         ------------        ------------
      Total Investment Securities                                      187,301,033          166,431,437         169,731,065
Net loans                                                              324,318,968          295,580,345         260,167,463
Bank premises and equipment                                             10,542,148           11,232,112          11,089,990
Other assets
      Accrued interest receivable                                        5,066,194            4,305,249           4,263,584
      Other investments                                                  3,050,000            2,951,200           2,248,100
      Other real estate                                                    934,706              807,342             216,022
      Other                                                              5,322,937            3,435,062           3,121,318
            Total Other Assets                                          14,373,837           11,498,853           9,849,024
                                                                      ------------         ------------        ------------

            Total Assets                                              $550,678,555         $509,355,505        $469,152,715
                                                                      ============         ============        ============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Deposits                                                              $470,385,496         $439,535,350        $417,908,190
Borrowed funds                                                          30,486,668           27,142,346          12,413,072
Accrued expenses and other liabilities                                   3,060,244            3,373,180           3,141,333
                                                                      ------------         ------------        ------------
            Total Liabilities                                          503,932,406          470,050,876         433,462,595
                                                                      ------------         ------------        ------------

Shareholders' equity:
      Common stock, $1 par value:
            666,240 shares authorized and issued at
            September 30, 1997 and December 31, 1996,
            66,624 shares authorized and issued in 1995                    666,240              666,240              66,624
      Surplus                                                           12,372,017           11,566,234          12,159,109
      Reduction for ESOP loan guaranty                                          --             (374,940)           (594,940)
      Retained earnings                                                 35,224,106           30,648,726          25,830,769
      Unrealized gain (loss) on investment securities,
            net of deferred income taxes (benefit) of
            $196,980 in 1997, $(97,734) in 1996 and
            $341,923 in 1995                                               382,373             (157,445)            663,734

      Treasury stock, at cost, 33,497 shares at September 30, 1997,
            59,238 shares in 1996 and 5,124 shares in 1995              (1,898,589)          (3,044,186)         (2,435,176)
                                                                      ------------         ------------        ------------
            Total Shareholders' Equity                                  46,746,147           39,304,629          35,690,120
                                                                      ------------         ------------        ------------

            Total Liabilities and Shareholders' Equity                $550,678,555         $509,355,505        $469,152,715
                                                                      ============         ============        ============

The accompanying notes are an integral part of these financial statements.

                                      HORIZON BANCORP, INC. AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENTS OF INCOME

                           NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
                                   YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                                      NINE MONTHS ENDED
                                                         SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,
                                                 ---------------------------      ------------------------------------------
                                                     1997           1996             1996           1995            1994
                                                 -----------     -----------      -----------    -----------     -----------
                                                          (UNAUDITED)
Interest Income:
      Loans, including fees                      $20,993,386     $19,085,154      $25,897,745    $22,579,413     $18,798,371
      Investments securities                       8,734,950       7,554,768       10,009,473     10,063,458       9,133,893
      Other                                          457,900         400,636          680,440        573,071         264,626
                                                 -----------     -----------      -----------    -----------     -----------
            Total Interest Income                 30,186,236      27,040,558       36,587,658     33,215,942      28,196,890
                                                 -----------     -----------      -----------    -----------     -----------

Interest Expense:
      Deposits                                    13,889,198      12,746,751       17,160,136     15,972,001      10,803,461
      Other borrowed funds                         1,423,889       1,159,919        1,601,818      1,370,857       1,371,598
                                                 -----------     -----------      -----------    -----------     -----------
            Total Interest Expense                15,313,087      13,906,670       18,761,954     17,342,858      12,175,059
                                                 -----------     -----------      -----------    -----------     -----------

Net Interest Income                               14,873,149      13,133,888       17,825,704     15,873,084      16,021,831

      Provision for Loan Losses                     (811,002)       (900,435)      (1,241,435)      (875,000)       (695,000)
                                                 -----------     -----------      -----------    -----------     -----------

            Net Interest Income After
            Provision for Loan Losses             14,062,147      12,233,453       16,584,269     14,998,084      15,326,831

Other Income:
      Service charges on deposit accounts          1,563,970       1,434,514        2,035,492      1,574,104       1,289,379
      Other service charges                          436,963         464,139          594,392        389,948         466,568
      Insurance commissions                               --              --               --        116,132         201,428
      Other                                        1,075,458       1,106,520        1,421,776      1,212,062       1,379,853
                                                 -----------     -----------      -----------    -----------     -----------
            Total Other Income                     3,076,391       3,005,173        4,051,660      3,292,246       3,337,228

Other Expense:
      Salaries                                     5,115,380       4,531,716        6,150,362      6,531,920       5,516,006
      Employee benefits                              534,844         464,192        1,124,110        747,604       1,015,317
      Occupancy                                      395,784         302,763          450,921      1,055,420         931,417
      Equipment                                    1,316,113       1,296,225        1,718,066        926,146         513,025
      Other                                        3,063,194       2,873,251        4,143,195      4,482,636       4,508,483
                                                 -----------     -----------      -----------    -----------     -----------
            Total Other Expense                   10,425,315       9,468,147       13,586,654     13,743,726      12,484,248
                                                 -----------     -----------      -----------    -----------     -----------

Income Before Income Taxes                         6,713,223       5,770,479        7,049,275      4,546,604       6,179,811

Income Taxes                                       1,624,909       1,476,855        1,621,920      1,004,536       1,603,526
                                                 -----------     -----------      -----------    -----------     -----------

Net Income                                       $ 5,088,314     $ 4,293,624      $ 5,427,355    $ 3,542,068     $ 4,576,285
                                                 ===========     ===========      ===========    ===========     ===========

The accompanying notes are an integral part of these financial statements.

                                         HORIZON BANCORP, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                      YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                  AND NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
                                                                                           UNREALIZED
                                                                  ESOP                     GAIN (LOSS)
                                         COMMON                   LOAN         RETAINED   ON INVESTMENT   TREASURY
                                         STOCK      SURPLUS     GUARANTY       EARNINGS    SECURITIES      STOCK         TOTAL
                                        --------  -----------  ----------     -----------  -----------  -----------   -----------
Balance, December 31, 1993              $ 66,624  $11,929,813  $(1,048,160)   $18,929,566  $        --  $(1,184,154)  $28,693,689

      Effect of adoption of SFAS 115          --           --           --             --    2,668,288           --     2,668,288
      Purchase of treasury stock              --           --           --             --           --   (1,306,837)   (1,306,837)
      Principal reduction on ESOP loan        --           --      226,670             --           --           --       226,670
      Issuance of stock dividend from
        treasury shares and cash
        paid for fractional shares            --      205,414           --       (608,620)          --      383,004       (20,202)
      Sales of treasury stock                 --       22,570           --             --           --      103,622       126,192
      Change in unrealized gain on
        AFS securities                        --           --           --             --  $(6,041,008)          --    (6,041,008)
      Net income                              --           --           --      4,576,285           --           --     4,576,285
                                        --------  -----------  -----------    -----------  -----------  -----------   -----------
Balance, December 31, 1994              $ 66,624  $12,157,797  $  (821,490)   $22,897,231  $(3,372,720) $(2,004,365)  $28,923,077

      Purchase of treasury stock              --           --           --             --           --     (880,685)     (880,685)
      Principal reduction on ESOP loan        --           --      226,550             --           --           --       226,550
      Issuance of stock dividend from
        treasury shares and cash
        paid for fractional shares            --           --           --       (608,530)          --      337,087      (271,443)
      Sale of treasury stock                  --        1,312           --             --           --      112,787       114,099
      Change in unrealized gain on AFS
        securities                            --           --           --             --    4,036,454           --     4,036,454
      Net income                              --           --           --      3,542,068           --           --     3,542,068
                                        --------  -----------  -----------    -----------  -----------  -----------   -----------
Balance, December 31, 1995              $ 66,624  $12,159,109  $  (594,940)   $25,830,769  $   663,734  $(2,435,176)  $35,690,120

      10-for-1 stock split               599,616     (599,616)          --             --           --           --            --
      Purchase of treasury stock              --           --           --             --           --     (690,929)     (690,929)
      Principal reduction on ESOP loan        --           --      220,000             --           --           --       220,000
      Dividend paid                           --           --           --       (609,398)          --           --      (609,398)
      Sale of treasury stock                  --        6,741           --             --           --       81,919        88,660
      Change in unrealized gain on
        AFS securities                        --           --           --             --     (821,179)          --      (821,179)
      Net income                              --           --           --      5,427,355           --           --     5,427,355
                                        --------  -----------  -----------    -----------  -----------  -----------   -----------
Balance, December 31, 1996              $666,240  $11,566,234  $  (374,940)   $30,648,726  $  (157,445) $(3,044,186)  $39,304,629

      Purchase of treasury stock              --           --           --             --           --      (86,070)      (86,070)
      Principal reduction on ESOP loan        --           --      374,940             --           --           --       374,940
      Dividend paid and declared              --           --           --       (512,934)          --           --      (512,934)
      Sale of treasury stock                  --      805,783           --             --           --    1,231,667     2,037,450
      Change in unrealized gain on
        AFS securities                        --           --           --             --      539,818           --       539,818
      Net income                              --           --           --      5,088,314           --           --     5,088,314
                                        --------  -----------  -----------    -----------  -----------  -----------   -----------
Balance, September 30, 1997
 (unaudited)                            $666,240  $12,372,017  $        --    $35,224,106  $   382,373  $(1,898,589)  $46,746,147
                                        ========  ===========  ===========    ===========  ===========  ===========   ===========

The accompanying notes are an integral part of these financial statements.

                                         HORIZON BANCORP, INC. AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF CASH FLOWS

       NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,                 YEARS ENDED DECEMBER 31,
                                                       ---------------------------   ------------------------------------------
                                                           1997           1996           1996           1995           1994
                                                       ------------   ------------   ------------   ------------   ------------
                                                               (UNAUDITED)
Cash Flows From Operating Activities:
 Net income                                            $  5,088,314   $  4,293,624   $  5,427,355   $  3,542,068   $  4,576,285
 Adjustments to reconcile net income to net
  cash provided (used) by operating activities:
    Depreciation                                            851,093      1,071,018      1,145,645        760,552        819,701
    Amortization                                            152,610        146,183        302,746        145,704        207,229
    Provision for other real estate losses                   31,699          8,175         38,042         13,908             --
    Provision for loan losses                               811,002        900,435      1,241,435        875,000        695,000
    Gain on sale of bank premises and equipment              (2,325)        (5,230)        (5,230)            --             --
    (Gain) loss on sale of other assets                     (43,103)        44,997         (6,981)            --             --
    Amortization (accretion) of premium or discount
     on investments, net                                     13,036         73,832         98,042        (55,976)        70,454
    Net loss on sales of investment securities              (42,134)        (3,860)        (1,180)       (46,480)       (29,840)
    Deferred income taxes                                        --       (514,168)      (221,393)        12,905        559,595
    Change in operating assets and liabilities:
       Increased in accrued interest receivable            (760,945)      (669,816)       (41,665)      (900,329)      (752,893)
       (Increase) decrease in other assets               (2,332,312)      (292,353)        44,560        (98,930)    (1,139,004)
       Increase (decrease) in accrued expenses and
        other liabilities                                  (515,415)       129,892        231,847        190,332        306,352
                                                       ------------   ------------   ------------   ------------   ------------
Net Cash Provided by Operating Activities                 3,251,520      5,182,729      8,253,223      4,438,754      5,312,879
                                                       ------------   ------------   ------------   ------------   ------------
Cash Flows From Investing Activities:
 Proceeds from sale of bank premises and equipment          240,780         75,373        107,801        375,399        623,163
 Purchases of bank premises and equipment                  (399,584)    (1,008,607)    (1,390,338)    (2,104,517)    (4,113,343)
 Proceeds from sale of other real estate                  1,243,478        485,047        215,655        157,485        707,611
 Additions to other real estate                            (337,760)            --       (838,036)            --             --
 Loan origination, net of repayments                    (30,574,190)   (31,239,850)   (36,654,317)   (24,687,217)   (45,884,993)
 Proceeds from sales and maturities of
  available-for-sale securities                          61,727,925     46,991,017     67,889,680     61,523,071     26,649,369
 Purchases of available-for-sale securities             (85,983,648)   (46,081,665)   (72,848,265)   (83,979,542)   (58,592,403)
 Proceeds from maturities of held-to-maturity
  securities                                              4,249,757      5,341,175      9,507,765     17,409,006     13,110,358
 Purchases of held-to-maturity securities                        --     (2,107,250)    (2,607,250)    (5,862,345)   (21,346,851)
 Purchases of other investments                            (123,800)      (664,500)      (703,100)            --             --
 Proceeds from sales of other investments                    25,000             --             --             --             --
                                                       ------------   ------------   ------------   ------------   ------------
Net Cash Used by Operating Activities                   (49,932,042)   (28,209,260)   (37,320,405)   (37,168,660)   (88,847,089)
                                                       ------------   ------------   ------------   ------------   ------------

Cash Flows From Financing Activities:
 Net increase in deposits                                30,850,146     10,244,764     21,627,160     45,661,663     77,765,034
 Repayment of notes payable                              (3,391,872)            --     (2,801,040)    (1,225,000)    (3,933,000)
 Proceeds from notes payable                              3,909,787             --         12,436             --      6,650,000
 Proceeds from advances from FHLB                        55,200,000     32,600,000     22,055,205      3,750,000     45,828,274
 Repayments of advances from FHLB                       (51,998,653)   (15,233,699)    (4,317,327)   (10,664,952)   (37,700,369)
 Proceeds from sale of treasury stock                     2,037,450         88,660         88,660        114,099        126,192
 Purchase of treasury stock                                 (86,070)       (61,079)      (690,929)      (880,685)    (1,306,837)
 Dividends paid                                            (310,455)       (39,111)      (609,398)      (271,443)       (20,202)
                                                       ------------   ------------   ------------   ------------   ------------
  Net cash provided by financing activities              36,210,333     27,599,535     35,364,767     36,483,682     87,409,092
                                                       ------------   ------------   ------------   ------------   ------------

Net Increase (Decrease) in Cash and Cash Equivalents    (10,470,189)     4,573,004      6,297,585      3,753,776      3,874,882

Cash and Cash Equivalents - Beginning of Period          24,612,758     18,315,173     18,315,173     14,561,397     10,686,515
                                                       ------------   ------------   ------------   ------------   ------------

Cash and Cash Equivalents - End of Period              $ 14,142,569   $ 22,888,177   $ 24,612,758   $ 18,315,173   $ 14,561,397
                                                       ============   ============   ============   ============   ============

Supplemental Cash Flow Information:
 Income taxes paid                                     $  1,762,017   $  1,557,013   $  1,800,631   $  1,160,040   $  1,648,740
                                                       ============   ============   ============   ============   ============
 Interest paid                                         $ 15,534,654   $ 14,134,326   $ 19,682,517   $ 16,954,261   $ 11,537,836
                                                       ============   ============   ============   ============   ============


The accompanying notes are an integral part of these financial statements.

                      HORIZON BANCORP, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1996, 1995 AND 1994


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accounting and reporting policies of Horizon Bancorp, Inc. and subsidiaries (collectively, the "Company") conform with generally accepted accounting principles and practices within the banking industry. The policies that materially affect financial position and the results of operations are summarized as follows:

            a. PRINCIPLES OF CONSOLIDATION - Horizon Bancorp, Inc. ("Horizon") is a one bank holding company which owns 100% of the outstanding stock of Horizon Bank (the "Bank") and Horizon Financial Services, Inc. The Bank owns 100% of the outstanding stock of Landau, Inc., which was formed for the purpose of holding, developing and managing other real estate acquired by the Bank through foreclosure. The Bank also owns 100% of the outstanding stock of Horizon Mortgage Company, which originates and sells fixed mortgage loans.

            On July 3, 1995, the Board of Directors of Central Arkansas Bancshares, Inc., a four bank holding company, adopted a plan whereby its four wholly owned subsidiaries, Merchants and Planters Bank, the Bank of Hot Springs, Grant County Bank and Bank of Malvern were consolidated into one bank, which would use the Bank of Malvern's charter and assume the name of "Horizon Bank."

            The consolidated financial statements include the accounts of Horizon Bancorp, Inc. and its subsidiaries. All material intercompany transactions have been eliminated.

            b. NATURE OF OPERATIONS - The Bank operates under an Arkansas bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation of the Arkansas State Bank Department and the Federal Deposit Insurance Corporation. The area served by the Bank includes Clark, Garland, Grant and Hot Spring counties in southern Arkansas with services provided at 16 branch offices.

            c. USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences could be significant.

            d. CASH AND CASH EQUIVALENTS - For the purpose of reporting cash flows, cash and cash equivalents include cash, amounts on deposit with other banks and Federal funds sold. Generally, Federal funds are sold for one day periods.

            e. INVESTMENT SECURITIES - Investments in debt and equity securities are classified into three categories: (i) securities held as trading securities; (ii) securities which are available-for-sale; and (iii) securities being held-to-maturity. These categories are defined as follows:

                      HORIZON BANCORP, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1996, 1995 AND 1994




                  (i) TRADING SECURITIES - Securities held principally for
            resale in the near term are classified as trading account securities and recorded at their fair values. Unrealized gains and losses on trading accounts securities are included in other income. The Bank had no such securities for 1996, 1995 or 1994.

                  (ii) HELD-TO-MATURITY SECURITIES - Securities which the Bank has the intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the constant yield method over the period to maturity.

                  (iii) AVAILABLE-FOR-SALE SECURITIES - Bonds, notes,
            debentures, and certain equity securities not classified as trading securities or held-to-maturity securities.

            Unrealized gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

            Premiums and discounts are recognized in interest income using the constant yield method over the period to maturity.

            f. OTHER INVESTMENTS - The Bank is a member of the Federal Home Loan Bank ("FHLB") system. As a member of FHLB, the Bank is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of outstanding home loans or 5% of outstanding advances from the FHLB of Dallas. No ready market exists for such stock and it has no quoted market value. At December 31, 1996 and 1995, the Bank's investment in such stock amounted to $2,776,200 and $2,223,100, respectively. The Bank also held stock in Arkansas Bankers' Bank, for which no ready market exists and which has no quoted market value. The Bank's investment in such stock amounted to $25,000 at December 31, 1996 and 1995. During 1996, the Company purchased less than 5% of the stock of Horizon Bank of Columbia
      County. The investment in such stock amounted to $150,000 at December 31, 1996. These investments are stated at cost.

            g. LOANS AND ALLOWANCES FOR LOAN LOSSES - Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114") as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure ("SFAS 118"). This adoption had no material effect on the Company's financial position or results of operations. SFAS 114 applies only to impaired loans. Groups of smaller balance homogeneous loans are collectively reviewed for impairment. A loan is defined as impaired by SFAS 114 when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due, both interest and principal, according to the contractual terms of the loan agreement.
      Specifically, SFAS 114 requires that the allowance for credit losses related to impaired loans be determined based on the

                      HORIZON BANCORP, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1996, 1995 AND 1994

      present value of cash flows discounted at the loan's effective interest rate or, as a practical expedient, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Prior to the adoption of SFAS 114, the Bank's methodology for determining the adequacy of the allowance for credit losses did not incorporate the concept of the time value of money and the expected future interest cash flow. As permitted by SFAS 118, interest revenue received on impaired loans continues to be either applied against principal or realized as interest revenue, according to management's judgment as to the collectibility of principal. All loans are charged off when management determines that principal and interest are not collectible. At December 31, 1996 and 1995, the Company had 16 and 13 loans, respectively, that management considered impaired. Balances of these loans were considered immaterial as were balances of loans considered to be impaired throughout the years ended December 31, 1996 and 1995.

            When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on non-accrual status and all accrued but unpaid interest is charged to operations. In certain cases where the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan, the accrued but unpaid interest may not be reversed at the time the loan is placed on a non-accrual status. Generally, any payments received on non-accrual loans are applied first to outstanding loan amounts and next to the recovery of lost interest.

            The allowance for loan losses is a valuation allowance for future potential losses incurred on loans. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

            Throughout the year management estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb reasonably anticipated losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb losses. Management's judgment as to the level of losses on existing loans involves, among other things, the consideration of current and anticipated economic conditions and their potential effects on specific borrowers, results of examination of the loan portfolio by regulatory agencies, and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the estimated fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets due to economic, operating or other conditions beyond the Company's control.

            Estimates of anticipated loan losses involve judgment. While it is possible that in particular periods the Company may sustain losses which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated balance sheet is adequate to absorb anticipated losses which may exist in the current loan portfolio.

                      HORIZON BANCORP, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1996, 1995 AND 1994

            h. BANK PREMISES AND EQUIPMENT - Land is carried at cost. Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation of buildings and related improvements is computed using the straight-line method and accelerated methods based on estimated useful lives. Depreciation of furniture and equipment is computed using accelerated methods.

            i. OTHER REAL ESTATE - Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. Revenue and expenses from operations and additions to the valuation allowance are included in profit or loss on foreclosed real estate. The historical average holding period for such properties is 22 months.

            j. INTANGIBLE ASSETS - Intangible assets, including goodwill and deposit premium included in other assets on the consolidated balance sheet, are being amortized on the straight-line basis over periods ranging from 5 to 15 years.

            k. INCOME TAXES - The Company files its income tax returns on a consolidated basis with its subsidiaries. The separate income tax provision of the Company and its subsidiaries is determined in accordance with an allocation agreement between the Company and its subsidiaries which provides that such provision will essentially be determined on a separate return basis.

            The Company utilizes the liability method in accounting for deferred income taxes. Deferred income taxes are reported for temporary differences between the bases of the Company's assets and liabilities for financial statement and income tax purposes at the presently enacted tax rates for the periods when these differences are expected to reverse. These differences relate primarily to depreciation of bank premises and equipment, provision for valuation of foreclosed assets, and provisions to the allowance for loan losses.

            l. TREASURY STOCK - The Company determines the basis of treasury shares bought and sold using the specific identification method.

            m. ADVERTISING - The Bank expenses the costs of advertising as incurred. Total advertising expense was $304,293 and $327,379 for the years ended December 31, 1996 and 1995, respectively.

            n. TRUST DIVISION ASSETS - Property other than cash deposits held by the Bank in a fiduciary or agency capacity for its customers is not included in the balance sheets since such items are not assets of the Bank.

            o.    TRUST FEES - Trust fees are recorded on the cash basis.

                      HORIZON BANCORP, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1996, 1995 AND 1994

            p. RECLASSIFICATIONS - Certain reclassifications of 1995 and 1994 balances have been made to conform to the 1996 presentation.


2.    CASH AND CASH DUE FROM BANKS

      Under the provisions of Federal Reserve Board Regulation D, the Company's Bank subsidiary is required to maintain certain minimum cash reserves based upon liabilities to depositors. The minimum cash reserve requirements at December 31, 1996, 1995 and 1994, were approximately $6,307,000, $3,559,000 and $164,000, respectively. The Bank was in compliance with these requirements.

3.    INVESTMENT SECURITIES

      Debt and equity securities have been classified in the consolidated statements of financial condition according to management's intent. The amortized costs of investment securities and their approximate fair values at December 31 were as follows:

                                                                     DECEMBER 31, 1996
                                                                     -----------------
                                               AMORTIZED         UNREALIZED         UNREALIZED        MARKET
                                                 COST              GAINS              LOSSES          VALUE
                                                 ----              -----              ------          -----
Available-For-Sale Securities
-----------------------------
United States government
      and agency securities                  $ 71,744,422         $ 29,785           $317,740      $ 71,456,467
State and municipal
      securities                               34,511,189          518,075                 --        35,029,264
Mortgage backed securities                     41,662,410            1,600            486,908        41,177,102
                                             ------------         --------           --------      ------------
Total available-for-sale                     $147,918,021         $549,460           $804,648      $147,662,833
                                             ============         ========           ========      ============

Held-To-Maturity Securities
---------------------------
United States government
      and agency securities                  $  8,194,704         $ 20,014           $ 31,764      $  8,182,954
State and political
      subdivisions                              4,702,531           59,086                 --         4,761,617
Mortgage backed securities                      5,571,369           15,351            160,905         5,425,815
Other securities                                  300,000            4,622                 --           304,622
                                             ------------         --------           --------      ------------
Total held-to-maturity                       $ 18,768,604         $ 99,073           $192,669      $ 18,675,008
                                             ============         ========           ========      ============

                      HORIZON BANCORP, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1996, 1995 AND 1994

                                                                    DECEMBER 31, 1995
                                                                    -----------------
                                               AMORTIZED        UNREALIZED          UNREALIZED        MARKET
                                                 COST             GAINS               LOSSES          VALUE
                                                 ----             -----               ------          -----
Available-For-Sale Securities
-----------------------------
United States government
      and agency securities                  $ 61,442,436       $  422,789           $187,774      $ 61,677,451
State and municipal
      securities                               37,338,142          975,619             78,271        38,235,490
Mortgage backed securities                     44,202,044          138,796            265,502        44,075,338
                                             ------------       ----------           --------      ------------
Total available-for-sale                     $142,982,622       $1,537,204           $531,547      $143,988,279
                                             ============       ==========           ========      ============

Held-To-Maturity Securities
United States government
      and agency securities                  $ 15,260,684       $  119,973           $ 96,527      $ 15,284,130
State and political
      subdivisions                              6,133,449          108,395             17,653         6,224,191
Mortgage backed securities                      4,178,653           21,384             77,535         4,122,502
Other securities                                  170,000            8,326                 --           178,326
                                             ------------       ----------           --------      ------------
Total held-to-maturity                       $ 25,742,786       $  258,078           $191,715      $ 25,809,149
                                             ============       ==========           ========      ============

      The amortized cost and estimated fair value of investments securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities with or without call or prepayment penalties.

                                                       AVAILABLE FOR SALE                     HELD TO MATURITY
                                                -------------------------------        -----------------------------
                                                  AMORTIZED            MARKET            AMORTIZED          MARKET
                                                    COST               VALUE               COST             VALUE
                                                    ----               -----               ----             -----
Due in one year or less                         $ 10,017,534       $ 10,034,425        $ 4,019,091       $ 4,027,647
Due after one year through
      five years                                  62,750,106         62,721,801          6,229,076         6,225,382
Due after five years through
      ten years                                   23,184,536         23,320,894          1,840,000         1,846,999
Due after ten years                               10,303,435         10,405,521          1,109,068         1,152,812
                                                ------------       ------------        -----------       -----------
                                                 106,255,611        106,485,731         13,197,235        13,252,840
Mortgage-backed securities                        41,662,410         41,177,102          5,571,369         5,422,168
                                                ------------       ------------        -----------       -----------

                                                $147,918,021       $147,662,833        $18,768,604       $18,675,008
                                                ============       ============        ===========       ===========

                      HORIZON BANCORP, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1996, 1995 AND 1994

      Gross realized gains and gross unrealized losses on sales of securities available for sale during the years ended December 31, 1996, 1995 and 1994 were:

                                                   1996               1995                1994
                                                   ----               ----                ----
      Gross realized gains:
            U.S. Government and agency           $ 31,159           $ 26,302            $122,019
            State and municipal securities          8,073             14,516              65,873
            Mortgage-backed securities/Other       72,412            170,908                 532
                                                 --------           --------            --------
                                                 $111,644           $211,726            $188,424
                                                 ========           ========            ========

      Gross realized losses:
            U.S. Government and agency           $ 12,951           $  1,410            $ 48,091
            State and political subdivisions       19,034             16,676             110,493
            Mortgage-backed securities             80,839            147,160                  --
                                                 --------           --------            --------

                                                 $112,824           $165,246            $158,584
                                                 ========           ========            ========

      Investment securities with amortized cost of approximately $77,133,000, $66,200,000 and $56,719,000 and estimated market values of approximately $76,859,000, $66,500,000 and $54,533,000 were pledged to collateralize public deposits and for other purposes as required or permitted by law at December 31, 1996, 1995 and 1994, respectively.

      The overall return or yield earned on mortgage-backed securities depends on the amount of interest collected over the life of the security and the amortization of any premium or discount. Premiums and discounts are recognized in income using the level-yield method over the assets' remaining lives adjusted for anticipated prepayments. Although the Company receives the full amount of principal if prepaid, the interest income that would have been collected during the remaining period to maturity, net of any discount or premium amortization, is lost. Accordingly, the actual yields and maturities of mortgage-backed securities depend on when the underlying mortgage principal and interest are repaid. Prepayments result when market interest rates fall below a mortgage's contractual interest rate and it is to the borrower's advantage to prepay the existing loan and obtain new, lower rate financing. In addition to changes in interest rates, mortgage prepayments depend on other factors such as loan types and geographic location of the related properties.

      The Company's asset base is exposed to risk, including the risk resulting from changes in interest rates, market values of collateral for borrowings and changes in the timing of cash flows. The Company monitors the effect of such risk by considering the mismatch of the maturities of its assets and liabilities in the current interest rate environment and the sensitivity of assets and liabilities to changes in interest rates. The Company's management has considered the effect of significant increases and decreases in interest rates and believes such changes, if they occurred, would be manageable and would not affect the ability of the Company to hold its assets to maturity. However, the Company is exposed to significant market risk in the unlikely event of significant and prolonged interest rate changes.

                      HORIZON BANCORP, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1996, 1995 AND 1994

4.    LOANS
      -----

      The components of loans in the consolidated balance sheet were as follows:

                                                    1996                     1995
                                                    ----                     ----
      Real estate                               $149,877,144             $132,599,468
      Commercial and industrial                   82,840,748               58,900,158
      Consumer loans                              67,841,277               75,309,290
                                                ------------             ------------
                                                 300,559,169              266,808,916
      Less unearned income                          (752,327)              (2,523,979)

      Less allowance for loan losses              (4,226,497)              (4,117,474)
                                                ------------             ------------

      Net loans                                 $295,580,345             $260,167,463
                                                ============             ============

      Certain of the directors and officers of the Company and the entities in which it had a significant interest were customers of and had transactions with the Bank in the ordinary course of business. In the opinion of management, all loans and commitments to loan included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or any unfavorable features. The aggregate amount of loans to these directors, officers and their affiliates totaled $736,381 and $2,669,626 at December 31, 1996 and 1995, respectively. Loans on which the accrual of interest has been discontinued aggregated $2,170,840 at December 31, 1996.

5.    ALLOWANCE FOR LOAN LOSSES

      An analysis of the activity in the allowance for loan losses is as follows:

                                                  1996                         1995
                                                  ----                         ----
      Balance - beginning of year             $ 4,117,474                  $ 4,246,223

            Allowance acquired in business
              combination
            Provision for loan losses           1,241,435                      875,000
            Charge-offs                        (1,404,403)                  (1,337,544)
            Recoveries                            271,991                      333,795
                                              -----------                  -----------
      Balance - end of year                   $ 4,226,497                  $ 4,117,474
                                              ===========                  ===========


6.    BANK PREMISES AND EQUIPMENT

      Bank premises and equipment consisted of:

                      HORIZON BANCORP, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1996, 1995 AND 1994


                                                     1996                     1995
                                                     ----                     ----
      Land                                       $ 2,564,680              $ 1,934,348
      Buildings and improvements                   9,008,921                8,862,353
      Furniture and equipment                      7,633,024                7,189,582
                                                 -----------              -----------
                                                  19,206,625               17,986,283
      Accumulated depreciation                    (7,974,513)              (6,896,293)
                                                 -----------              -----------
                                                 $11,232,112              $11,089,990
                                                 ===========              ===========

7.    DEPOSITS

      Deposits consisted of:

                                                    1996                     1995
                                                    ----                     ----
      Non-interest-bearing                      $ 45,002,623             $ 45,005,797
      Interest-bearing transaction accounts      105,263,385               92,964,026
      Savings                                     42,805,592               30,689,083
      Time, $100,000 and over                     62,510,495               30,007,448
      Other time                                 183,953,255              219,241,836
                                                ------------             ------------
      Total                                     $439,535,350             $417,908,190
                                                ============             ============

      The aggregate amount of short-term jumbo certificate of deposits, each with a minimum denomination of $100,000, was approximately $62,510,000 in 1996, and $62,572,000 in 1995. At December 31, 1996, the scheduled maturities of time deposits were as follows:

                  1997                             $194,912,750
                  1998                               36,145,000
                  1999                                9,870,000
                  2000                                2,126,000
                  2001 and thereafter                 3,410,000
                                                   ------------
                                                   $246,463,750
                                                   ============

                      HORIZON BANCORP, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1996, 1995 AND 1994


8.    BORROWED FUNDS

      The Company had advances from the FHLB at December 31, 1996 as follows:

                                                           ADVANCES
                                                           --------
            Maturing during year ending
              December 31:
                  1997                                   $ 2,047,672
                  1998                                       422,309
                  1999                                    10,202,691
                  2000                                     2,028,319
               Thereafter                                 10,055,019
                                                         -----------
                                                         $24,756,010
                                                         ===========

      The interest rate on the FHLB borrowings is currently LIBOR less 9 basis points. The average rate of interest paid in 1996 was approximately 5.24%.

      At December 31, 1995, the Company had advances from the FHLB of $7,018,132. The Company had pledged all of its FHLB stock, with a carrying value of $2,776,200 and $2,223,100 as of December 31, 1996 and 1995, as
collateral for these advances. Additionally, the Bank has an agreement with the FHLB whereby the Bank provides Blanket Floating Lien collateral on borrowings in an aggregate amount of 65% of the unpaid principal balance of the Bank's qualifying collateral or 35% of the Bank's assets.

      Notes payable consisted of the following:

                                                                       1996                    1995
                                                                       ----                    ----
Guaranty of Employee Stock Ownership and
      Savings Plan ("ESOP") notes payable at
      a variable interest rate (8.5% at December 31,
      1996), due in quarterly installments with
      balance due April 15, 1997, collateralized
      by common stock of the Bank.                                  $  374,940              $  594,940

Note payable to First Tennessee Bank at a
      variable interest rate (7.96% at December 1,
      1996), due in annual installments with
      balance due January 15, 2004, collateralized
      by common stock of Bank.                                       2,000,000               4,800,000

Note payable to Sungard Trust Systems,
      payable in monthly installments of
      $208, through June 30, 2001                                       11,396                      --
                                                                    ----------              ----------
                                                                    $2,386,336              $5,394,940
                                                                    ==========              ==========

                     HORIZON BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995 AND 1994

Aggregate maturities of notes payable were as follows:

                        1997                            $  377,436
                        1998                                 2,496
                        1999                                 2,496
                        2000                                 2,496
                        2001                                 1,412
                     Thereafter                          2,000,000
                                                        ----------

                                                        $2,386,336
                                                        ==========

9.    REGULATORY MATTERS

      The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Management believes that, as of December 31, 1996, the Bank meets all capital adequacy requirements to which it is subject.

      Banking regulators have specified guidelines for purposes of evaluating a bank and a bank holding company's capital adequacy. The following is a summary of the Bank's capital ratios at December 31, 1996 and 1995.

                                                                   1996                           1995
                                                            ------------------             ------------------
                                                            ACTUAL     MINIMUM             ACTUAL     MINIMUM
                                                            RATIO     REQUIRED             RATIO     REQUIRED
                                                            -----     --------             -----     --------
      Total risk based capital ratio                        13.00%      8.00%              13.00%      8.00%

      Tier 1 risk based capital ratio                       12.00       4.00               11.75       4.00

      Leverage ratio                                         8.00       4.00                7.12       4.00

      Dividends paid by the Company are substantially funded by dividends from the Company's subsidiaries. The amount of dividends a subsidiary bank may pay without prior regulatory approval is 50% of the Bank's net income.

                     HORIZON BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995 AND 1994

10.   EMPLOYEE STOCK OWNERSHIP PLAN

      The Company has established an Employee Stock Ownership and Savings Plan ("ESOP"). The ESOP has borrowings which are collateralized by 1,200 shares of the Bank's stock and a guaranty of the Company. Since the notes payable are guaranteed by the Company, they are included on the consolidated balance sheets as a liability and as a corresponding reduction of shareholders' equity. Contributions to the ESOP totaling $231,600, $175,150 and $295,500 were made by the Company during the years ended December 31, 1996, 1995 and 1994, respectively.

11.   INCOME TAXES

      The consolidated provision for income taxes consisted of:

                                                             1996             1995              1994
                                                             ----             ----              ----
Current provision                                         $1,843,313       $  991,631        $1,043,931
Deferred provision (benefit)                                (221,393)          12,905           559,595
                                                          ----------       ----------        ----------

                                                          $1,621,920       $1,004,536        $1,603,526
                                                          ==========       ==========        ==========

      The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate to income before income taxes primarily due to differences resulting from tax-exempt interest income. Deferred taxes are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

      Deferred tax assets and liabilities included in other assets at December 31, 1996 and 1995 consists of:

                                                            1996              1995
                                                            ----              ----
Deferred tax assets:
      Reserve for loan losses                             $1,259,910       $1,099,813
      Deferred compensation                                  220,589          315,976
      Securities available for sale                           97,734               --
      Other                                                   14,462           17,590
                                                          ----------       ----------
Total deferred tax assets                                  1,592,695        1,433,379
                                                          ----------       ----------

Deferred tax liabilities:
      Securities available for sale                               --          341,923
      Intangibles                                            636,770          687,091
      Bank premises and equipment                            301,406          246,065
      Other                                                  156,750          321,581
                                                          ----------       ----------
Total deferred tax liabilities                             1,094,926        1,596,660
                                                          ----------       ----------

Net deferred tax asset (liability)                        $  497,769       $ (163,281)
                                                          ==========       ==========

12.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily

                     HORIZON BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995 AND 1994

required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies (below) may have a material effect on the estimated fair value amounts.

      (a) CASH AND CASH EQUIVALENTS - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

      (b) INVESTMENT SECURITIES AND OTHER INVESTMENTS - For investment securities, fair values are based on quoted market prices or dealer quotes. FHLB stock is valued at par value as par is comparable to the redemption value.

      (c) LOANS - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities and anticipated prepayment speeds.

      (d) ACCRUED INTEREST RECEIVABLE AND PAYABLE - For accrued interest receivable and payable, the carrying amounts approximates their fair values.

      (e) DEMAND DEPOSITS AND TIME DEPOSITS - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

      (f) ADVANCES FROM FHLB AND NOTES PAYABLE - Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

      (g) COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND FINANCIAL GUARANTEES WRITTEN - The fair values of commitment is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair value estimates at December 31, 1996 and 1995 revealed no material differences between the committed or guaranteed amounts and the fair value of such items.

      The carrying amounts and estimated fair values of financial instruments in thousands at December 31, 1996 and 1995, were as follows:

                                    HORIZON BANCORP, INC. AND SUBSIDIARIES

                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       DECEMBER 31, 1996, 1995 AND 1994

                                                          DECEMBER 31, 1996              DECEMBER 31, 1995
                                                          -----------------              -----------------
                                                       CARRYING           FAIR        CARRYING           FAIR
                                                        AMOUNT           VALUE         AMOUNT           VALUE
                                                        ------           -----         ------           -----
Financial assets:
-----------------
      Cash and federal funds sold                      $ 24,613         $ 24,613      $ 18,315         $ 18,315
      Available-for-sale securities                     147,663          147,663       143,988          143,988
      Held-to-maturity securities                        18,769           18,675        25,743           25,809
      Loans                                             295,580          295,970       260,167          251,028
      Accrued interest receivable                         4,305            4,305         4,264            4,264
      Other investments                                   2,951            2,951         2,248            2,248

Financial liabilities:
----------------------
      Demand deposits                                  $193,072         $193,072      $168,659         $168,659
      Time deposits                                     246,463          242,614       249,249          251,555
      Advances from FHLB                                 24,756           24,763         7,018            7,018
      Notes payable                                       2,386            2,374         5,395            5,395
      Accrued interest payable                            1,744            1,744         1,984            1,984
      Federal Funds Purchased                                --               --            --               --

13.   OFF-BALANCE SHEET AND CREDIT RISK

      The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

      The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditions as it does for on-balance sheet instruments.

      Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Outstanding letters of credit totaled approximately $376,683 at December 31, 1996.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the lending contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

                     HORIZON BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995 AND 1994

      At December 31, 1996, outstanding commitments to originate loans totaled approximately $29,509,000. Commitments are typically for less than one year at fixed and variable rates of interest. All of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Company's market area. Investments in state and municipal securities also involve governmental entities within the Company's market area. Commercial and standby letters of credit were granted primarily to commercial borrowers.

14.   FORECLOSED REAL ESTATE

      Loss on foreclosed real estate in 1996 included net expense of $33,557 and net revenue of $23,450 from the operation of foreclosed real estate.

15.   RESTRICTIONS ON RETAINED EARNINGS

      The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. During 1996, the Bank sought and obtained regulatory approval to pay dividends in excess of 50% of current year earnings. Accordingly, at December 31, 1996 no retained earnings were available for dividend declaration.

16.   SUBSEQUENT EVENT (UNAUDITED)

      On July 31, 1997, Horizon entered into an Agreement and Plan of Merger (the "Merger Agreement") with Mercantile Bancorporation Inc. ("MBI"). At September 30, 1997, MBI reported, on a consolidated basis, total assets of approximately $30.0 billion and operated 24 commercial banks and one federally-chartered thrift located throughout Missouri, Illinois, eastern Kansas, Iowa and Arkansas. The Merger Agreement provides for shareholders of Horizon to receive approximately 4.0301 (on a post-split basis; MBI completed a three-for-two stock split, effective October 1, 1997) shares of MBI common stock for each share of outstanding common stock of Horizon upon consummation of the merger ("the "Merger") of Horizon with and into Ameribanc, Inc., a wholly owned subsidiary of MBI. The Merger is contingent upon approval of various regulatory authorities and the shareholders of Horizon.

                                    ANNEX A
                                    -------

                         [Letterhead of Stephens Inc.]

                                 July 31, 1997

Board of Directors
Horizon Bancorp, Inc.
576 Main Street, P.O. Box 515
Arkadelphia, Arkansas 71923


Members of the Board:

      We have acted as your financial advisor in connection with the proposed merger with Mercantile Bancorporation Inc. ("Mercantile") (the "Transaction"). The terms and conditions of the Transaction are more fully set forth in the Agreement and Plan of Merger by and between Horizon Bancorp, Inc. ("Horizon" or the "Company") and Mercantile (the "Merger Agreement").

      The Merger Agreement provides for, among other things, that each outstanding share of common stock, par value $1.00, of Horizon is to be converted into the right to receive 2.6867 shares (the "Exchange Ratio") of common stock, $0.01 par value of Mercantile (which number shall be adjusted to 4.0301 after giving effect to the stock dividend to be declared by Mercantile on October 1, 1997 and will be further adjusted for any other stock splits and stock dividends). The Exchange Ratio was computed by dividing 1,700,000 (the number of shares of Mercantile Common Stock to be issued in the Transaction) by the number of outstanding shares of Horizon as of the date of the Merger Agreement. On July 30, 1997, the last reported sale price per share of Mercantile was $70.81.

      You have requested our opinion as to the fairness to the disinterested shareholders of the Company from a financial point of view of the consideration to be received by them in the Transaction. For purposes of this opinion, the term "disinterested shareholders" means holders of the Company's one class of common stock (the "Common Stock") other than (1) directors, officers and employees of the Company, (2) any holder of five percent or more of the outstanding shares of Common Stock and (3) Horizon and its affiliates.

      In connection with our opinion, we have, among other things:

      (i) analyzed certain financial and other data publicly available or made available to us with respect to Horizon and Mercantile, including the consolidated financial statements for recent years and interim periods to June 30, 1997 and certain other relevant financial and operating data relating to Horizon and Mercantile made available to us from published sources and from the internal records of Horizon and Mercantile;

      (ii)   reviewed the Merger Agreement dated July 31, 1997;

      (iii) compared the respective contributions of loans, deposits, equity, and income by Horizon and Mercantile to the combined entity;

      (iv) analyzed, on a pro forma basis, the effect of the Transaction of the Company's earnings, book value, balance sheet, and capitalization ratios, both in the aggregate, and where applicable, on a per share basis;

      (v) reviewed the historical market prices and trading volumes of the common stock of Horizon and Mercantile;

      (vi) compared Horizon and Mercantile from a financial point of view with certain other companies which we deemed to be relevant;

      (vii) considered the financial terms, to the extent publicly available, of selected business combinations in the banking industry;

      (viii) reviewed and discussed with representatives of the management of Horizon and Mercantile certain information of a business and financial nature regarding Horizon and Mercantile furnished to us by Horizon and Mercantile;

      (ix) assisted in your deliberations regarding the material terms of the Transaction and your negotiations with Mercantile; and

      (x) performed such other analyses and examinations as we have deemed appropriate.

      In connection with our review, we have not assumed any obligation to independently verify any of the forgoing information and have relied on all such information being complete and accurate in all material respects. We are not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of Horizon and Mercantile are in the aggregate adequate to cover such losses. In addition, we have not assumed responsibility for reviewing any individual credit files or making an independent evaluation, appraisal or inspection of the real, personal, tangible or intangible assets (including investment securities) or individual properties of Horizon or Mercantile, nor have we been furnished with any such evaluations or appraisals.

      We have also assumed, with your consent, that there have been no material changes in Horizon's or Mercantile's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statement reviewed by us and that any off-balance sheet activities of Horizon and Mercantile, including derivatives and other similar financial instruments, will not materially and adversely affect the future financial position or results of operations of Horizon or Mercantile. We have further assumed, with your consent, that in the course of obtaining the necessary regulatory and third party consents for the Transaction, no restriction, limitation or order will be imposed that would have or would be expected to have a material adverse effect on the contemplated benefits of the Transaction or the transactions contemplated thereby, and that the Transaction will be consummated in accordance with the terms of the Merger Agreement (including provisions relating to the consideration to be exchanged in the Transaction), without any amendments to, and without any waiver by Horizon of, any of the material conditions to its obligations thereunder. Finally, our opinion is based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      As part of our investment banking business, we are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for acting as financial advisor to Horizon, a substantial portion of which is contingent upon the consummation of the Transaction. In the ordinary course of our business, we may from time to time trade the equity securities of Horizon or Mercantile for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that, as of the date hereof, the consideration to be received by the disinterested shareholders in the Transaction is fair to them from a financial point of view.

      This opinion is furnished pursuant to our engagement letter dated July 16, 1997. It is addressed to the Board of Directors of Horizon and is not intended to be and shall not be deemed to constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Transaction. This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in the communications to the shareholders of Horizon and Mercantile provided that we approve of such disclosures prior to publication. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.


                                    Very truly yours,

                                    /s/ Stephens Inc.

                                    Stephens Inc.

                                    ANNEX B
                                    -------

      Following is the text of the dissenters' rights provisions set forth at Sections 4-27-1302 through 4-27-1328 of the Arkansas Business Corporation Act of 1987, as amended:

4-27-1302   RIGHT OF DISSENT

      A. A shareholder is entitled to dissent from and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

            1. Consummation of a plan of merger to which the corporation is a party:

                  (i) If shareholder approval is required for the merger by Sec. 4-27-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, or

                  (ii) If the corporation is a subsidiary that is merged with its parent under Sec. 4-27-1104;

            2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

            3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of the sale;

            4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                  (i)   Alters or abolishes a preferential right of the shares;

                  (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                  (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                  (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                  (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Sec. 4-27-604; or

            5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      B. A shareholder entitled to dissent and obtain payment for his shares under this subchapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

4-27-1303   DISSENT BY NOMINEES AND BENEFICIAL OWNERS

      A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

      B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

            1. He submits to the corporation the record shareholder's written consent to dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

            2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

                 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

4-27-1320   NOTICE OF DISSENTERS' RIGHTS

      A. If proposed corporate action creating dissenters' rights under Sec. 4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

      B. If corporate action creating dissenters' rights under Sec. 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Sec. 4-27-1322.

4-27-1321   NOTICE OF INTENT TO DEMAND PAYMENT

      A. If proposed corporate action creating dissenters' rights under Sec. 4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

            1. Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

            2.    Must not vote his shares in favor of the proposed action.

      B. A shareholder who does not satisfy the requirements of subsection A. of this section is not entitled to payment for his shares under this subchapter.

4-27-1322   DISSENTERS' NOTICE

      A. If proposed corporate action creating dissenters' rights under Sec. 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Sec. 4-27-1321.

      B. The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

            1. State where the payment demand must be sent and where and when certificates for certified shares must be deposited;

            2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

            3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

            4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the notice required by subsection A. of this section is delivered; and

            5.    Be accompanied by a copy of this subchapter.

4-27-1323   DUTY TO DEMAND PAYMENT

      A. A shareholder sent a dissenters' notice described in Sec. 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to Sec. 4-27-1322B.3. and deposit his certificates in accordance with the terms of the notice.

      B. The shareholder who demands payment and deposits his share certificates under subsection A. of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

      C. A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.

4-27-1324   SHARE RESTRICTIONS

      A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Sec. 4-27-1326.

      B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

4-27-1325   PAYMENT

      A. Except as provided in Sec. 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with Sec. 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

      B.    The payment must be accompanied by:

            1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

            2. A statement of the corporation's estimate of the fair value of the shares;

            3.    An explanation of how the interest was calculated;

            4. A statement of the dissenter's right to demand payment under Sec. 4-27-1328; and

            5.    A copy of this subchapter.

4-27-1326   FAILURE TO TAKE ACTION

      A.    If the corporation does not take the proposed action within sixty
(60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      B. If after returning deposited certificates and releasing transfer restrictions, the corporate takes the proposed action, it must send a new dissenters' notice under Sec. 4-27-1322 and repeat the payment demand procedure.

4-27-1327   AFTER-ACQUIRED SHARES

      A. A corporation may elect to withhold payment required by Sec. 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      B. To the extent the corporation elects to withhold payment under subsection A. of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under Sec. 4-27-1328.

4-27-1328   PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

      A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Sec. 4-27-1325), or reject the corporation's offer under Sec. 4-27-1327 and demand payment of the fair value of his shares and interest due, if

            1. The dissenter believes that the amount paid under Sec. 4-27-1325, or offered under Sec. 4-27-1327, is less than the fair value of his shares or that the interest due is incorrectly calculated;

            2. The corporation fails to make payment under Sec. 4-27-1325 within sixty (60) days after the date set for demanding payment; or

            3. The corporation, having failed to take the proposed action does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

      B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection
A. of this section within thirty (30) days after the corporation made or offered payment of his shares.

4-27-1330   COURT ACTION

      A. If a demand for payment under Sec. 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      B. The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      C. The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      D. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it.
The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      E. Each dissenter made a party to the proceeding is entitled to judgment:

            1. For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

            2. For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Sec. 4-27-1327.

4-27-1331   COURT COSTS AND COUNSEL FEES

      A. The court in an appraisal proceeding commenced under Sec. 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Sec. 4-27-1328.

      B. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

            1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 4-27-1320--4-27-1328; or

            2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

      C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PROXY                        HORIZON BANCORP, INC.
                          526 MAIN STREET, SUITE 204
                          ARKADELPHIA, ARKANSAS 71923

     FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ------------, 1998

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned shareholder(s) of HORIZON BANCORP, INC. ("Horizon"), does hereby nominate, constitute and appoint --------- and ---------- or each of them (with full power to act alone), true and lawful proxies and attorneys-in-fact, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the shares of Common Stock, $1.00 par value, of Horizon standing in the name of the undersigned on its books at the close of business on ---------, 1997 at the Special Meeting of Shareholders to be held at the offices of Horizon, 526 Main Street, Suite 204, Arkadelphia, Arkansas on -------, -----------, 1998, at ------ a.m. Central Time, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as follows:

      1. To consider and vote upon the adoption and approval of the Agreement and Plan of Merger, dated July 31, 1997 (the "Merger Agreement"), pursuant to which Horizon will be merged with and into Ameribanc, Inc., a Missouri corporation and wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"), in a transaction that would result in the business and operations of Horizon being continued through such wholly owned subsidiary, and whereby, upon consummation of the merger, each share of Horizon Common Stock will be converted into the right to receive 4.0301 shares of MBI Common Stock, as set forth in detail in the accompanying Proxy Statement/Prospectus.

                 / / FOR           / / AGAINST             / / ABSTAIN

      2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

      The undersigned hereby revokes any other proxies to vote at such meeting and hereby ratifies and confirms all that the proxies and attorneys-in-fact, or each of them, appointed hereunder may lawfully do by virtue hereof. Said proxies and attorneys-in-fact, without limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the Special Meeting.


           (PLEASE SIGN AND DATE ON REVERSE SIDE)    (Continued on Reverse Side)


      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL LISTED ABOVE.

Dated:  ---------------


                                          --------------------------------------
                                          Signature of Shareholder



                                          --------------------------------------
                                          Signature of Shareholder

When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If more than one person holds the power to vote the same shares, all must sign. All joint owners must sign. The undersigned hereby acknowledges receipt of the Notice of Special Meeting and the Proxy Statement/Prospectus (with all enclosures and attachments), dated ----------, 1997, relating to the Special Meeting.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS
                  ------------------------------------------

Item 20.  Indemnification of Officers and Directors
---------------------------------------------------

      Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

      Article 12 of the Restated Articles of Incorporation of MBI provides that MBI shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

      Pursuant to directors' and officers' liability insurance policies, with total annual limits of $45,000,000, MBI's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of MBI, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of MBI.

Item 21.  Exhibits and Financial Statement Schedules
----------------------------------------------------

      A.    Exhibits.  See Exhibit Index.
            --------

      B.    Financial Statement Schedules.  Not Applicable.
            -----------------------------

Item 22.  Undertakings
----------------------

      (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MBI pursuant to the foregoing provisions, or otherwise, MBI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MBI of expenses incurred or paid by a director, officer or controlling person of MBI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MBI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (2) MBI hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of MBI's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) MBI hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (4) MBI undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) MBI hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (6) MBI hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

      (7)   MBI hereby undertakes:

            (a) To file during any period in which offers and sales are being made, a post-effective amendment to this Registration
            Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on November 24, 1997.

                            MERCANTILE  BANCORPORATION  INC.


                            By  /s/ Thomas H. Jacobsen
                              --------------------------------------------------
                              Thomas H. Jacobsen, Chairman of the Board
                              President and Chief Executive Officer


                               POWER OF ATTORNEY
                               -----------------

      We, the undersigned officers and directors of Mercantile Bancorporation Inc., hereby severally and individually constitute and appoint Thomas H. Jacobsen and John Q. Arnold, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4, registering the offering by Mercantile Bancorporation Inc. of shares of its common stock, and the preferred share purchase rights which trade therewith, with respect to the acquisition of Horizon Bancorp, Inc., and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                     Title                         Date
      ---------                     -----                         ----

/s/ Thomas H. Jacobsen        Chairman of the Board            November 24, 1997
----------------------------  President and Chief Executive
Thomas H. Jacobsen            Officer
Principal Executive Officer


/s/ John Q. Arnold            Vice Chairman and                November 24, 1997
----------------------------  Chief Financial Officer
John Q. Arnold
Principal Financial Officer


                                    II-4

      Signature                     Title                         Date
      ---------                     -----                         ----

/s/ Michael T. Normile        Senior Vice President - Finance November 24, 1997
----------------------------  and Control
Michael T. Normile
Principal Accounting Officer


/s/ Richard E. Beumer         Director                        November 24, 1997
----------------------------
Richard E. Beumer


/s/ Harry M. Cornell, Jr.     Director                        November 24, 1997
----------------------------
Harry M. Cornell, Jr.


                              Director                                   , 1997
----------------------------
Carlene M. Ellis


/s/ William A. Hall           Director                        November 24, 1997
----------------------------
William A. Hall


/s/ Thomas A. Hays            Director                        November 11, 1997
----------------------------
Thomas A. Hays


/s/ Frank Lyon, Jr.           Director                        November 9, 1997
----------------------------
Frank Lyon, Jr.


/s/ Robert W. Murray          Director                        November 10, 1997
----------------------------
Robert W. Murray


/s/ Harvey Saligman           Director                        November 24, 1997
----------------------------
Harvey Saligman


/s/ Craig D. Schnuck          Director                        November 7, 1997
----------------------------
Craig D. Schnuck


/s/ Alvin J. Siteman          Director                        November 24, 1997
----------------------------
Alvin J. Siteman

                                    II-5

      Signature                     Title                         Date
      ---------                     -----                         ----

/s/ Robert L. Stark           Director                        November 7, 1997
----------------------------
Robert L. Stark


/s/ Patrick T. Stokes         Director                        November 24, 1997
----------------------------
Patrick T. Stokes


/s/ John A. Wright            Director                        November 10, 1997
----------------------------
John A. Wright


                                 EXHIBIT INDEX

Exhibit
Number      Description                                                          Page
------      -----------                                                          ----
 2.1        Agreement and Plan of Merger, dated as of July 31, 1997,
            by and among MBI, Merger Sub and Horizon.

 2.2 Form of Voting Agreement, dated as of July 31, 1997, and entered into by and between MBI and certain of the shareholders of Horizon.

 3.1 MBI's Restated Articles of Incorporation, as amended and currently in effect, filed as Exhibit 3 to MBI's Quarterly
            Report on Form 10-Q for the quarter ended March 31, 1997, incorporated herein by reference.

 3.2 MBI's by-laws, as amended and currently in effect, filed as Exhibit 3.2 to Amendment No. 2 to MBI's Registration
            Statement on Form S-4 (No. 333-17757), are incorporated herein by reference.

 4.1        Form of Indenture Regarding Subordinated Securities between
            MBI and The First National Bank of Chicago, Trustee, filed as Exhibit 4.1 to MBI's Report on Form 8-K dated September
            24, 1992, is incorporated herein by reference.

 4.2        Rights Agreement, dated as of May 23, 1988, between MBI and
            Mercantile Bank, as Rights Agent (including as exhibits thereto the form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and the form of Right Certificate), filed as Exhibits 1 and 2 to MBI's
            Registration Statement No. 0-6045 on Form 8-A, dated May 24, 1988, is incorporated herein by reference.

 4.3        Form of Indenture Regarding Senior Debt Securities, filed as Exhibit
            4.1 to MBI's Registration Statement on Form S-3 (No. 333-25775), is incorporated herein by reference.

 4.4        Form of Indenture Regarding Subordinated Debt Securities, filed as
            Exhibit 4.2 to MBI's Registration Statement on Form S-3
            (No. 333-25775), is incorporated herein by reference.

 4.5 Indenture, dated February 4, 1997, First Supplemental Indenture, dated February 4, 1997, and Supplemental Indenture of First
            Supplemental Indenture, dated May 22, 1997, between MBI, as issuer, and The Chase Manhattan Bank, as Indenture Trustee, filed as
            Exhibits 4.5, 4.6 and 4.12, respectively, to MBI's Registration
            Statement on Form S-4 (No. 333-25131), are incorporated herein by Reference.

 5.1 Opinion of Thompson Coburn as to the legality of the securities being registered.

 8.1 Opinion of Thompson Coburn regarding certain tax matters in the Merger.


                                    II-7

Exhibit
Number      Description                                                          Page
------      -----------                                                          ----
10.1        The Mercantile Bancorporation Inc. 1987 Stock Option Plan, as
            amended, filed as Exhibit 10-3 to MBI's Report on Form 10-K for the year ended December 31, 1989, is incorporated herein by reference.

10.2        The Mercantile Bancorporation Inc. Amended and Restated Executive
            Incentive Compensation Plan, filed as Annex H to MBI's definitive
            Proxy Statement for the 1997 Annual Meeting of Shareholders, is incorporated herein by reference.

10.3 The Mercantile Bancorporation Inc. Employee Stock Purchase Plan, filed as Exhibit 10-7 to MBI's Report on Form 10-K for the year ended December 31, 1989, is incorporated herein by reference.

10.4 The Mercantile Bancorporation Inc. 1991 Employee Incentive Plan, filed as Exhibit 10-7 to MBI's Report on Form 10-K for the year ended December 31, 1990, is incorporated herein by reference.

10.5        Amendment Number One to the Mercantile Bancorporation Inc. 1991
            Employee Incentive Plan, filed as Exhibit 10-6 to MBI's Report on
            Form 10-K for the year ended December 31, 1994, is incorporated herein by reference.

10.6        The Mercantile Bancorporation Inc. Amended and Restated Stock
            Incentive Plan, filed as Annex G to MBI's definitive Proxy Statement for the 1997 Annual Meeting of Shareholders, is incorporated herein by reference.

10.7        The Mercantile Bancorporation Inc. 1994 Stock Incentive Plan for
            Non-Employee Directors, filed as Appendix E to MBI's definitive
            Proxy Statement for the 1994 Annual Meeting of Shareholders, is incorporated herein by reference.

10.8        The Mercantile Bancorporation Inc. Voluntary Deferred Compensation
            Plan, filed as Appendix D to MBI's definitive Proxy Statement for the 1994 Annual Meeting of Shareholders, is incorporated herein by reference.

10.9 Form of Employment Agreement for Thomas H. Jacobsen, as amended, filed as Exhibit 10-8 to MBI's Report on Form 10-K for the year ended December 31, 1989, is incorporated herein by reference.

10.10       Form of Change of Control Employment Agreement for John W. McClure,
            W. Randolph Adams, John Q. Arnold and Certain Other Executive
            Officers, filed as Exhibit 10-10 to MBI's Report on Form 10-K for the year ended December 31, 1989, is incorporated herein by reference.

10.11 Agreement and Plan of Reorganization, dated August 4, 1995, by and between MBI and Hawkeye Bancorporation, filed as Exhibit 2.1 to MBI's Registration Statement (File No. 33-63609), is incorporated herein by reference.

10.12 The Mercantile Bancorporation Inc. Supplemental Retirement Plan, filed as Exhibit 10-12 to MBI's Report on Form 10-K for the year ended December 31, 1992, is incorporated herein by reference.

                                    II-8

Exhibit
Number      Description                                                          Page
------      -----------                                                          ----
10.13       Agreement and Plan of Reorganization, dated October 27, 1996, by and among MBI, Ameribanc, Inc. and Mark Twain Bancshares, Inc., filed as
            Exhibit 2.1 to MBI's Report on Form 8-K filed November 6, 1996, is incorporated herein by reference.

10.14       Amendment to Agreement and Plan of Reorganization, dated January 24,
            1997, by and among MBI, Ameribanc, Inc. and Mark Twain Bancshares,
            Inc., filed as Exhibit 10-16 to Amendment No. 2 to MBI's
            Registration Statement (File No. 333-17757), is incorporated herein by reference.

10.15 Stock Option Agreement, dated October 27, 1996, by and between MBI, as grantee, and Mark Twain Bancshares, Inc., as issuer, filed as
            Exhibit 2.2 to MBI's Report on Form 8-K filed on November 6, 1996, is incorporated herein by reference.

10.16 Agreement and Plan of Reorganization, dated December 22, 1996, by and between MBI and Roosevelt Financial Group, Inc., filed as
            Exhibit 2.1 to MBI's Report on Form 8-K filed on December 30, 1996, is incorporated herein by reference.

10.17 Stock Option Agreement, dated December 22, 1996, by and between MBI, as grantee, and Roosevelt Financial Group, Inc., as issuer, filed as
            Exhibit 2.1 to MBI's Report on Form 8-K filed on December 30, 1996, is incorporated herein by reference.

10.18 Employment Agreement for Alvin J. Siteman, dated November 18, 1996, filed as Exhibit 10.3 to MBI's Report on Form 10-Q for the quarter ended March 31, 1997, is incorporated herein by reference.

10.19 Employment Agreement for John P. Dubinsky, dated October 27, 1996, filed as Exhibit 10.4 to MBI's Report on Form 10-Q for the quarter ended March 31, 1997, is incorporated herein by reference.

10.20       Employment Agreement for Stanley J. Bradshaw, dated December 22,
            1996, filed as Exhibit 10 to MBI's Report on Form 10-Q for the quarter ended June 30, 1997, is incorporated herein by reference.

23.1 Consent of KPMG Peat Marwick LLP with regard to the use of its reports on MBI's financial statements.

23.2 Consent of Moore Stephens Frost with regard to the use of its report on Horizon's financial statements.

23.3 Consent of Deloitte & Touche LLP with regard to the use of its report on Horizon's financial statements.

23.4 Consent of KPMG Peat Marwick LLP with regard to the use of its report on Roosevelt's financial statements.

23.5        Consent of Stephens Inc.


                                    II-9

Exhibit
Number      Description                                                          Page
------      -----------                                                          ----
23.6        Consent of Thompson Coburn (included in Exhibit 5.1).

24.1        Power of Attorney (included on signature page hereto).

                                    II-10